Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

DOCUSIGN, INC.,

SPARROW MERGER SUB, INC.,

SPRINGCM INC.,

AND

TF CORPORATE SERVICES LLC

As Stockholders’ Representative

July 31, 2018

i

TABLE OF CONTENTS

(Continued)

ii

TABLE OF CONTENTS

(Continued)

iii

INDEX OF ANNEXES, EXHIBITS AND SCHEDULES

Annex	Description

Annex A	Certain Defined Terms

Exhibit	Description

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Charter Amendment
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Joinder Agreement
Exhibit E	Form of Parachute Payment Waiver
Exhibit F	Knowledge Individuals

Schedules	Description

Schedule A	Sample Working Capital Statement
Schedule A-1	Specified Optionholders
Schedule B	Key Employees
Schedule C	Specified Matters
Schedule D	Specified Warrants
Schedule 2.2(b)(ix)(A)	Consents, Waiver and Approvals
Schedule 2.2(b)(ix)(B)	Terminated Agreements
Schedule 2.2(b)(xix)	Product Matters

iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 31, 2018 (the “Agreement Date”) by and among DocuSign, Inc., a Delaware corporation (“Parent”), Sparrow Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), SpringCM Inc., a Delaware corporation (the “Company”), and TF Corporate Services LLC, in its capacity as the representative of the Company Indemnitors (the “Stockholders’ Representative”). All capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in Annex A.

WITNESSETH

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company believe it is advisable and in the best interests of each corporation and its respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”), in accordance with this Agreement, Delaware Law and, in furtherance thereof, have approved this Agreement, the Merger and the other transactions contemplated herein (collectively, the “Transactions”).

WHEREAS, as a material inducement to Parent and Merger Sub to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement by the parties hereto, each of the Key Employees is (a) executing and delivering to Parent an Offer Letter (the “Key Employee Offer Letters”), and (b) is entering into a Non-Competition and Non-Solicitation Agreement, each of which will be effective only upon the Closing.

WHEREAS, prior to the execution and delivery of this Agreement, the Company has delivered to Parent and Merger Sub the written consent of the Company Stockholders conditioned on the execution and delivery of this Agreement (such written consent, “Company Stockholder Consent”) representing not less than (a) a majority of the outstanding number of shares of Company Capital Stock (voting together as a single voting class and on an as-converted to Company Common Stock basis), (b) 70% of the Company Preferred Stock excluding the Company Series E Preferred Stock, voting together as a single voting class and on an as-converted to Company Common Stock basis, and (c) 50% of the Company Series E Preferred Stock, in each case, outstanding as of the date of this Agreement (collectively, the “Company Stockholder Approval”), in favor of this Agreement and the Transactions, including the Merger.

WHEREAS, as a material inducement to Parent and Merger Sub to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement by the parties hereto, certain of the Company Stockholders will have executed and delivered to Parent a Joinder Agreement, dated as of the date hereof.

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements, as more fully set forth herein, in connection with the Merger and the other Transactions.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.

(a) The Merger. Upon the terms and subject to the conditions set forth in this Agreement and subject to the applicable provisions of Delaware Law, at the Closing, Parent and the Company shall cause Merger Sub to be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger and as a wholly owned subsidiary of Parent. Parent and the Company shall cause the Merger to be consummated and become effective under Delaware Law by filing a Certificate of Merger in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of Delaware Law. The time of such filing and acceptance by the Secretary of State of the State of Delaware, or such other later time as may be agreed in writing by Parent and the Company and specified in the Certificate of Merger, is referred to herein as the “Effective Time.” The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

(b) The Surviving Corporation of the Merger.

(i) Certificate of Incorporation and Bylaws.

(A) Certificate of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is SpringCM Inc.”

(B) Bylaws. Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation as of the Effective Time until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

(ii) Directors and Officers.

(A) Directors. Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation until his or her successors is duly elected and qualified.

(B) Officers. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

1.2 General Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

1.3 Effects of the Merger on Securities of Merging Corporations.

(a) Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company, the Company Stockholders or any other Person, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall thereupon evidence ownership only of such shares of capital stock of the Surviving Corporation.

(b) Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the Company Stockholders or any other Person, solely upon surrender of the applicable Company Stock Certificate (or Affidavit of Loss) in respect thereof and the Exchange Documents all in the manner provided in Section 2.3(d), and in each case subject to withholdings and adjustments as set forth in Section 1.5 and Section 1.6:

(i) Each share of Company Series A Preferred Stock (other than Dissenting Shares) that is issued and outstanding as of immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive an amount in cash equal to the Per Share Series A Consideration;

(ii) Each share of Company Series B Preferred Stock (other than Dissenting Shares) that is issued and outstanding as of immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive an amount in cash equal to the Per Share Series B Consideration;

(iii) Each share of Company Series C Preferred Stock (other than Dissenting Shares) that is issued and outstanding as of immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive an amount in cash equal to the Per Share Series C Consideration;

(iv) Each share of Company Series D Preferred Stock (other than Dissenting Shares) that is issued and outstanding as of immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive an amount in cash equal to the Per Share Series D Consideration;

(v) Each share of Company Series D-1 Preferred Stock (other than Dissenting Shares) that is issued and outstanding as of immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive an amount in cash equal to the Per Share Series D-1 Consideration;

(vi) Each share of Company Series D-2 Preferred Stock (other than Dissenting Shares) that is issued and outstanding as of immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive an amount in cash equal to the Per Share Series D-2 Consideration;

(vii) Each share of Company Series D-3 Preferred Stock (other than Dissenting Shares) that is issued and outstanding as of immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive an amount in cash equal to the Per Share Series D-3 Consideration;

(viii) Each share of Company Series D-4 Preferred Stock (other than Dissenting Shares) that is issued and outstanding as of immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive an amount in cash equal to the Per Share Series D-4 Consideration;

(ix) Each share of Company Series E Preferred Stock (other than Dissenting Shares) that is issued and outstanding as of immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive an amount in cash equal to the Per Share Series E Consideration;

(x) Each share of Company Common Stock (other than Cancelled Shares and Dissenting Shares) that is issued and outstanding as of immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive an amount in cash equal to the Per Share Common Consideration;

(xi) Until so surrendered, each Company Stock Certificate that is outstanding after the Effective Time shall be deemed, for all purposes after the Effective Time, to evidence only the right to receive the consideration payable pursuant to the above Sections 1.3(b)(i)-(x). For purposes of calculating the aggregate amount of consideration payable to each Company Stockholder pursuant to Sections 1.3(b)(i)-(x), (A) all shares of the Company Capital Stock held by each such Company Stockholder shall be aggregated and (B) the amount of cash to be paid to each Company Stockholder for their aggregate consideration for all shares of Company Capital Stock held by such Company Stockholder shall be rounded down to the nearest whole cent.

(xii) Each share of Company Capital Stock that is issued and outstanding and held by the Company as of immediately prior to the Effective Time (“Cancelled Shares”) shall be cancelled without any consideration paid therefor.

(xiii) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the Effective Time and with respect to which the holder thereof has properly demanded appraisal rights in accordance with Section 262 of Delaware Law, and who has not effectively withdrawn or lost such holder’s appraisal rights under Delaware Law (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.3(b)(i)-(x), but the holder thereof shall only be entitled to such rights as are provided by Delaware Law. Notwithstanding the provisions of this Section 1.3(b)(xiii), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 1.3(b)(i)-(x), without interest thereon, and subject to the escrow provisions set forth in Section 2.3(b)(ii) and Article VIII and expense provisions in Article IX, upon surrender of the certificate representing such shares. The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Company Stockholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Company Stockholder prior to the Company receiving Parent’s prior written consent.

(c) Company Options.

(i) Vested Company Options. No Vested Company Options shall be assumed or continued by Parent and the Company in connection with the Merger or the other transactions contemplated hereby. Each Vested Company Option outstanding as of immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive at the Effective Time with respect to each share subject thereto, subject to the execution and delivery by such Company Option Holder of an option cancellation agreement (which shall include a release) in a form mutually acceptable to Parent and the Company (an “Option Cancellation Agreement”), an amount in cash, without interest, equal to the excess, if any, of the Per Share Common Consideration for each share of Company Common Stock issuable upon the exercise in full of such Company Option over the per share exercise price of such Vested Company Option (such excess amount being hereinafter referred to as the “Vested Company Option Cash Out Amount”), subject to adjustment in accordance with Section 1.6. Vested Company Options with a per share exercise price greater than or equal to the Per Share Common Consideration shall be cancelled without consideration. The payment of the Vested Company Option Cash Out Amount to any holder of Vested Company Options shall be paid at such time(s) provided in this Agreement to the Surviving Corporation for further payment to the holders of Employee Company Options through the Surviving Corporation’s payroll processing system net of applicable Tax withholding and deductions, and in respect of Non-Employee Company Options, shall be paid to the Payment Agent for further payment to the Non-Employee Company Option Holders. For purposes of calculating the aggregate amount of consideration payable in respect of each Vested Company Option pursuant to this Section 1.3(c), (x) all shares of Company Common Stock issuable upon the exercise in full of the Vested Company Options held by each holder of Vested Company Options shall be aggregated and (y) the amount of cash to be paid to each such holder of Vested Company Options shall be rounded down to the nearest whole cent.

(ii) Unvested Company Options. No Unvested Company Options shall be assumed or continued by Parent and the Company in connection with the Merger or the other transactions contemplated hereby. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders or recipients of Unvested Company Options, each Unvested Company Option that is outstanding immediately prior to the Effective Time shall be cancelled and extinguished for no consideration and shall cease to exist.

(iii) Necessary Actions. Prior to the Effective Time, and subject to the prior review and approval of Parent, the Company shall take all actions necessary to effect the transactions anticipated by this Section 1.3(c) under the Plans and any Contract applicable to any Company Option (whether written or oral, formal or informal), including delivering all required notices, obtaining all necessary approvals and consents, and delivering evidence satisfactory to Parent that all necessary determinations by the Company’s Board of Directors (the “Company Board”) or applicable committee of the Company Board to terminate all Company Options in accordance with this Section 1.3(c) have been made. The Company shall take all actions necessary to terminate the Plans prior to the Effective Time. From and after the Agreement Date, the Company shall not permit any holders of Company Options to exercise such options prior to the Effective Time.

(d) Company Warrants.

(i) Neither Parent nor any of its Affiliates (including the Surviving Corporation) shall assume or otherwise replace a Company Warrant in connection with the Merger or the other Transactions. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger, the terms of the Specified Warrants, and the Warrant Cancellation Agreements in respect of the Company Warrants other than Specified Warrants, and without any action on the part of Parent, Merger Sub, the Company, or the holders of Company Warrants (each such holder as of immediately prior to the Closing, a “Company Warrantholder”), each Company Warrant that is outstanding immediately prior to the Effective Time shall be cancelled, extinguished and shall cease to exist. In exchange for the cancellation and extinguishment of the Company Warrants pursuant to this Section 1.3(d), each person who, at the Effective Time, was holding a Company Warrant shall receive an amount in cash equal to (subject to adjustment in accordance with Section 1.6):

(A) in respect of each Company Common Stock Warrant, the product of (x) the excess, if any, of the Per Share Common Consideration, without interest, over the per share exercise price of such Company Common Stock Warrant and (y) the number of shares of Company Common Stock into which such Company Common Stock Warrant is convertible pursuant to the terms of its governing documents;

(B) in respect of each Company Series D Preferred Warrant, the product of (x) the excess, if any, of the Per Share Common Consideration, without interest, over the per share exercise price of such Company Series D Preferred Warrant and (y) the number of shares of Company Common Stock for each share of Company Series D Preferred Stock into which such Company Series D Preferred Warrant is convertible pursuant to the terms of its governing documents and the Charter Documents;

(C) in respect of each Company Series D-1 Preferred Warrant, the product of (x) the excess, if any, of the Per Share Common Consideration, without interest, over the per share exercise price of such Company Series D-1 Preferred Warrant and (y) the number of shares of Company Common Stock for each share of Company Series D-1 Preferred Stock into which such Company Series D-1 Preferred Warrant is convertible pursuant to the terms of its governing documents and the Charter Document;

(D) in respect of each Company Series D-4 Preferred Warrant, the product of (x) the excess, if any, of the Per Share Series D-4 Consideration, without interest, over the per share exercise price of such Company Series D-4 Preferred Warrant and (y) the number of shares of Company Series D-4 Preferred Stock into which such Company Series D-4 Preferred Warrant is convertible pursuant to the terms of its governing documents;

(E) in respect of each Company Series E Preferred Warrant, the product of (x) the excess, if any, of the Per Share Series E Consideration, without interest, over the per share exercise price of such Company Series E Preferred Warrant and (y) the number of shares of Company Series E Preferred Stock into which such Company Series E Preferred Warrant is convertible pursuant to the terms of its governing documents;

in each case as of immediately prior to the Effective Time, and subject to the withholdings and adjustments set forth in Section 1.5 (“Warrant Consideration”).

Company Common Stock Warrants with a per share exercise price greater than or equal to the Per Share Common Consideration (“Out-of-the-Money Warrants”) shall be cancelled without consideration. The payment of the Warrant Consideration to any holder of Company Warrants shall be paid at such time(s) provided in this Agreement to the Payment Agent for further payment to the Company Warrantholders that would receive consideration under this Section 1.3(d). For purposes of calculating the aggregate amount of consideration payable in respect of a Company Warrant pursuant to this Section 1.3(d), (x) all shares of Company Capital Stock issuable upon the exercise in full of the Company Warrants held by each holder of Company Warrants shall be aggregated and (y) the amount of cash to be paid to each such holder of Company Warrants shall be rounded down to the nearest whole cent.

(ii) The Company shall, promptly after the date hereof and prior to the Closing, take or cause to be taken all actions (including providing any notices and using commercially reasonable efforts to obtain Warrant Cancellation Agreements from each Company Warrantholder in a form to be mutually agreed to by Parent and the Company) that are required under any Company Warrant, or are otherwise reasonably necessary or appropriate to cause the Company Warrants to be treated in accordance with this Section 1.3(d), and shall use commercially reasonable efforts to ensure that any exercise of a Company Warrant occur at least five (5) Business Days prior to Closing.

1.4 Working Capital and Cash Adjustments.

(a) Pre-Closing Statements. At least five Business Days prior to the Closing Date, the Company shall deliver to Parent (i) a statement prepared in accordance with the Sample Working Capital Statement and that is reasonably acceptable to Parent (the “Pre-Closing WC Statement”) setting forth in reasonable detail the Company’s good faith estimate of Closing Working Capital and Closing Working Capital Adjustment (including all components thereof) (such estimates, the “Estimated Closing Working Capital” and “Estimated Closing Working Capital Adjustment,” respectively) and (ii) a written statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate of (A) Closing Cash (such estimate, the “Estimated Closing Cash”), (B) Closing Indebtedness (such estimate, the “Estimated Closing Indebtedness”), and (C) Closing Third Party Expenses (such estimate, the “Estimated Closing Third Party Expenses”), in each case, accompanied by reasonably detailed back-up documentation for such calculations. The Company shall prepare the Pre-Closing WC Statement in accordance with GAAP as consistently applied by the Company for pre-Closing periods and, to the extent consistent with GAAP, using the same accounting principles, practices, procedures, policies and methods, with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies that were employed in the preparation of the Sample Working Capital Statement. The Company shall make available to Parent and its Representatives the work papers (subject to the execution of customary work paper access letters, if requested) and other books and records used in preparing the Pre-Closing WC Statement and Estimated Closing Statement and reasonable access to employees of the Company as Parent may reasonably request in connection with its review of such statements, and will otherwise cooperate in good faith with Parent’s and its Representatives review of such statements and shall take into consideration in good faith any comments of Parent on the Pre-Closing WC Statement or the Estimated Closing Statement, as applicable. Notwithstanding the foregoing, in no event will any of Parent’s rights be considered waived, impaired or otherwise limited as a result of Parent not making an objection prior to the Closing or its making an objection that is not fully implemented in a revised Pre-Closing WC Statement or Estimated Closing Statement, as applicable.

(b) Post-Closing WC Statement; Post-Closing General Statement. As promptly as practicable, but in no event later than 120 calendar days after the Closing Date, Parent shall prepare and deliver, or cause to be prepared and delivered, to the Stockholders’ Representative (i), a statement (the “Post-Closing WC Statement”) setting forth in reasonable detail Parent’s calculations of (i) the Closing Working Capital (including all components thereof), and (ii) a statement (the “Post-Closing General Statement” and together with the Post-Closing WC Statement, the “Post-Closing Statements, and each a “Post-Closing Statement”) setting forth in reasonable detail Parent’s calculation of Closing Cash, Closing

Indebtedness, and Closing Third Party Expenses, and the Post-Closing Adjustment Amount (as defined below), in each case accompanied by reasonably detailed back-up documentation for such calculations. Parent shall prepare such Post-Closing Statement in accordance with GAAP as consistently applied by the Company for pre-Closing periods, and to the extent consistent with GAAP, using the same accounting principles, practices, procedures, policies and methods, with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies that were employed in the preparation of the Sample Working Capital Statement.

(c) Review of Post-Closing Statements. The Stockholders’ Representative shall have 30 days following its receipt of any Post-Closing Statements (the “Review Period”) to review the Post-Closing Statements. During the Review Period, the Resolutions Period and any additional period until all items in the Dispute Statement are finally resolved as provided in Section 1.4(d), Parent and the Company shall make available to the Stockholders’ Representative and its Representatives the work papers (subject to the execution of customary work paper access letters, if requested) and other books and records used in preparing each of the Post-Closing Statements and reasonable access (on prior notice and during business hours) to employees of the Company as the Stockholders’ Representative (or its Representatives) may reasonably request in connection with its review of such statements. On or before the expiration of the Review Period, the Stockholders’ Representative shall deliver to Parent a written statement accepting or disputing each item set forth on the Post-Closing Statements. In the event that the Stockholders’ Representative disputes an item on a Post-Closing Statement, the Stockholders’ Representative shall deliver to Parent a statement (a “Dispute Statement”) that includes (i) a reasonably detailed itemization of the Stockholders’ Representative’s objections and the reasons therefore, together with supporting documentation, information and calculations and (ii) the Stockholders’ Representative’s alternative calculation of each disputed item. Any component of a Post-Closing Statement that is not disputed in a Dispute Statement shall be final and binding on the parties hereto and not subject to appeal. If the Stockholders’ Representative does not deliver a Dispute Statement to Parent within the Review Period or delivers a statement accepting all items detailed on one or both of the Post-Closing Statements, such Post-Closing Statement shall be final and binding on the parties hereto and not subject to appeal.

(d) Dispute Resolution. If the Stockholders’ Representative delivers a Dispute Statement during the Review Period, Parent and the Stockholders’ Representative shall promptly meet and attempt in good faith to resolve their differences with respect to the disputed items set forth in the Dispute Statement during the thirty (30) calendar days immediately following the Parent’s receipt of the Dispute Statement, or such longer period as Parent and the Stockholders’ Representative may mutually agree (the “Resolution Period”). Any such disputed items that are resolved by Parent and the Stockholders’ Representative during the Resolution Period shall be final and binding on the parties hereto and not subject to appeal. If Parent and the Stockholders’ Representative do not resolve all such disputed items by the end of the Resolution Period, Parent and the Stockholders’ Representative shall submit all items remaining in dispute with respect to the Dispute Statement to Deloitte LLP (the “Accounting Firm”) for review and resolution. The Accounting Firm shall act as an expert and not an arbitrator. The Accounting Firm shall make all calculations in accordance with GAAP as consistently applied by the Company for pre-Closing periods, and to the extent consistent with GAAP, the practices used in preparation of the Sample Working Capital Statement, shall determine only those items remaining in dispute between Parent and the Stockholders’ Representative, and shall not be permitted or authorized to assign a dollar amount to any item in dispute greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. Each of Parent and the Stockholders’ Representative shall (i) enter into a customary engagement letter with the Accounting Firm at the time such dispute is submitted to the Accounting Firm and otherwise reasonably cooperate with the Accounting Firm, (ii) have the opportunity to submit a written statement in support of their respective positions with respect to such disputed items, to provide supporting material to the Accounting Firm in defense of their respective positions with respect to such disputed items and to submit a written statement responding to the other party’s position with respect to such disputed items and (iii) subject to customary confidentiality and indemnity agreements, provide the Accounting Firm with access to their respective books, records, personnel and representatives and such other information as the Accounting Firm may require in order to render its determination. The Accounting Firm shall be instructed to deliver to Parent and the Stockholders’ Representative a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by Parent and the Stockholders’ Representative) of the disputed items within thirty (30) calendar days of receipt of the disputed items, which determination shall be final and binding on the parties hereto and not subject to appeal, absent manifest error or fraud. The fees and expenses of the Accounting Firm shall be borne by the Parent, on the one hand, and the Stockholders’ Representative (first out of the Expense Fund, and only after the Expense Fund is exhausted, then from the Company Indemnitors directly), on the other hand, based on a percentage equal to (x) the portion of the total amounts disputed not awarded to each such party divided by (y) the total amounts disputed. For example, if the Stockholders’ Representative challenges the calculation of the Closing Working Capital by an amount of $100,000, but the Accounting Firm determines that the Stockholders’ Representative has a valid claim for only $60,000, the Stockholders’ Representative will bear (first out of the Expense Fund, and only after the Expense Fund is exhausted, then from the Company Indemnitors directly) forty percent (40%) of the fees and expenses of the Accounting Firm and Parent will bear the other sixty percent (60%) of such fees and expenses. For clarity, except with respect to claims of fraud, the process set forth in this Section 1.4(d) shall be the exclusive remedy for disputes related to the Closing Working Capital, Closing Working Capital Adjustment, and Closing Cash set forth in the Pre-Closing Statement, the Post-Closing Statements, or the Dispute Statement.

(e) Post-Closing Payments.

(i) If the Post-Closing Adjustment Amount as finally determined pursuant to this Section 1.4 is negative (the absolute value of such negative amount, the “Post-Closing Deficit”), then the Company Indemnitors shall owe Parent the Post-Closing Deficit. Payment of any Post-Closing Deficit shall come, first, from the Escrow Fund and Parent and the Stockholders’ Representative shall provide a joint written instruction to the Escrow Agent to deliver an amount in cash equal to the amount of the Post-Closing Deficit from the Escrow Fund. For avoidance of doubt, any recovery of any such Post-Closing Deficit shall not be subject to any of the limitations on indemnification set forth in Section 8.3.

(ii) If the Post-Closing Adjustment Amount is positive (the absolute value of such Post-Closing Adjustment Amount, the “Post-Closing Increase”), then Parent shall, no later than five (5) Business Days after the final determination of the Post-Closing Adjustment Amount pursuant to this Section 1.4, pay the Post-Closing Increase in respect of (1) Employee Company Options held by Specified Optionholders, to the Surviving Corporation for further payment to such Specified Optionholders through the Surviving Corporation’s payroll processing system net of applicable Tax withholding and deductions and (2) Company Capital Stock and Company Warrants, to the Payment Agent for further distribution to the applicable Company Indemnitors, in each case, in accordance with each Company Indemnitor’s respective Pro Rata Portion.

(iii) “Post-Closing Adjustment Amount” means the net amount (if disputed, as finally determined in accordance with this Section 1.4) which may be positive or negative (as to the overall net amount and each component used in the calculation of such net amount), equal to:

(A) the Closing Cash, as finally determined pursuant to this Section 1.4, minus the Estimated Closing Cash, as set forth on the Estimated Closing Statement; plus

(B) the Estimated Closing Third Party Expenses, as set forth on the Estimated Closing Statement, minus the Closing Third Party Expenses, as finally determined in accordance with this Section 1.4; plus

(C) the Estimated Closing Indebtedness, as set forth on the Estimated Closing Statement, minus the Closing Indebtedness, as finally determined in accordance with this Section 1.4; minus

(D) if the Closing Working Capital Adjustment as finally determined pursuant to this Section 1.4 is less than the Estimated Working Capital Adjustment (the absolute value of such difference, the “Negative Closing Working Capital Adjustment Amount”), the Negative Closing Working Capital Adjustment Amount; plus

(E) if the Closing Working Capital Adjustment as finally determined pursuant to this Section 1.4 is greater than the Estimated Working Capital Adjustment (such excess, the “Positive Closing Working Capital Adjustment Amount”), the Positive Closing Working Capital Adjustment Amount.

(f) Any payment made under this Section 1.4 or Article VIII, to the maximum extent permitted by applicable Law, shall be treated, including for all Tax purposes, as an adjustment to the Total Merger Consideration.

1.5 Escrow Fund; Expense Fund. Each Company Indemnitor’s Pro Rata Portion of each of the Escrow Amount and Expense Fund shall be withheld from the Merger Consideration otherwise payable to such Company Indemnitor on the Closing Date under Section 1.3(b), Section 1.3(c)(i) and/or Section 1.3(d).

1.6 Loan Repayment. Any Company Employee who owes an outstanding loan balance to the Company as of immediately prior to the Effective Time (including both principal and accrued interest, an “Outstanding Balance,” and each such Company Employee, a “Company Employee Borrower”) shall enter into a loan repayment agreement in a form mutually satisfactory to the Company and Parent (each, a “Loan Repayment Agreement”), which Loan Repayment Agreement shall provide that (a) if the Outstanding Balance is less than or equal to the amount of Merger Consideration listed for such Company Employee on the Closing Spreadsheet pursuant to Section 6.8(j), net of any withholding, and after any amounts to be contributed by such Company Employee to the Escrow Fund or Expense Fund (such amount of Merger Consideration as listed, the “Closing Merger Consideration”), then the Outstanding Balance shall be satisfied by being deducted from any portion of the Closing Merger Consideration otherwise due to such Company Employee under Section 1.3, and (b) if the Outstanding Balance is greater than the Company Employee’s Closing Merger Consideration, then the portion of the Outstanding Balance that is less than or equal to the Closing Merger Consideration shall be satisfied by being deducted from any portion of the Closing Merger Consideration otherwise due to such Company Employee under Section 1.3, and the remaining portion of the Outstanding Balance shall be paid by the Company Employee to the Company no later than five (5) Business Days prior to Closing. Any amount that is actually deducted from the Closing Merger Consideration of any Company Employee in accordance with the Loan Repayment Agreements shall be referred to as the “Offset Amount,” and reflected in the Closing Spreadsheet, and the aggregate of all Offset Amounts pursuant to the Loan Repayment Agreements shall be referred to as the “Aggregate Loan Repayment Amount.”

1.7 Further Action. If at any time from and after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Merger Sub, and the officers and directors of the Company, Parent and Merger Sub, are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action.

ARTICLE II

CLOSING, CLOSING CONDITIONS AND CLOSING PAYMENTS

2.1 The Closing. Unless this Agreement is validly terminated pursuant to Section 7.1, Parent, Merger Sub and the Company shall consummate the Merger at a closing (the “Closing”) within three (3) Business Days following satisfaction or waiver (if permissible hereunder) of the conditions set forth in Section 2.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver (if permissible hereunder) of those conditions at the Closing). The Closing shall take place by exchange of electronic deliveries and signatures, unless another place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing occurs hereunder shall be referred to herein as the “Closing Date.”

2.2 Closing Conditions.

(a) Mutual Conditions. The respective obligations of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(i) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(ii) Regulatory Approvals. All applicable waiting periods (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or early termination of such waiting periods shall have been granted.

(iii) No Legal Restraints. No Law or Order (whether temporary, preliminary or permanent) shall be in effect which has the effect of making the Merger or any other transaction contemplated hereby illegal or otherwise prohibiting or preventing consummation of the Merger or any other transaction contemplated hereby in accordance with the terms hereof or of any Related Agreement.

(iv) Escrow Agreement. Parent, the Stockholders’ Representative and the Escrow Agent shall have entered into an Escrow Agreement in substantially the form attached hereto as Exhibit C (the “Escrow Agreement”) to be effective as of the Effective Time.

(v) R&W Policy. The R&W Policy shall have been bound and shall be in effect as of the Effective Time.

(b) Additional Parent and Merger Sub Conditions. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following additional conditions, any of which may be waived in writing exclusively by Parent:

(i) Company Representations and Warranties. The representations and warranties of the Company (other than the representations and warranties set forth in Section 3.6(f)(ii)) shall have been true and correct as of the Agreement Date, and shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of the Company made only as of a specified date, which shall be true and correct in all respects as of such date) except in all cases to the extent that the failure of such representations and warranties to be so true and correct has not had a Company Material Adverse Effect (it being agreed that any “materiality” and “Company Material Adverse Effect” qualifications in particular representations and warranties shall be disregarded in determining whether any such failures to be true and correct have had a Company Material Adverse Effect for purposes of this sentence; provided that the word “Material” shall not be read out of the term “Material Contract” or “Material Contracts”). The representations and warranties of the Company in Section 3.6(f)(ii) shall have been true and correct in all respects as of the Agreement Date.

(ii) Company Covenants. The Company shall have performed and complied with, in all material respects, each of the covenants and obligations under this Agreement required to be performed and complied with by the Company on or prior to the Closing in all respects. The Company shall have delivered to Parent all certificates and other documents that it is required to deliver to Parent pursuant to this Agreement on or prior to the Closing, including the Closing Spreadsheet, the Company Closing Financial Certificate, the Pre-Closing WC Statement and the Estimated Closing Statement.

(iii) No Company Material Adverse Effect. There shall not have occurred a Company Material Adverse Effect that is continuing.

(iv) No Actions. There shall be no Action of any kind or nature pending or threatened in writing by any Governmental Entity and no Action of any kind or nature pending or threatened in writing by any current or former Company Stockholder against Parent or any of its Affiliates, or against the Company or any of its Affiliates, seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of equity of the Surviving Corporation.

(v) Joinder Agreements. Company Stockholders holding in the aggregate at least 95% of the Total Outstanding Shares in the aggregate shall have executed and delivered to Parent a Joinder Agreement, in the form attached hereto as Exhibit D (the “Joinder Agreements”), and all such Joinder Agreements shall be in full force and effect.

(vi) Parachute Payment Waivers. Each Employee who is required to sign a Parachute Payment Waiver, in the form attached hereto as Exhibit E (the “Parachute Payment Waiver”) as determined pursuant to Section 6.14 hereof shall have previously executed and delivered to the Company a Parachute Payment Waiver, and such Parachute Payment Waiver shall continue to be in effect immediately prior to the Effective Time.

(vii) Tax Forms. Parent shall have received a properly completed IRS Form W-9, or the appropriate version of IRS Form W-8, if applicable, from each of the Company and from each Person entitled to receive any payment of Closing Indebtedness or Closing Third Party Expenses in connection with the Closing.

(viii) Non-Competition and Non-Solicitation Agreements; Offer Letters.

(A) Each of the Non-Competition and Non-Solicitation Agreements executed concurrently with this Agreement by the Key Employees shall be in full force and effect and shall not have been revoked, rescinded, or otherwise repudiated by the respective signatories thereto.

(B) Each Key Employee Offer Letters executed concurrently with this Agreement by the Key Employees shall be in full force and effect and shall not have been revoked, rescinded or otherwise repudiated by the respective signatories thereto, and no Key Employee shall have terminated his or her employment with the Company (or one of its Subsidiaries, as applicable) or, to the Knowledge of the Company, expressed an intention (whether formally or informally) in terminating his or her employment with the Surviving Corporation or Parent (or one of its Subsidiaries, as applicable) following the Closing.

(C) At least 90% of the Company’s employees to whom Parent has provided an Offer Letter: (x) shall have delivered to Parent his or her executed Offer Letter and the other standard employment documents executed by Parent employees, in each case, effective on the first Business Day after the Closing Date, and (y) shall not have terminated his or her employment with the Company (or one of its Subsidiaries, as applicable) or, to the Knowledge of the Company, expressed an intention (whether formally or informally) in terminating his or her employment with the Surviving Corporation or Parent or any of their subsidiaries, as applicable, following the Closing.

(ix) Consents, Waivers, Releases, Approvals and Terminations.

(A) Parent shall have received evidence reasonably satisfactory that all necessary notices, consents, waivers and approvals as required in connection with the Transactions pursuant to Contracts set forth on Schedule 2.2(b)(ix)(A) have been sent or obtained (as applicable).

(B) Parent shall have received evidence reasonably satisfactory to Parent that each of the Contracts set forth on Schedule 2.2(b)(ix)(B) has been terminated (or will be terminated as of the Effective Time) and is of no further force or effect (or will be of no further force or effect as of the Effective Time).

(x) Termination of Certain Employee Plans. Parent shall have received the evidence of the termination of any Company Employee Plans contemplated by Section 6.10.

(xi) Resignation of Directors & Officers. Unless otherwise directed by Parent in writing prior to Closing, the Company shall deliver an executed resignation letter from each officer and each director of the Company and each of its Subsidiaries with respect to such role, in form and substance acceptable to Parent, effective as of the Effective Time.

(xii) Payoff Letters and Invoices. Parent shall have received (A) an executed payoff letter, dated no more than three (3) Business Days prior to the Closing Date, with respect to all Closing Indebtedness of the Company owed to such lender and the amounts payable to the lender thereof to (x) satisfy such Indebtedness as of the Closing Date and (ii) terminate and release any Encumbrances related thereto (each, a “Payoff Letter”); and (B) an invoice from each advisor or other service provider to the Company (other than any employee, director or officer of the Company) with respect to all Closing Third Party Expenses estimated to be due and payable to such advisor or other service provider as of the Closing Date, or a statement from such advisor or other service provider that all Closing Third Party Expenses estimated to be due and payable as of the Closing have been paid, in either case dated no more than three (3) Business Days prior to the Closing Date, (each, an “Invoice”).

(xiii) Appraisal Rights. Holders of no more than 3% of the outstanding shares of Company Capital Stock as of immediately prior to the Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise appraisal rights under Delaware Law with respect to such shares of Company Common Stock.

(xiv) Section 280G Matters. The Company shall have complied with Section 6.14 regarding the 280G Stockholder Approval.

(xv) Company Closing Certificates.

(A) Officer’s Certificate. Parent shall have received a certificate from the Company (the “Officer’s Certificate”), validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing the conditions set forth in Sections 2.2(b)(i)-(iv) have been satisfied.

(B) Company Closing Financial Certificate. Parent shall have received the Company Closing Financial Certificate, validly executed by the Chief Financial Officer of the Company.

(C) Secretary’s Certificate. Parent shall have received a certificate from the Company, validly executed by the Secretary of the Company for and on the Company’s behalf, certifying as to (i) the terms and effectiveness of the Charter Documents, (ii) the valid adoption of resolutions of the Company Board (whereby the Merger, this Agreement, the Charter Amendment, and the Transactions were unanimously approved by the Company Board), (iii) the valid adoption of this Agreement and the approval of the Merger and the Charter Amendment by the requisite holders of Company Capital Stock, and (iv) the results of any vote of the Company Stockholders pursuant to Section 6.14.

(D) FIRPTA Certificate. Parent shall have received (i) an original signed statement from the Company, that the Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation”, as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h) and reasonably satisfactory to Parent, and (ii) an original signed notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of the Company, and in form and substance reasonably satisfactory to Parent.

(xvi) Charter Amendment Approval. The required approval of the Company Stockholders and Company Board necessary to approve an amendment to the Certificate of Incorporation in the form attached hereto as Exhibit B (the “Charter Amendment”) shall have been obtained, and the Company shall have delivered to Parent such approvals and a filed and stamped copy of such Charter Amendment from the Secretary of State of the State of Delaware.

(xvii) Financial Statements. The Company shall have delivered to Parent no later than August 31, 2018: (i) audited consolidated financial statements as of and for the fiscal years ended December 31, 2017 and December 31, 2016 (the “Audited Closing Financial Statements”), and (ii) unaudited consolidated financial statements that have been reviewed by the Company’s auditors for the fiscal quarters ended March 31, 2018 and June 30, 2018 (together, such financial statements in the foregoing clauses (i) and (ii), the “Closing Financial Statements”), and the Company’s auditor has agreed to issue the consent to file the Audited Closing Financial Statements in a public filing with the Securities and Exchange Commission.

(xviii) Product Matters. The Company shall have taken the actions listed under Part A of Schedule 2.2(b)(xviii), and shall have provided evidence reasonably satisfactory to Parent that such actions have been completed.

(xix) Required Warrant Cancellation Agreements. The Company shall have obtained and delivered to Parent the Warrant Cancellation Agreements from each Company Warrantholder holding, as of immediately prior to the Effective Time, any Company Warrants, other than Specified Warrants.

(xx) Loan Repayment Agreements. The Company shall have obtained and delivered to Parent a duly executed Loan Repayment Agreement from each of the Company Employee Borrowers, along with evidence reasonably satisfactory to Parent that any Outstanding Balance that is not included in the Offset Amount has been paid to the Company.

(c) Additional Company Conditions. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any of which may be waived in writing exclusively by the Company:

(i) Parent Representations and Warranties. The representations and warranties of Parent and Merger Sub that are not qualified by materiality shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of Parent and Merger Sub made only as of a specified date, which shall be true and correct in all material respects as of such date). The representations and warranties of Parent and Merger Sub that are qualified by materiality shall have been true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of Parent or Merger Sub made only as of a specified date, which shall be true and correct in all respects as of such date).

(ii) Parent Covenants. Parent and Merger Sub shall have performed and complied with, in all material respects, each of the covenants and obligations under this Agreement required to be performed and complied with by them prior to the Closing.

2.3 Payment of Merger Consideration.

(a) Closing Spreadsheet. At least five (5) Business Days prior to the Closing, the Company shall deliver to Parent the Closing Spreadsheet prepared in accordance with Section 6.8, and a draft of the Company Closing Financial Certificate.

(b) Delivery of Merger Consideration and Escrow Fund.

(i) Merger Consideration. As soon as reasonably practicable following the Closing (but in no event later than the next Business Day after Closing), Parent shall transfer, by wire transfer of immediately available funds:

(A) to the Payment Agent for exchange in accordance with this Article II, that portion of the Merger Consideration payable pursuant to Section 1.3(b)(i) in exchange for shares of Company Capital Stock, outstanding as of immediately prior to the Effective Time (less any amounts to be withheld and transferred to the Escrow Agent or Stockholder Representative in respect of the Escrow Amount or Expense Fund);

(B) to the Payment Agent for exchange in accordance with this Article II, that portion of Merger Consideration payable pursuant to Section 1.3(c)(i) payable to Company Option Holders in exchange for Vested Company Options which are Non-Employee Company Options outstanding as of immediately prior to the Effective Time, subject to delivery by each such Company Option Holder of an Option Cancellation Agreement, duly executed and completed in accordance with its terms;

(C) to the Payment Agent for exchange in accordance with this Article II, that portion of Merger Consideration payable to Company Warrantholders pursuant to Section 1.3(d) in exchange for Company Warrants (less any amounts to be withheld and transferred to the Escrow Agent or Stockholder Representative in respect of the Escrow Amount or Expense Fund), outstanding as of immediately prior to the Effective Time;

(D) to the Surviving Corporation for further payment through the Surviving Corporation’s payroll processing system net of applicable Tax withholding in accordance with this Article II, that portion of Merger Consideration payable to Company Option Holders pursuant to Section 1.3(c)(i) in exchange for Vested Company Options which are Employee Company Options (less any amounts to be withheld and transferred to the Escrow Agent or Stockholder Representative in respect of the Escrow Amount or Expense Fund) outstanding as of immediately prior to the Effective Time, subject to delivery by each such Company Option Holder of an Option Cancellation Agreement, duly executed and completed in accordance with its terms.

(ii) Escrow Fund.

(A) As soon as reasonably practicable after the Closing, but in no event later than one Business Day following Closing, Parent shall, or shall cause the Payment Agent to, transfer, by wire transfer of immediately available funds, the Escrow Amount to the Escrow Agent to hold in trust as an escrow fund (the “Escrow Fund”), under the terms of this Agreement and the Escrow Agreement. Upon deposit of the Escrow Amount with the Escrow Agent in accordance with the preceding sentence, Parent shall be deemed to have contributed on behalf of each Company Indemnitors its, his or her Pro Rata Portion of the Escrow Amount to the Escrow Fund. The parties hereto agree that, for Tax purposes only, Parent is the owner of the cash in the Escrow Fund and that all interest on or other taxable income, if any, earned from the investment of such cash in the Escrow Fund pursuant to this Agreement shall be treated for Tax purposes as earned by Parent. Furthermore, the parties acknowledge and agree that (i) the portion of the Escrow Fund payable in respect of Company Options held by Specified Optionholders is not intended to be compensation or wages, or subject to withholding as such, unless and until such portion (or any part thereof) is distributed to the Surviving Corporation for further payment to such Specified Optionholders through the Surviving Corporation’s payroll processing system (net of applicable Tax withholding and deductions) and (ii) the portion of the Escrow Fund payable in respect of Company Capital Stock and Company Warrants is intended to be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of foreign, state or local Tax Law, as appropriate and if and to the extent any such portion of the Escrow Fund is actually distributed to applicable Company Indemnitors, interest may be imputed on such amount, as required by Section 483 or Section 1274 of the Code.

(B) The Escrow Agreement shall be entered into at the Closing, by and among Parent, the Stockholders’ Representative, on behalf of the Company Indemnitors, and the Escrow Agent, and shall provide Parent with recourse against the Escrow Fund with respect to the Company Indemnitors obligations under Article VIII during the period through the eighteen (18) month anniversary of the Closing Date (the “Escrow Period”), provided that if an Indemnification Claim Notice has been received by the Stockholders’ Representative and the Escrow Agent prior to the end of the Escrow Period, an amount in respect of the claims set forth in such Indemnification Claim Notice shall be retained by the Escrow Agent until final resolution of such claims), subject to the terms and conditions set forth in the Escrow Agreement. The proceeds in the Escrow Fund shall be distributed to the Company Indemnitors, in accordance with their applicable Pro Rata Portions, and to Parent at the times, and upon the terms and conditions, set forth in this Agreement and the Escrow Agreement. The terms and provisions of the Escrow Agreement and the transactions contemplated thereby are specific terms of the Merger, and the approval and adoption of this Agreement and approval of the Merger by the Company Stockholders and their execution and delivery of the Company Stockholder Consent constitutes approval by such Company Indemnitors, as specific terms of the Merger, and the irrevocable agreement of such Company Stockholders to be bound by and comply with, the Escrow Agreement and all of the arrangements and provisions of this Agreement relating thereto, including the deposit of the Escrow Amount into the Escrow Fund, the obligations set forth in Article VIII and the appointment and sole authority of the Stockholders’ Representative to act on behalf of the Company Indemnitors, as provided for herein and in the Escrow Agreement. The Escrow Amount shall be held as a trust fund and shall not be subject to any Encumbrance, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement. For any portion of the Escrow Fund released for the benefit of the Company Indemnitors, the portion of the Escrow Fund payable in respect of (1) Employee Company Options held by Specified Optionholders shall be paid to the Surviving Corporation for further payment to such Specified Optionholders through the Surviving Corporation’s payroll processing system net of applicable Tax withholding and deductions and (2) Company Capital Stock and Company Warrants shall be paid to the Payment Agent for further distribution to such recipients, in each case, based on each Company Indemnitor’s respective Pro Rata Portion.

(iii) Expense Cash. As promptly as practicable following the Closing (but in no event later than one Business Day following the Closing), Parent shall transfer, by wire transfer of immediately available funds, the Expense Cash to the Stockholders’ Representative for use as set forth in Article IX. For any portion of the Expense Cash released for the benefit of the Company Indemnitors, the Stockholders’ Representative shall pay the portion of the Expense Cash payable in respect of (1) Employee Company Options held by Specified Optionholders, to the Surviving Corporation for further payment to such Specified Optionholders through the Surviving Corporation and (2) Company Capital Stock and Company Warrants, to the Payment Agent for further distribution to such recipients, in each case, based on each Company Indemnitor’s respective Pro Rata Portion.

(c) Third Party Expenses and Indebtedness. As promptly as practicable following the Closing (but in no event later than one Business Day following the Closing), Parent, or the Payment Agent on behalf of Parent, shall, by wire transfer of immediately available funds, on behalf of the Company and the Company Indemnitors, as the case may be, and as accounted for in the calculation of Total Merger Consideration, (i) to each lender designated by the Company on the Closing Spreadsheet, to an account designated in the applicable Payoff Letter, the amount of Indebtedness due at Closing to such lender and (ii) all Third Party Expenses payable to an advisor or other service provider to the Company (other than any employee, director or officer) that remain outstanding as of the Closing to such account or accounts as are designated in the applicable Invoices and by the Company in the Closing Spreadsheet.

(d) Payment Procedures.

(i) As soon as reasonably practicable following the Closing, Parent shall cause the Payment Agent to mail a letter of transmittal in the form supplied by Parent (the “Letter of Transmittal”) to each Company Stockholder, Company Warrantholder and each Non-Employee Company Option Holder at the address set forth opposite each such Person’s name on the Closing Spreadsheet.

(ii) For Company Stockholders, after receipt by the Payment Agent of a Letter of Transmittal (with respect to shares of Company Capital Stock) and any other documents (including applicable Tax forms and a duly executed Joinder Agreement) that Parent or the Payment Agent may reasonably require in connection therewith (the “Exchange Documents”), duly completed and validly executed in accordance with the instructions thereto and the original certificate representing shares of Company Capital Stock (a “Company Stock Certificate”) or Affidavit of Loss therefor, Parent shall cause the Payment Agent to pay to the holder of such Company Stock Certificate in exchange therefor that portion of the Merger Consideration payable in respect thereto pursuant to Section 1.3(b)(i)-(x) (less (A) the cash amounts to be withheld and deposited in the Escrow Fund on such holder’s behalf pursuant to

Section 2.3(b)(ii), and, if applicable, (B) the cash amounts to be deposited with the Stockholders’ Representative on such holder’s behalf pursuant to Section 2.3(b)(iii)), and the Company Stock Certificate so surrendered shall be cancelled. No portion of the Merger Consideration shall be paid or payable to the holder of any Company Stock Certificate until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate (or Affidavit of Loss therefor) and validly executed Exchange Documents in accordance with the terms and conditions hereof.

(iii) For Company Warrantholders and Non-Employee Company Option Holders, after receipt by the Payment Agent of the Exchange Documents and any other documents (including applicable Tax forms) that Parent or the Payment Agent may reasonably require in connection therewith (which for the avoidance of doubt, will not include a Joinder Agreement), each of which shall be duly completed and validly executed in accordance with the instructions thereto, Parent shall cause the Payment Agent to pay to the applicable Company Warrantholder or Non-Employee Company Option Holder in exchange therefor that portion of the Merger Consideration payable in respect thereto pursuant to Section 1.3(c)(i) and Section 1.3(d) (as applicable). No portion of the Merger Consideration shall be paid or payable to a Company Warrantholder or Non-Employee Company Option Holder without executed Exchange Documents in accordance with the terms and conditions hereof.

(e) Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificate shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.3; provided, however, that Parent may, in its reasonable discretion, or as required by the Payment Agent, and as a condition precedent to the issuance thereof, require the Person who is the owner of such lost, stolen or destroyed certificates to provide an indemnification agreement in a form and substance reasonably acceptable to Parent, against any claim that may be made against Parent or the Payment Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

(f) Transfers of Ownership. If any cash amounts are to be disbursed pursuant to Section 1.3(b) to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the payment of any portion of the Total Merger Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(g) Payment Agent to Return Merger Consideration. At any time following the date that is six months following the Effective Time, Parent shall be entitled to require the Payment Agent to deliver to Parent or its designated successor or assign all cash amounts that have been deposited with the Payment Agent pursuant to Section 2.3(b)(i), and any and all interest thereon or other income or proceeds thereof, not disbursed to the holders of Company Stock Certificates pursuant to Section 2.3(d), and thereafter the holders of Company Stock Certificates shall be entitled to look only to Parent (subject to the terms of Section 2.3(i)) only as general creditors thereof with respect to any and all cash amounts that may be payable to such holders of Company Stock Certificates pursuant to Section 1.3 upon the due surrender of such Company Stock Certificates and duly executed Exchange Documents in the manner set forth in Section 2.3(d). No interest shall be payable for the cash amounts delivered to Parent pursuant to the provisions of this Section 2.3(g) and which are subsequently delivered to the holders of Company Stock Certificates.

(h) No Further Ownership Rights in Company Capital Stock. The cash amounts paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms of this Agreement shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(i) No Liability. Notwithstanding anything to the contrary in this Section 2.3, none of Parent, the Payment Agent, the Surviving Corporation, nor any other party hereto shall be liable to any Person for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Total Merger Consideration that remains unclaimed immediately prior to the date on which it would otherwise become subject to any abandoned property, escheat or similar Law shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

2.4 Withholding. The Company, the Payment Agent, the Escrow Agent, Parent and the Surviving Corporation, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local or foreign Tax Law or under any Laws or Orders, and shall be provided any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information. To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.5 Tax Consequences. Notwithstanding any statement or inference to the contrary in any provision of this Agreement or any other agreement, except for representations and warranties made expressly to Parent or Merger Sub pursuant to this Agreement, no party shall be considered to have made any representations or warranties regarding the Tax treatment of the Transactions, or any of the Tax consequences to the Company or any Company Indemnitor of this Agreement, or any other aspect of the Transactions. The Company acknowledges that the Company and the Company Indemnitors are relying solely on their own Tax advisors in connection with this Agreement and the Transactions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the disclosures set forth in the disclosure letter of the Company dated as of the Agreement Date and delivered to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (each of which disclosures shall clearly indicate the Section and, if applicable, the Subsection of this Article III to which it relates (unless and only to the extent the relevance to other representations and warranties is reasonably apparent from the actual text of the disclosure on its face), and each of which disclosures shall also be deemed to be representations and warranties made by the Company to Parent under this Article III), the Company represents and warrants to Parent and Merger Sub as follows:

3.1 Organization, Good Standing, Power and Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company has the corporate power to own, operate, distribute and lease its properties and to conduct its business as now being conducted and as currently proposed by it to be conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to result in a Company Material Adverse Effect to the Company. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws or equivalent organizational or governing documents. Other than as set forth on Schedule 3.1(e)-1 of the Company Disclosure Letter, the Company has no Subsidiaries, and has never had any Subsidiaries, nor does the Company control, directly or indirectly, or have any direct or indirect equity participation in any other Person. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person.

(b) The Company has made available true, correct and complete copies of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”) and bylaws, as amended to date, each in full force and effect on the date of this Agreement (collectively, the “Charter Documents”). The Company Board has not approved or proposed, nor has any Person proposed, any amendment to any of the Charter Documents.

(c) Schedule 3.1(c) of the Company Disclosure Letter sets forth a true, correct and complete list of: (i) the names of the members of the board of directors (or similar body) of the Company, (ii) the names of the members of each committee of the board of directors (or similar body) of the Company and (iii) the names and titles of the officers of the Company.

(d) Schedule 3.1(d) of the Company Disclosure Letter lists every jurisdiction in which the Company or its Subsidiaries has Employees or facilities or otherwise conducts its business as of the date of this Agreement.

(e) Schedule 3.1(e)-1 of the Company Disclosure Letter lists each Subsidiary. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Subsidiary has the corporate power to own its assets and properties and to carry on its business as currently conducted. Each Subsidiary is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate, would be material to the Company. A true, correct and complete copy of each Subsidiary’s charter or formation documents and bylaws, and all other similar organizational documents of the Subsidiary, each as amended to date and in full force and effect on the date of this Agreement, has been made available to Parent. All of the outstanding shares of each Subsidiary are owned of record and beneficially by the Company, and are listed on Schedule 3.1(e)-2 of the Company Disclosure Letter. All outstanding shares of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by Law, the charter documents or bylaws of such Subsidiary, or any Contract to which such Subsidiary is a party or by which it is bound, and have been issued in compliance with all applicable Laws. There are no options, warrants, calls, rights, or Contracts of any character, written or oral, to which any Subsidiary is a party or by which any Subsidiary is bound obligating the Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right or Contract. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of the Subsidiaries. Schedule 3.1(e)-3 of the Company Disclosure Letter lists the current directors and officers of each Subsidiary as of the date of this Agreement.

3.2 Authority and Enforceability.

(a) Subject to obtaining the Company Stockholder Approval, the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject only to the effect, if any, of (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies. The Company Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Company Board, has (i) declared that this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of the Company and the Company Stockholders, (ii) approved this Agreement in accordance with the provisions of Delaware Law and (iii) directed that the adoption of this Agreement and approval of the Merger be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement and approve the Merger. Other than obtaining the affirmative votes of at least the number of shares of Company Capital Stock which constitute the Company Stockholder Approval, no other votes, approvals or consents on the part of the Company and/or any of the Company Security Holders are necessary under Delaware Law, any of the Charter Documents or any Contracts to which the Company or any Subsidiary is a party to adopt this Agreement and the Transactions and to approve the Merger.

(b) The execution and delivery of this Agreement by the Company does not, and the consummation of the Transactions will not, (i) result in the creation of any Encumbrance on any of the material assets of the Company or any Subsidiary or any of the shares of Company Capital Stock or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, (A) any provision of the Charter Documents or the organizational documents of any Subsidiary, in each case as amended to date, (B) assuming the making of all filings as may be required under the HSR Act the expiration or termination of the applicable waiting period, any Law or any judgement, order or decree to which the Company or any Subsidiary is subject, or (C) except as set forth on Schedule 3.2(b)(ii)(C) of the Company Disclosure Letter, any Material Contract.

(c) No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for (i) the filing of the Certificate of Merger, (ii) such filings and notifications as may be required under the HSR Act and the expiration or early termination of applicable waiting periods under the HSR Act and (iii) such other consents, approvals, Orders, authorizations, registrations, declarations, filings and notices that, if not obtained or made, would not adversely affect, and would not reasonably be expected to adversely affect, the Company’s ability to perform or comply with the covenants, agreements or obligations of the Company herein or to consummate the Transactions in accordance with this Agreement and applicable Law.

(d) The Company, the Company Board and, subject to receipt of the Company Stockholder Approval, the Company Stockholders have taken all actions such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested shareholder” or other similar anti-takeover statute or regulation, and any anti-takeover provision in the organizational or governing documents of the Company will not be applicable to any of Parent, the Company, the Surviving Corporation or to the execution, delivery or performance of the Transactions, including the consummation of the Merger or any of the other Transactions.

3.3 Restrictions on Business Activities. There is no Contract or Order binding upon the Company or any of its Subsidiaries that restricts or prohibits, purports to restrict or prohibit, has or would reasonably be expected to have, whether before or immediately after consummation of the Merger, the effect of prohibiting, restricting or impairing any current or presently proposed business practice of the Company, any acquisition of property by the Company or any of its Subsidiaries or the conduct or operation of the Company’s or any of its Subsidiaries’ businesses or, excluding restrictions on the use of Third-Party Intellectual Property contained in the applicable written license agreement therefor, limiting the freedom of the Company or any of its Subsidiaries to (i) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Intellectual Property, or to make use of any Company Intellectual Property, including any grants by the Company of exclusive rights or licenses or (ii) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services.

3.4 Compliance with Laws; Governmental Permits.

(a) The Company and each of its Subsidiaries has complied in all material respects with, is not (and has never been), in violation in any material respect of, and has not received any notices of violation with respect to, applicable Law.

(b) The Company has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity (i) pursuant to which the Company or any Subsidiary currently operates or holds any interest in any of its assets or properties or (ii) that is required for the conduct of the Company’s or any Subsidiary’s business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect. Neither the Company nor any of its Subsidiaries has received any written notice or other communication from any Governmental Entity regarding (A) any actual or possible violation of any Company Authorization or any failure to comply with any term or requirement of any Company Authorization or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization, and to the Knowledge of the Company, no such notice or other communication is forthcoming. The Company and each Subsidiary, as applicable, has materially complied with all of the terms of the Company Authorizations and none of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the Transactions.

3.5 Company Capital Structure.

(a) The authorized Company Capital Stock consists solely of (i) 625,914,013 shares of Company Common Stock, and (ii) 424,085,987 shares of Company Preferred Stock, 13,720,471 shares of which are designated as Company Series A Preferred Stock, 23,463,163 shares of which are designated as Company Series B Preferred Stock, 25,697,502 shares of which are designated as Company Series C Preferred Stock, 122,513,148 shares of which are designated as Company Series D Preferred Stock, 53,008,969 shares of which are designated as Company Series D-1 Preferred Stock, 22,786,036 shares of which are designated as Company Series D-2 Preferred Stock, 49,676,938 shares of which are designated as Company Series D-3 Preferred Stock, 30,719,760 shares of which are designated as Company Series D-4 Preferred stock, and 82,500,000 shares of which are designated as Company Series E Preferred Stock. A total of 50,556,675 shares of Company Common Stock, 13,720,471 shares of Company Series A Preferred Stock, 23,463,163 shares of Company Series B Preferred Stock, 25,697,502 shares of Company Series C Preferred Stock, 100,682,655 shares of Company Series D Preferred Stock, 29,922,692 shares of Company Series D-1 Preferred Stock, 22,786,036 shares of Company Series D-2 Preferred Stock, 49,676,938 shares of Company Series D-3 Preferred Stock, 27,959,760 shares of Company Series D-4 Preferred Stock, and

76,360,000 shares of Company Series E Preferred Stock are issued and outstanding as of the Agreement Date. There are no other issued and outstanding shares of Company Capital Stock and no commitments or Contracts to issue any shares of Company Capital Stock other than pursuant to the exercise of Company Options set forth on Schedule 3.5(b)-1 of the Company Disclosure Letter, and the Company Warrants set forth on Schedule 3.5(c) of the Company Disclosure Letter. The Company holds no treasury shares. Schedule 3.5(a) of the Company Disclosure Letter sets forth, as of the Agreement Date a true, correct and complete list of the Company Stockholders, and which further sets forth for each such Person: (i) the number and type of such shares of Company Capital Stock so owned by each such Company Stockholder, (ii) the applicable stock certificate number(s) representing such shares, (iii) the extent to which the shares are Company Restricted Stock, (iv) whether any of such shares are or were eligible for an election under Section 83(b) of the Code, including the date of issuance of such shares, and, to the Company’s Knowledge, whether such election under Section 83(b) of the Code was timely made, and (v) whether any of such shares were issued upon the “early exercise” of a Company Option that was granted so as to qualify as an “incentive stock option” as defined in Section 422 of the Code. Each share of Company Preferred Stock is convertible on a one-share for one-share basis into Company Common Stock. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, other than any restrictions pursuant to federal or state securities Laws outstanding subscriptions, preemptive rights or “put” or “call” rights created by statute, the Charter Documents or any Contract to which the Company is a party or by which the Company or any of its assets is bound. The Company has never declared or paid any dividends on any shares of Company Capital Stock. There is no Liability for dividends accrued and unpaid by the Company. The Company is not under any obligation to register under the Securities Act or any other Law any shares of Company Capital Stock, any Equity Interests or any other securities of the Company, whether currently outstanding or that may subsequently be issued. No Company Stockholder that is a limited partnership or a limited liability company has any limited partners or members who are employees of Parent. All issued and outstanding shares of Company Capital Stock and all Company Options and Company Warrants were issued in compliance with Law and all requirements set forth in the Charter Documents and any applicable Contracts to which the Company is a party or by which the Company or any of its assets is bound.

(b) As of the Agreement Date, the Company has reserved 153,056,581 shares of Company Common Stock for issuance pursuant to the Plans, of which 98,785,222 shares are subject to outstanding and unexercised Company Options, and 4,652,185 shares remain available for issuance thereunder. Schedule 3.5(b)-1 of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all Company Option Holders, and each Company Option, whether or not granted under the Plan, and which further sets forth for each such Person: (i) the number and type of shares of Company Capital Stock subject to each Company Option, (ii) the number of such shares that are vested or unvested, (iii) the “date of grant” of such Company Option (as defined under Treasury Regulation 1.409A-1(b)(5)(vi)(B)), (iv) the vesting commencement date and the vesting schedule (and the terms of any acceleration thereof), (v) the exercise price per share, (vi) the Tax status of such Company Option under Section 422 of the Code (or any applicable foreign Tax Law), (vii) whether such Company Option was granted with an “early exercise” right in favor of the holder, (viii) the term of each Company Option, (ix) the particular Company stock plan from which such Company Option was granted (if any), and (x) the country and state of residence of such Company Option Holder. All Company Options listed on Schedule 3.5(b)-1 of the Company Disclosure Letter that are denoted as incentive stock options under Section 422 of the Code so qualify. Schedule 3.5(b)-2 of the Company Disclosure Letter indicates, as of the Agreement Date, which Company Option Holders are Persons that are not employees of the Company (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar Persons), including a description of the relationship between each such Person and the Company. True, correct and complete copies of the Plans and each standard form award agreement and instrument relating to or issued under each Plan, have been provided to Parent, and such Plans and Contracts have not been amended, modified or supplemented since being provided to Parent, and no Company Options differ in any material respect from such form agreement (other than any vesting acceleration provisions contained therein as indicated in Schedule 3.5(b)-1 of the Company Disclosure Letter). There are no agreements, understandings or commitments (written or oral) to amend, modify or supplement such Plans or Contracts in any case from those provided to Parent. The terms of the Plans permit the treatment of Company Options as provided herein, without notice to, or the consent or approval of, the Company Option Holders, the Company Stockholders or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for such Company Options. There are no shares of Company Capital Stock outstanding that are not vested under the terms of any Contracts with the Company (including any stock option agreement, stock option exercise agreement or restricted stock purchase agreement).

(c) Schedule 3.5(c) of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all holders of Company Warrants, and each Company Warrant, including, with respect to each such holder, the date of the Company Warrant held by such holder, the number, class, and series of Company Capital Stock exercisable under each Company Warrant, the exercise price of each Company Warrant, and the expiration date of each Company Warrant. No such holder of a Company Warrant is or, upon the consummation of the Transactions, will be entitled to consideration in excess of the amount determined in accordance with Section 1.3(d) if such Company Warrant remains outstanding as of the Closing and, upon payment of such consideration on the Closing Date in accordance with the provisions of this Agreement and the delivery of the Warrant Cancellation Agreements, each outstanding Company Warrant shall, by virtue of such payment and without any further action by any Person not contemplated by this Agreement or the Company Warrant, automatically terminate and be cancelled and shall thereafter be of no further force and effect. Following the Effective Time, Parent and the Surviving Corporation shall have no further Liability under or with respect to any such Company Warrant except for the payment of the consideration contemplated by Section 1.3(d).

(d) As of the Agreement Date, there are no authorized, issued or outstanding Equity Interests of the Company or any Subsidiary other than shares of Company Capital Stock, Company Warrants and Company Options. Other than as set forth on Schedule 3.5(a), and Schedule 3.5(b)-1, and Schedule 3.5(c) of the Company Disclosure Letter, as of the Agreement Date, no Person has any Equity Interests of the Company or any Subsidiary, stock appreciation rights, stock units, share schemes, calls or rights, or is party to any Contract of any character to which the Company, any of its Subsidiaries, or an Company Security Holder is a party or by which it or its assets is bound, (i) obligating the Company, such Subsidiary, or such Company Security Holder to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Interests of the Company or any of its Subsidiaries, or other rights to purchase or otherwise acquire any Equity Interests of the Company or any of its Subsidiaries, whether vested or unvested, or (ii) obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such Company Option, call, right or Contract.

(e) There is no Indebtedness of the Company or any Subsidiary (i) granting its holder the right to vote on any matters on which any Company Security Holder may vote (or that is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, is issued or outstanding as of the Agreement Date (collectively, “Company Voting Debt”).

(f) There are no Contracts relating to voting, purchase, sale or transfer of any Company Capital Stock (i) between or among the Company or any Subsidiary and any Company Security Holder, other than written Contracts granting the Company the right to purchase unvested shares upon termination of employment or service, and (ii) to the Knowledge of the Company, between or among any of the Company Security Holders. Except as set forth on Schedule 3.5(f) of the Company Disclosure Letter, neither the Plans nor any Contract of any character to which the Company or any of its Subsidiaries is a party to or by which the Company, any Subsidiary, or any assets of the Company or any Subsidiary is bound relating to any Company Options requires or otherwise provides for any accelerated vesting of any Company Options or the acceleration of any other benefits thereunder, in each case in connection with the Transactions or upon termination of employment or service with the Company, any Subsidiary, or Parent, or any other event, whether before, upon or following the Effective Time or otherwise.

(g) As of the Closing, (i) the number of shares of Company Capital Stock set forth in the Closing Spreadsheet as being owned by a Person, or subject to Company Options owned by such Person, will constitute the entire interest of such Person in the issued and outstanding Company Capital Stock or any other Equity Interests of the Company, (ii) no Person not disclosed in the Closing Spreadsheet will have a right to acquire from the Company any shares of Company Capital Stock, Company Options, Company Warrants, or any other Equity Interests of the Company and (iii) the shares of Company Capital Stock, Company Warrants, and the Company Options disclosed in the Closing Spreadsheet will be free and clear of any Encumbrances.

3.6 Company Financial Statements; No Undisclosed Liabilities; Absence of Changes.

(a) The Company has delivered to Parent its audited consolidated financial statements as of and for the years ended December 31, 2016 and December 31, 2015 (including, in each case, balance sheets, statements of operations and statements of cash flows), and its unaudited consolidated financial statements (including, in each case, balance sheets, statements of operations and statements of cash flows) as of and for the thirteen months ended January 31, 2018, and for the five months ended June 30, 2018, and will deliver to Parent, prior to the Closing, the Closing Financial Statements (collectively, the “Financial Statements”), which, except for the Closing Financial Statements, are included as Schedule 3.6(a) of the Company Disclosure Letter. The Financial Statements (i) are derived from and in accordance with the books and records of the Company and its Subsidiaries, (ii) complied as to form with applicable accounting requirements with respect thereto as of their respective dates as historically applied by the Company, (iii) fairly and accurately present in all material respects the consolidated financial condition of the Company at the dates therein indicated and the consolidated results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate are or will be material in amount), and (iv) were prepared in accordance with GAAP, except for the absence of footnotes in the unaudited Financial Statements, applied on a consistent basis throughout the periods indicated and consistent with each other.

(b) Neither the Company nor any Subsidiary has any Liabilities of any nature other than (i) those set forth on or adequately provided for in the balance sheet included in the Financial Statements as of June 30, 2018 (the “Company Balance Sheet”), (ii) those incurred in the conduct of the Company’s business since June 30, 2018 (the “Company Balance Sheet Date”) in the ordinary course consistent with past practice that are of the type that ordinarily recur and do not result from any breach of Contract, warranty, infringement, tort or violation of Law, (iii) those incurred by the Company or its Subsidiaries in connection with the execution of this Agreement, and (iv) those arising under Material Contracts (other than the payment of liquidated damages or arising as a result of a default or breach thereof) in accordance with their terms and which are readily apparent from the actual text of the Material Contracts. Except for Liabilities reflected in the Financial Statements (excluding the Closing Financial Statements), neither the Company nor any Subsidiary has any off-balance sheet Liability of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company or any Subsidiary. Neither the Company nor any Subsidiary has ever guaranteed any debt or other obligation of any other Person. All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP as consistently applied by the Company for pre-Closing periods and are adequate. For clarity, the mere existence of a claim, complaint or notice from a third party involving the Company and/or the Subsidiaries arising after the Agreement Date shall not in itself constitute a breach of this Section 3.6(b) on the theory that such claim or the matters underlying such claim (absent an underlying breach of another applicable representation, warranty or covenant) constitute a unknown, contingent, unmatured or other debt, liability or obligation of the Company and/or the Subsidiaries.

(c) Schedule 3.6(c) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Indebtedness, including, for each item of Company Indebtedness, the agreement governing the Company Indebtedness, any assets securing such Company Indebtedness and any prepayment or other penalties payable in connection with the repayment of such Company Indebtedness at the Closing.

(d) Schedule 3.6(d) of the Company Disclosure Letter sets forth the names and locations of all banks and other financial institutions at which the Company or its Subsidiaries maintain accounts and the names of all Persons authorized to make withdrawals therefrom.

(e) The Company and each Subsidiary has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company and its Subsidiaries are being executed and made only in accordance with appropriate authorizations of management and the Company Board, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Company and (iv) the assets of the Company and its Subsidiaries have been recorded in conformity with GAAP. None of the Company, any Subsidiary, the Company’s independent auditors nor, to the Knowledge of the Company, any current or former employee, consultant or director of the Company or any Subsidiary, has identified or been made aware of any fraud, whether or not material, that involves the Company’s or such Subsidiary’s management or other current or former employees, consultants directors of the Company or such Subsidiary who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or such Subsidiary, or any claim or allegation regarding any of the foregoing. None of the Company, any Subsidiary nor, to the Knowledge of the Company, any Representative of the Company or any Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or its internal accounting controls or any material inaccuracy in the Company’s financial statements. There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data. There has been no material change in the Company accounting policies since the Company’s inception, except as described in the Financial Statements.

(f) Since January 1, 2018, (i) the Company and each Subsidiary has conducted its business only in the ordinary course of business consistent with past practice, (ii) there has not occurred a Company Material Adverse Effect with respect to the Company or any Subsidiary and (iii) none of the Company nor any Subsidiary has done, caused or permitted any actions that would violate Section 5.2.

(g) The accounts receivable as reflected on the Company Balance Sheet arose in the ordinary course of business and represented bona fide claims against debtors for sales and other charges. Allowances for doubtful accounts have been prepared in accordance with GAAP as consistently applied by the Company for pre-Closing periods and in accordance with the Company’s past practice. The accounts receivable of the Company arising after the Company Balance Sheet Date and before the Closing Date arose or shall arise in the ordinary course of business and represented or shall represent bona fide claims against debtors for sales and other charges. None of the accounts receivable of the Company is subject to any claim of offset, recoupment, setoff or counter-claim, and, to the Knowledge of the Company, there are no specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No material amount of accounts receivable is contingent upon the performance by the Company of any obligation or Contract other than normal warranty repair and replacement. No Person has any Encumbrance on any of such accounts receivable and no agreement for deduction or discount has been made with respect to any of such accounts receivable.

3.7 Tax Matters.

(a) The Company and each of its Subsidiaries has properly completed and timely filed, or caused to be properly completed and timely filed, all Tax Returns required to be filed by it and has timely paid all Taxes required to be paid by it (whether or not shown on any Tax Return). All such Tax Returns were complete and accurate in all material respects and have been prepared in compliance with Law. There is no claim for Taxes (other than Taxes not yet due and payable) that has resulted in an Encumbrance against any of the assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any liability for any Taxes pursuant to Section 965 of the Code.

(b) The Company has delivered to Parent true, correct and complete copies of all income, sales and use, VAT, and other material Tax Returns for the Company and each of its Subsidiaries for all Taxable periods remaining open under the applicable statute of limitations, and all examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of Taxes of the Company. Schedule 3.7(b) of the Company Disclosure Letter sets forth each jurisdiction where the Company and each of its Subsidiaries will be required to file a Tax Return following the Closing with respect to any Pre-Closing Tax Period as of the Agreement Date, including the type of Tax Return and the type of Tax required to be paid. No written claim has ever been made by any Governmental Entity in a jurisdiction where the Company (or any of its Subsidiaries) does not file Tax Returns that the Company (or such Subsidiary) is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its Subsidiaries has received nor requested any private letter ruling from the IRS (or any comparable Tax ruling from any other Governmental Entity). No power of attorney with respect to Taxes has been granted with respect to the Company or any of its Subsidiaries (other than authorizations to contact Tax Return preparers that were included in Tax Returns filed by the Company or its Subsidiaries).

(c) The unpaid Taxes of Company and its Subsidiaries (A) did not, as of the Company Balance Sheet Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company and its Subsidiaries in filing their Tax Returns. Since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(d) There is no past, pending or threatened Action associated with, any Tax Return of the Company or any of its Subsidiaries that has been or is being conducted by a Tax Authority. Neither the Company nor any of its Subsidiaries has received from any Tax Authority (including jurisdictions where the Company has not filed Tax Returns) any (i) written (or, to the Company’s Knowledge, oral) notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax Authority against the Company or any of its Subsidiaries. There is no waiver or extension of any statute of limitations on the assessment of any Taxes granted with respect to any Tax Return of the Company or any of its Subsidiaries currently in effect, and no agreement to any extension of time for filing any Tax Return of the Company or any of its Subsidiaries that has not been filed.

(e) The Company and each of its Subsidiaries has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign applicable Law. Neither the Company nor any of its Subsidiaries has consummated or participated in, or is it currently participating in, any transaction that was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Neither the Company nor any of its Subsidiaries has participated in, or is it currently participating in, a “listed transaction” or a “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Law.

(f) None of the Company, any of its predecessors or any of its Subsidiaries has (i) ever been a member of a consolidated, combined, unitary or aggregate group of which the Company or any predecessor of the Company was not the ultimate parent corporation, (ii) ever been a party to or bound by any Tax sharing, Tax indemnity, Tax allocation or similar agreement with any third party relating to allocating, indemnification or sharing the payment of, or Liability for, Taxes (other than an agreement entered into in the ordinary course of business, no principal purpose of which is the sharing, indemnification or allocation of Taxes), (iii) any Liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law, including any arrangement for group or consortium relief or similar arrangement) as a transferee or successor, by Contract or otherwise (other than by an agreement entered into in the ordinary course of business, no principal purpose of which is the sharing, indemnification or allocation of Taxes), or (iv) ever been a party to any joint venture, partnership or other Contract or arrangement that could reasonably expected to be treated as a partnership for U.S. federal income Tax purposes.

(g) Except as set forth on Schedule 3.7(g) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has, or has ever had, any direct or indirect interest in any trust, partnership, corporation, limited liability company, or other “business entity” for U.S. federal income tax purposes. The Company and each of its Subsidiaries is and always has been a corporation taxable under subchapter C of the Code for U.S. federal income Tax purposes, and has had comparable status under the Laws of any other jurisdiction in which it was required to file any Tax Return at the time it was required to file such Tax Return. Neither the Company nor any of its Subsidiaries has ever filed an entity classification election Form 8832 under Section 7701 of the Code. The Company and each of its Subsidiaries use the accrual method of accounting for income Tax purposes.

(h) Neither the Company nor any of its Subsidiaries has ever been or will it be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

(i) Neither the Company nor any of its Subsidiaries has ever been or will it be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting, or use of an improper method of accounting, for a Taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions (including any intercompany transaction subject to Section 367 or 482 of the

Code) or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law) with respect to a transaction occurring on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) election under Section 108(i) of the Code made on or prior to the Closing Date, (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date or (vii) election under Section 965(h) of the Code made on or prior to the Closing Date.

(j) Neither the Company nor any of its Subsidiaries has ever (i) been a “United States real property holding corporation” within the meaning of Section 897 of the Code or (ii) constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 or Section 361 of the Code.

(k) Neither the Company nor any of its Subsidiaries is (or has it ever been) subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or any other place of business in such other jurisdiction. The Company and each of its Subsidiaries has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax Authorities for which receipts have been provided. The Company has provided to Parent all documentation relating to any applicable Tax holidays or incentives that is not generally available to Persons without specific application therefor that have current applicability to the Company or any of its Subsidiaries. The Company and each of its Subsidiaries is currently in compliance with the requirements for any such applicable Tax holidays or incentives and has been in compliance since such holiday or incentive was originally claimed by the Company or such Subsidiary and no such Tax holidays or incentives will be jeopardized by the Transactions.

(l) The Company and each of its Subsidiaries has (i) complied with all Laws relating to the payment, reporting and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472 and 3406 of the Code or similar provisions under any foreign Law), (ii) collected or withheld (within the time and in the manner prescribed by Law) from any amounts paid or owing to any employee, independent contractor, customer, creditor, stockholder or other third party and paid over to the proper Tax Authority (or is properly holding for such timely payment) all amounts required to be so collected or withheld and paid over under all applicable Law, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding Laws, (iii) timely filed all withholding and information Tax Returns (including Forms W-2, 1099 and 1042), and (iv) maintained all required records with respect thereto, for all periods through and including the Closing Date.

(m) The Company and each of its Subsidiaries is in compliance in all material respects with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and each of its Subsidiaries (as required under Section 482 of the Code and any other applicable federal, state, local or foreign Laws and regulations). Neither the Company nor any of its Subsidiaries has entered into a cost sharing arrangement to share research and development costs and rights to any developed Intellectual Property.

(n) Neither the Company nor any of its Subsidiaries has any property or obligation, including uncashed checks to vendors, customers or employees, non-refunded overpayments, credits or unclaimed amounts or intangibles, that is, or may become, escheatable or reportable as unclaimed property to any Governmental Entity under any applicable escheatment, unclaimed property or similar Laws.

(o) To the extent required by applicable Law, the Company and each of its Subsidiaries has timely filed all reports and has created and/or retained all records required under Sections 6038, 6038A, 6038B, 6038C, 6046 and 6046A of the Code (and any comparable provisions of any foreign Tax Law). Neither the Company nor any of its Subsidiaries has transferred intangible property the transfer of which would be subject to the rules of Section 367(d) of the Code. Neither the Company nor any of its Subsidiaries is subject to any gain recognition agreement under Section 367 of the Code. Neither the Company nor any of its Subsidiaries has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(p) Each recipient of Company Restricted Stock has made a timely and valid election with the IRS under Section 83(b) of the Code with respect to such Company Restricted Stock. The Company has delivered or made available to Parent true, correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate IRS Center with respect to any Company Restricted Stock, in each case that are in the Company’s possession.

(q) Except as set forth on Schedule 3.7(q) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is, or has been, a party to any Contract, arrangement or plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) that has not been at all times in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder in all material respects. No additional Tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Company Employee Plan or other Contract, plan, program, agreement, or arrangement. Neither the Company nor any of its Subsidiaries is a party to, or otherwise obligated under, any Contract that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) of the Code. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code.

(r) The exercise price of all Company Options is at least equal to the fair market value of the Company Common Stock on the date such Company Options were granted or repriced, and neither the Company, nor any of its Subsidiaries nor Parent has incurred or will incur any Liability or obligation to withhold Taxes under Section 409A of the Code upon the vesting of any Company Options. All Company Options constitute options to purchase “service recipient stock” (as defined under Treasury Regulation 1.409A-1(b)(5)(iii)) with respect to the grantor thereof.

(s) There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or any of its Subsidiaries to which the Company or such Subsidiary is a party or by which the Company, such Subsidiary or any of their assets is bound that, considered individually or collectively with any other such agreements, plans, arrangements or other Contracts, will, or would reasonably be expected to, as a result of the Transactions (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax Law). No securities of the Company, any of its Subsidiaries or any Company Security Holder is readily tradable on an established securities market or otherwise (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) such that the Company is ineligible to seek shareholder approval in a manner that complies with Section 280G(b)(5) of the Code.

(t) Neither the Company nor any of its Subsidiaries has participated in or cooperated with, or has agreed to participate in or cooperate with, an international boycott within the meaning of Section 999 of the Code.

(u) The Company and each of its Subsidiaries has collected, remitted and reported to the appropriate Tax Authority all sales, use and value added Taxes required to be so collected, remitted or reported pursuant to all applicable Tax Laws. The Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to record retention (including, without limitation, to the extent necessary to claim any exemption from sales or value added Tax collection and maintaining adequate and current resale certificates to support any such claimed exemption).

(v) Each Foreign Subsidiary: is a “controlled foreign corporation” as defined in Section 957(a) of the Code, has never been a “passive foreign investment company” as defined in Section 1297 of the Code, is not a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code, and is not subject to U.S. federal income Tax under any provision of the Code. Neither the Company nor any of its Subsidiaries would be required to include any amount as income under Section 951 or 951A of the Code were the taxable year of any Foreign Subsidiary deemed to close on the Closing Date. Except to the extent set forth in Schedule 3.7(v) of the Company Disclosure Letter, no Foreign Subsidiary has an investment in “United States property” within the meaning of Section 956 of the Code.

3.8 Title to, Condition and Sufficiency of Assets.

(a) The Company and each of its Subsidiaries has good title to, or valid leasehold interest in all of its respective properties, and interests in properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets that afford the Company or Subsidiary, as applicable, valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except Permitted Encumbrances. Schedule 3.8(a) of the Company Disclosure Letter identifies each parcel of real property leased by the Company and each of its Subsidiaries. The Company has provided to Parent true, correct and complete copies of all leases, subleases and other agreements under which the Company and each Subsidiary, as applicable, uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, including all modifications, amendments and supplements thereto. Neither the Company nor any Subsidiary owns any real property or has ever owned any real property.

(b) The assets and properties owned, leased and licensed by the Company or any Subsidiary (i) constitute all of the assets and properties that are necessary for the Company and each Subsidiary to conduct, operate and continue the conduct of its business and to sell and otherwise enjoy full rights to exploitation of its assets, properties and all products and services that are provided in connection with its assets and properties and (ii) constitute all of the assets and properties that are used in the conduct of the business of the Company or any Subsidiary as they are currently conducted.

3.9 Intellectual Property.

(a) As used herein, the following terms have the meanings indicated below:

(i) “Company Data” shall mean all data (including Personal Data) collected, generated, received or stored in connection with the marketing, delivery or use of any Company Product.

(ii) “Company Intellectual Property” shall mean any and all Company-Owned Intellectual Property and any and all Third-Party Intellectual Property that is licensed to the Company or any Subsidiary pursuant to a written and enforceable Contract.

(iii) “Company Intellectual Property Agreements” shall mean any Contract relating to any Company Intellectual Property to which the Company or any Subsidiary is a party or bound by, except for Contracts for Third-Party Intellectual Property that constitute Standard Inbound IP Licenses.

(iv) “Company-Owned Intellectual Property” shall mean any and all Intellectual Property that is owned or purported to be owned by the Company or any Subsidiary.

(v) “Company Privacy Policies” shall mean, collectively, any and all (A) of the Company’s or any Subsidiary’s data privacy and security policies, whether applicable internally, or published on Company Websites or otherwise made available by the Company or any Subsidiary to any Person, (B) public representations (including representations on Company Websites), (C) industry self-regulatory obligations and commitments to the extent adopted by or applicable to the Company or any Subsidiary, (D) Contracts with third parties relating to the Processing of Company Data, and (E) policies and obligations applicable to the Company or any Subsidiary as a result of Company’s certification under the EU-U.S. and Switzerland-U.S. Privacy Shield.

(vi) “Company Products” shall mean all products and services produced, marketed, licensed, sold, distributed, performed, supported or maintained by or on behalf of the Company or any Subsidiary and all products or services currently under development by the Company or any Subsidiary.

(vii) “Company Registered Intellectual Property” shall mean United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks, (C) registered Internet domain names and (D) registered copyrights and applications for copyright registration, in each case registered or filed in the name of, or owned or purported to be owned by, the Company or any Subsidiary.

(viii) “Company Source Code” shall mean, collectively, any software source code or database specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or database specifications or designs, of any Company-Owned Intellectual Property or Company Products.

(ix) “Company Websites” shall mean all websites owned, operated or hosted by the Company or any Subsidiary or through which the Company or any Subsidiaries conducts its business (including those web sites operated using the domain names listed in Schedule 3.9(c) of the Company Disclosure Letter), and the underlying platforms for such websites.

(x) “ICT Infrastructure” shall mean the information and communications technology infrastructure and systems (including software, hardware, firmware, networks, and the Company Websites) that is used in the business of the Company or any Subsidiary.

(xi) “Intellectual Property” shall mean (A) Intellectual Property Rights and (B) Proprietary Information and Technology.

(xii) “Intellectual Property Rights” shall mean any and all intellectual property and proprietary rights throughout the world, including all rights in, arising out of, or associated therewith with any of the following: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses, social media handles and accounts, designs, works of authorship, copyrights, copyright registrations and applications therefor and all other rights corresponding thereto, database rights, mask works, mask work registrations and applications therefor and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated and any similar or equivalent rights to any of the foregoing.

(xiii) “Open Source Materials” shall mean software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

(xiv) “Personal Data” shall mean a natural Person’s (including a customer’s or an employee’s) name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or customer or account number, health information, consumer report information, device identifiers, transaction identifier, IP addresses, physiological and behavioral biometric identifiers or any other piece of information that alone or in combination with other information directly or indirectly collected, held or otherwise managed by or for the Company or any Subsidiary allows the identification of or contact with a natural person or a particular computing system or device, or with respect to which there is a reasonable basis to believe it can be used to identify a natural person (and which, for greater certainty, includes all such information with respect to employees); any information that is associated, directly or indirectly (by, for example, records linked via unique keys), to any of the foregoing; or any other piece of information that allows (alone or in combination with other information) the identification of a natural Person or is otherwise considered personally identifiable information or personal data under applicable Law.

(xv) “Privacy Laws” shall mean (A) each Law applicable to the secrecy, security, protection, disposal, international transfer or other Processing of Personal Data, and incident reporting and data breach notifying requirements regarding Personal Data, including (I) the EU Data Protection Directive 95/46/EC, the EU General Data Protection Regulation 2016/679, the EU e-Privacy Directive 2002/58/EC as amended by Directive 2009/136/EC or further amended or replaced from time to time, and any relevant national implementing legislation, and any substantially similar local legislation, including the recommendations and deliberations of the relevant privacy commissioners and other privacy, personal information protection, and data protection authorities and (II) Laws applicable direct marketing, e-mails, text messages or telemarketing, (B) guidance issued by a Governmental Entity that pertains to one of the laws, rules or standards outlined in clause (A), and (C) industry self-regulatory principles applicable to the protection or Processing of Personal Data, direct marketing, emails, text messages or telemarketing.

(xvi) “Process” or “Processing” shall mean, with respect to data, the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such data.

(xvii) “Proprietary Information and Technology” shall mean any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, know-how and information maintained as trade secrets, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists or any Intellectual Property Rights in any form and embodied in any media.

(xviii) “Standard Inbound IP License” means nonexclusive licenses granted to the Company or any Subsidiary (i) for shrink-wrap, click-wrap or similar commercially available off-the-shelf software, products or applications that (A) are licensed for a license fee of less than $5,000 during any 12-month period, (B) have not been modified or customized specifically by or on behalf of the Company or any Subsidiary, (C) are not incorporated into, or used in the development, manufacturing, testing, distribution, maintenance, or support of, any Company Product and (D) are not otherwise material to the business of the Company or any Subsidiary, (ii) for Open Source Materials that are not required to be disclosed pursuant to Section 3.9(o) and that are not otherwise material to the business of the Company, (iii) for non-specific Intellectual Property provided under background licenses in consulting agreements on substantially the Company’s standard forms therefor (which standard forms have been made available to Parent), or (iv) in nondisclosure agreements entered into in the ordinary course of business.

(xix) “Standard Outbound IP License” means nonexclusive licenses granted by the Company or any Subsidiary (i) to customers or end users of Company Products in the ordinary course on substantially the Company’s standard form(s) therefor (which form(s) have been made available to Parent), (ii) in nondisclosure agreements entered into in the ordinary course of business, or (iii) to vendors and service providers for the limited purpose of providing the applicable services (including marketing services) to the Company or its Subsidiaries, provided, however, that no such vendor or service provider is creating or developing any Intellectual Property or Intellectual Property Rights by or for the Company or otherwise in connection with such services.

(xx) “Third-Party Intellectual Property” shall mean any and all Intellectual Property owned by a third party.

(b) Status. The Company has full and sole title and ownership of all Company-Owned Intellectual Property, free and clear of any Encumbrances other than Standard Outbound IP Licenses. The Company Intellectual Property collectively constitutes all of the Intellectual Property and Intellectual Property Rights necessary for Parent’s prospective conduct of, or that are used in or held for use for, the Company’s business without: (i) the need for Parent to acquire or license any other Intellectual Property or Intellectual Property Right and (ii) the breach or violation of any Contract to which the Company or any Subsidiary is a party or is otherwise bound. Neither the Company nor any Subsidiary has transferred ownership of, or granted any exclusive rights in, any Company-Owned Intellectual Property to any third party.

(c) Company Registered Intellectual Property. Schedule 3.9(c) of the Company Disclosure Letter lists all Company Registered Intellectual Property, the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed or the jurisdictions in which any other filing or recordation has been made and all actions that are required to be taken by the Company within 120 days following the Agreement Date in order to avoid prejudice to, impairment or abandonment of such Intellectual Property Rights (including all office actions, provisional conversions, annuity or maintenance fees or re-issuances). Each item of Company Registered Intellectual Property is valid (or in the case of applications, applied for), subsisting, and enforceable. All registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual

Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s ownership interests therein. The Company has provided to Parent tangible copies of all of the Company’s and each Subsidiary’s, as applicable, pending applications with respect to Company Registered Intellectual Property.

(d) Company Products. Schedule 3.9(d) of the Company Disclosure Letter lists all Company Products that have been made available for use or purchase by the Company or any Subsidiary, including any product or service currently under development and scheduled for commercial release within ninety (90) days following the date of this Agreement, for each such Company Product (and each version thereof) identifying its release date.

(e) No Assistance. At no time during the conception of or reduction to practice of any of the Company-Owned Intellectual Property was the Company, any Subsidiary or any developer, inventor or other contributor to such Company-Owned Intellectual Property (i) operating under any grants from any Governmental Entity or agency or university, (ii) performing research sponsored by any Governmental Entity or agency or university or (iii) subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect the Company’s or any Subsidiary’s rights in, or give any such third party rights in or to, such Company-Owned Intellectual Property, other than rights to use the Company-Owned Intellectual for the sole benefit of the Company or any Subsidiary.

(f) Founders. All rights in, to and under all Intellectual Property created by the Company’s founders for or on behalf or in contemplation of the Company or any Subsidiary (i) prior to the inception of the Company or (ii) prior to their commencement of employment with the Company or any Subsidiary, as applicable, have been duly and validly assigned to the Company, and the Company has no reason to believe that any such Person is unwilling to provide Parent or the Company with such cooperation as may reasonably be required to complete and prosecute all appropriate United States and foreign patent and copyright filings related thereto.

(g) Invention Assignment and Confidentiality Agreement. The Company and each of its Subsidiaries has secured from all (i) consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for the Company or any Subsidiary and (ii) named inventors of patents and patent applications owned or purported to be owned by the Company or any Subsidiary (any Person described in clauses (i) or (ii), an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ right, title and interest in and to such Intellectual Property, and the Company has obtained the waiver of all non-assignable rights in and to such Intellectual Property. No Author has retained any rights, licenses, claims or interest whatsoever with respect to any Intellectual Property developed by the Author for the Company or any Subsidiary. Without limiting the foregoing, the Company and each of its Subsidiaries has obtained written and enforceable proprietary information, invention disclosure and Intellectual Property assignments from all current and former Authors and, in the case of patents and patent applications, such assignments have been recorded with the relevant authorities in the applicable jurisdiction or jurisdictions. The Company has provided to Parent copies of all forms of such proprietary information, invention disclosure and Intellectual Property assignment documents currently and historically used by the Company and, in the case of patents and patent applications, the Company has provided to Parent copies of all such actual assignments.

(h) No Violation. No current or former Author: (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such Author’s being employed by, or performing services for, the Company or any Subsidiary or using trade secrets or proprietary information of others without permission or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Subsidiary that is subject to any agreement under which such Author has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. Neither the execution nor delivery of this Agreement will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract of the type described in clause (i) of the immediately foregoing sentence.

(i) Confidential Information. The Company has taken all commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of the Company and each of its Subsidiaries (including trade secrets) or provided by any third party to the Company (collectively, “Confidential Information”). All current and former employees, consultants, advisors and independent contractors of the Company, each of its Subsidiaries, and any third party having access to Confidential Information have executed and delivered to the Company, or such Subsidiary, as applicable, a written legally binding agreement regarding the protection of such Confidential Information. The Company and each of its Subsidiaries have implemented and maintain reasonable security, disaster recovery and business continuity plans consistent with industry practices of companies offering similar services, and acts in compliance therewith and has tested such plans on a periodic basis, and such plans have proven effective upon testing. Neither the Company nor any Subsidiaries has experienced any breach of security or other unauthorized access by third parties to the Confidential Information, including Personal Data in the Company’s or any Subsidiary’s possession, custody or control. There has been no Company, Subsidiary, or, to the Knowledge of the Company, breach of any third party’s obligations to the Company or any Subsidiary under any Contract relating to any Confidential Information.

(j) Non-Infringement. To the Company’s Knowledge, there is no unauthorized use, unauthorized disclosure, infringement, misappropriation or other violation of any Company-Owned Intellectual Property by any third party, and neither the Company nor any Subsidiary has brought any Action or sent any notices to any third party regarding the foregoing. Neither the Company nor any Subsidiary has any Liability for infringement, misappropriation, or other violation of any Third-Party Intellectual Property. The operation of the Company’s business, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision or use of any Company Product or Company-Owned Intellectual Property and (ii) the Company’s use of any product, device, process or service used in the Company’s business as previously conducted, currently conducted and as proposed to be conducted by the Company, has not, does not and will not infringe (directly or indirectly, including via contribution or inducement), misappropriate or otherwise violate any Third-Party Intellectual Property, breach any terms of service, click-through agreement or any other agreement or rules, policies or guidelines applicable to use of such Third-Party Intellectual Property, and does not constitute unfair competition or unfair trade practices under the Law of any jurisdiction in which Company conducts its business or in which Company Products are manufactured, marketed, distributed, licensed or sold (and there is no basis for any such claim). Neither the Company nor any Subsidiary has been sued in any Action or received any written communications (including any third-party reports by users) alleging that the Company or any Subsidiary has infringed, misappropriated, or otherwise violated or, by conducting its business, would infringe, misappropriate, or otherwise violate any Intellectual Property of any other Person or entity. No Company Intellectual Property or Company Product is subject to any Action, Order, settlement agreement or right that restricts in any manner the use, transfer or licensing thereof by the Company, any Subsidiary, or that may affect the validity, use or enforceability of any Company Intellectual Property.

(k) Licenses; Agreements.

(i) Neither the Company nor any Subsidiary has granted any options, licenses or agreements of any kind relating to any Company-Owned Intellectual Property outside of Standard Outbound IP Licenses and neither the Company nor any Subsidiary is otherwise bound by or a party to any option, license or agreement of any kind with respect to any of the Company-Owned Intellectual Property. All customer and end user licenses to the Company Products have been granted solely on a Software-as-a-Service basis, and no such licensee has been provided with direct access to any Company Source Code.

(ii) Neither the Company nor any Subsidiary is obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Company Products or Company-Owned Intellectual Property.

(l) Other Intellectual Property Agreements. With respect to the Company Intellectual Property Agreements, and without limiting the representations in Section 3.9(k) hereof:

(i) Each such agreement is valid and subsisting and has, where required, been duly recorded or registered;

(ii) Neither the Company nor any Subsidiary is (and will not be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement), in breach of any Company Intellectual Property Agreement and the consummation of the Transactions will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments, rights, obligations or remedies with respect to any Company Intellectual Property Agreements, or give any non-Company or non-Subsidiary party to any Company Intellectual Property Agreement the right to do any of the foregoing;

(iii) To the Knowledge of the Company, no counterparty to any Company Intellectual Property Agreement is in breach thereof;

(iv) At and after the Closing, the Surviving Corporation (as a wholly owned subsidiary of Parent) will be permitted to exercise all of the Company’s rights under the Company Intellectual Property Agreements to the same extent the Company would have been able to had the Transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay;

(v) There are no disputes or Actions (pending or threatened) regarding the scope of any Company Intellectual Property Agreements, or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by the Company or any Subsidiary thereunder;

(vi) No Company Intellectual Property Agreement requires the Company or any Subsidiary to include any Third-Party Intellectual Property in any Company Product or obtain any Person’s approval of any Company Product at any stage of development, licensing, distribution or sale of that Company Product;

(vii) None of the Company Intellectual Property Agreements or any other Contract to which the Company or any subsidiary is a party or is otherwise bound grants any third party exclusive rights to or under any Company-Owned Intellectual Property;

(viii) None of the Company Intellectual Property Agreements grants any third party the right to sublicense any Company-Owned Intellectual Property;

(ix) Other than licenses granted in Open Source Materials, the Company or its Subsidiaries have obtained valid, written, perpetual, non-terminable (other than for cause) licenses (sufficient for the conduct of its business) to all Third-Party Intellectual Property that is incorporated into, integrated or bundled by the Company or any of its Subsidiaries with any of the Company Products; and

(x) No third party that has licensed Intellectual Property Rights to the Company has ownership or license rights to improvements or derivative works made by the Company or any Subsidiary in the Third-Party Intellectual Property that has been licensed to the Company or any Subsidiary, as applicable.

(m) Non-Contravention. None of the execution and performance of this Agreement or the consummation of the Transactions will result in: (i) Parent or any of its Affiliates granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, Parent or any of its Affiliates, (ii) Parent or any of its Affiliates, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, (iii) Parent or the Surviving Corporation being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the Transactions or (iv) any termination of, or other material impact to, any Company Intellectual Property.

(n) Company Source Code. Neither the Company nor any Subsidiary has disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code, other than disclosures to Authors and subject to a written confidentiality agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Subsidiary of any Company Source Code, other than disclosures to employees and consultants involved in the development of Company Products. Without limiting the foregoing, neither the execution nor performance of this Agreement nor the consummation of any of the Transactions will result in a release from escrow or other delivery to a third party of any Company Source Code.

(o) Open Source Software.

(i) Schedule 3.9(o)(i) of the Company Disclosure Letter identifies all Open Source Materials used in or by any Company Products, describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Company or any Subsidiary) and identifies the licenses under which such Open Source Materials were used. The Company and each of its Subsidiaries is in compliance with the terms and conditions of all licenses for the Open Source Materials.

(ii) The Company has not (A) incorporated Open Source Materials into, or combined Open Source Materials with, the Company-Owned Intellectual Property or Company Products, (B) distributed Open Source Materials in conjunction with any Company-Owned Intellectual Property or Company Products or (C) used Open Source Materials, in such a way that, with respect to clauses (A), (B) or (C), creates, or purports to create, obligations for the Company with respect to any Company-Owned Intellectual Property or grant, or purport to grant, to any third party any rights or immunities under any Company-Owned Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) be licensed for the purpose of making derivative works or (z) be redistributable at no charge).

(p) Information Technology.

(i) Status. The arrangements relating to the ICT Infrastructure (including its operation and maintenance and any amendments or modifications thereto) will not be adversely affected by the Transactions, and the ICT Infrastructure will continue to be available for use by the Company and Parent immediately following the consummation of the Transactions and thereafter on substantially the same terms and conditions as prevailed immediately before the Closing, without further action or payment by Parent. The Company is the sole legal and beneficial owner of, or is authorized to use pursuant to a valid and enforceable written license or lease, the ICT Infrastructure. The ICT Infrastructure that is currently used in the Company’s business constitutes all the information and communications technology and other systems infrastructure reasonably necessary for the immediate and anticipated needs of such business, including having sufficient capacity and maintenance and support requirements to satisfy the requirements of the business with regard to information and communications technology, data processing and communications. The ICT Infrastructure is: (A) in good working order and functions in accordance with all applicable documentation and specifications, (B) maintained and supported in accordance with best industry practice and is covered by sufficient maintenance and warranty provisions to remedy, or provide compensation for, any material defect and (C) protected by adequate security and disaster recovery arrangements, including taking and storing back-up copies (both on- and off-site) of the software and any data in the ICT Infrastructure and following procedures for preventing the introduction of viruses to, and unauthorized access of, the ICT Infrastructure.

(ii) No Faults. Neither the Company nor any Subsidiary has experienced, and no circumstances exist that are likely or expected to give rise to, any disruption in or to the operation of the Company’s business as a result of: (A) any substandard performance or defect in any part of the ICT Infrastructure whether caused by any viruses, bugs, worms, software bombs or otherwise, lack of capacity or otherwise or (B) a breach of security in relation to any part of the ICT Infrastructure.

(iii) ICT Agreements. All Contracts relating to the ICT Infrastructure are valid and binding and no Contract (including any Contract for Third-Party Intellectual Property) that relates to the ICT Infrastructure has been the subject of any breach by the Company or any other Person, and the Company (A) has not waived any breach thereof by any other Person, (B) has not received any notice of termination of any such Contract and (C) is not aware of any circumstances that would give rise to a breach, suspension, variation, revocation or termination of any such Contract without the consent of the Company (other than termination on notice in accordance with the terms of such Contract).

(q) Privacy and Personal Data.

(i) The Company’s and each Subsidiary’s data, privacy and security practices conform, and at all times have conformed, to all of the Company Privacy Commitments (as defined below) and Privacy Laws. The Company is not a “Covered Entity” or “Business Associate” as such terms are defined in the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), and to the Company’s Knowledge, neither the Company nor any Subsidiary has or Processes any “protected health information” as such term is defined by HIPAA.

(ii) The Company and each Subsidiary has at all times: (A) provided adequate notice and obtained any necessary consents from data subjects required for the Processing of Personal Data as conducted by or for the Company or its Subsidiaries, (B) abided by any privacy choices (including opt-out preferences) of data subjects relating to Personal Data, and (C) strictly adhered to and fully complied with all obligations, commitments and restrictions related to and governing the Processing of Company Data, including, without limitation, all third party access program agreements, all requests or demands to permanently destroy or delete Personal Data, and obligations to segregate the data of licensors, in each case, as required by applicable Privacy Law or by the terms of any Contract by which the Company is bound, or by the terms of the applicable Company Privacy Policy (collectively, “Company Privacy Commitments”). The Company and each of its Subsidiaries has established and maintains appropriate controls and measures to evaluate, monitor and ensure its compliance with all Company Privacy Commitments. Neither the execution, delivery and performance of this Agreement nor the consummation of the Transactions will cause, constitute, or result in a breach or violation of any Company Privacy Commitments, or standard terms of service entered into by users of the Company Products. Copies of all current and prior Company Privacy Policies have been made available to Parent and such copies are true, correct and complete.

(iii) The Company has established and maintains appropriate written technical, physical and organizational measures, and security systems and technologies in compliance with all data security requirements under Privacy Laws and Company Privacy Commitments that are designed to protect Company Data against accidental, unauthorized or unlawful Processing in a manner appropriate to the risks represented by the Processing of such data by the Company and its data processors. The Company’s comprehensive written information security program described above has been designed using and complies with the ISO/IEC 27001 security standard, and an independent third party has certified the compliance of the Company. The Company and its data processors have taken appropriate steps to ensure the reliability of its employees and contractors that have access to Company Data, to train such employees and contractors on all applicable aspects of Privacy Laws and other Company Privacy Commitments and to ensure that all employees and contractors with the right to access such data are under written obligations of confidentiality with respect to such data.

(iv) No breach, security incident or violation of any Privacy Laws or other Company Privacy Commitments in relation to Company Data has occurred or is threatened, and there has been no unauthorized or illegal Processing of any Company Data. No circumstance has arisen in which: (A) Privacy Laws would require the Company to notify a Governmental Entity or data subject of a data security breach or security incident or (B) applicable guidance or codes of practice promulgated under Privacy Laws would recommend the Company to notify a Governmental Entity of a data security breach.

(v) Neither the Company nor any Subsidiary has received or experienced and, to the Knowledge of the Company, there is no circumstance (including any circumstance arising as the result of an audit or inspection carried out by any Governmental Entity) that would reasonably be expected to give rise to, any Action, Order, notice, communication, warrant, regulatory opinion, audit result or allegation from a Governmental Entity or any other Person (including a data subject): (A) alleging or confirming non-compliance with a relevant requirement of Privacy Laws or other Company Privacy Commitments, (B) requiring or requesting the Company or its Subsidiaries to amend, rectify, cease Processing, de-combine, permanently anonymize, block or delete any Company Data, (C) permitting or mandating relevant Governmental Entities to investigate, requisition information from, or enter the premises of, the Company with respect to any applicable Privacy Laws or Company Privacy Commitments or (D) claiming compensation from the Company or any Subsidiary with respect to any applicable Privacy Laws or Company Privacy Commitments. Neither the Company nor any Subsidiary has been involved in any Actions involving a breach or alleged breach of Privacy Laws or other Company Privacy Commitments.

(r) Company Websites. No domain names have been registered by any Person that are similar to any trademarks, service marks, domain names or business or trading names used, created or owned by the Company or any Subsidiary. The contents of any Company Website and all transactions conducted by the Company or any Subsidiary over the Internet comply with applicable Law and codes of practice in any applicable jurisdiction.

3.10 Material Contracts.

(a) Except for (i) this Agreement, (ii) agreements or Contracts contemplated by this Agreement or the Transactions and (iii) the Contracts specifically identified in Schedule 3.10 of the Company Disclosure Letter (with each of such Contracts specifically identified under subsection(s) of such Schedule 3.10 that correspond to the Subsection or Subsections of this Section 3.10(a) applicable to such Contract), neither the Company nor any Subsidiary is a party to or bound by any of the following Contracts (each, a “Material Contract”):

(i) (A) any management service, partnership or joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons and (C) any Contract that involves the payment of royalties to any other Person;

(ii) any Contract with a (A) Significant Customer or (B) Significant Supplier;

(iii) any continuing Contract for the purchase, sale or license of materials, supplies, equipment, services, software, Intellectual Property or other assets involving, in the case of any such Contract, payments to the Company or any Subsidiary of more than $150,000 per year, or by the Company or any Subsidiary of more than $150,000 per year;

(iv) any Contract that expires or may be renewed at the option of any Person other than the Company or its Subsidiaries so as to expire more than one year after the Agreement Date;

(v) any distributor, original equipment manufacturer, reseller, value added reseller, sales, advertising, agency or manufacturer’s representative Contract;

(vi) any Contract (A) pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of the Company Products or Company Intellectual Property, (B) containing any non-competition covenants, exclusivity or other similar restrictions relating to the Company Products or Company-Owned Intellectual Property, or (C) that limits or would limit the freedom of the Company or any of its successors, assigns or Affiliates to (1) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Intellectual Property or (2) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services;

(vii) all licenses, sublicenses and other Contracts to which the Company or any Subsidiary is a party and pursuant to which the Company or any Subsidiary acquired or is authorized to use any Third-Party Intellectual Property, except for Standard Inbound IP Licenses;

(viii) any license, sublicense or other Contract to which the Company or a Subsidiary is a party and pursuant to which any Person is authorized to use any Company-Owned Intellectual Property Rights except for Standard Outbound IP Licenses in which the aggregate value of such license is less than $150,000;

(ix) any license, sublicense or other Contract pursuant to which the Company or any Subsidiary has agreed to any restriction on the right of the Company to use or enforce any Company-Owned Intellectual Property Rights (excluding nonexclusive rights or licenses) or pursuant to which the Company or any Subsidiary agrees to encumber (other than Permitted Encumbrances), transfer or sell rights in or with respect to any Company-Owned Intellectual Property;

(x) any Contract providing for the development of any software, technology or Intellectual Property Rights, independently or jointly, either by or for the Company or any Subsidiary (other than employee invention assignment agreements and consulting agreements with Authors on the Company’s standard form of agreement, copies of which have been provided to Parent);

(xi) any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into by the Company or any Subsidiary in the ordinary course of business consistent with past practice;

(xii) any agreement of indemnification or warranty or any Contract containing any support, maintenance or service obligation or cost on the part of the Company or any Subsidiary (other than under its unmodified form of standard customer or distributor agreement, the form of which has been provided to Parent);

(xiii) any settlement agreement with respect to any Action;

(xiv) any standstill or similar agreement containing provisions prohibiting a third party from purchasing Equity Interests of the Company or assets of the Company or any Subsidiary or otherwise seeking to influence or exercise control over the Company or any Subsidiary;

(xv) any Contract or plan (including any stock option, merger and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Capital Stock or any other securities of the Company or any Subsidiary or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor, except for the repurchase rights (if any) disclosed on Schedule 3.5(a), Schedule 3.5(b)-1 and Schedule 3.5(c) of the Company Disclosure Letter;

(xvi) any Contract with any labor union or any collective bargaining agreement or similar Contract with its Employees;

(xvii) any separation agreement, settlement agreement with any Employee, under which the Company or any Subsidiary has any current actual or potential Liability, as well as any settlement agreement, consent decree, or other similar agreement with any Governmental Entity;

(xviii) any employment Contract or offer letter with any Employee, or beneficial owner of more than 5% of the total shares of Company Capital Stock that is not immediately terminable at-will by the Company without notice, severance, or other cost or Liability;

(xix) any Contract providing for retention payments, change of control payments, severance, accelerated vesting or any other payment or benefit that may or will become due as a result of the Merger;

(xx) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(xxi) any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the Liabilities or indebtedness of any other Person, including any Contract mortgaging, pledging or otherwise placing an Encumbrance (other than Permitted Encumbrances) on any material portion of the assets of the Company;

(xxii) any Contract for capital expenditures in excess of $50,000 in the aggregate;

(xxiii) any Contract pursuant to which the Company or any Subsidiary is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other tangible personal property involving expenditures in excess of $50,000 per annum;

(xxiv) any Contract with any investment banker, broker, advisor or similar party retained by the Company, in connection with this Agreement and the Transactions;

(xxv) any Contract pursuant to which the Company or any Subsidiary has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, exclusive license or otherwise, or any Contract pursuant to which it has any material ownership interest in any other Person;

(xxvi) any Contract with any Governmental Entity, any Company Authorization, or any Contract with a government prime contractor, or higher-tier government subcontractor, including any indefinite delivery/indefinite quantity contract, firm-fixed-price contract, schedule contract, blanket purchase agreement, or task or delivery order (each a “Government Contract”); or

(xxvii) any Contract entered into by the Company or any Subsidiary with any customer or reseller of the Company or any Subsidiary that provide for obligations by the Parent or its successors that do not terminate within one year following the Closing (“Long Term Customer Contracts”);

(b) All Material Contracts are in written form. The Company and each Subsidiary have performed all of the material obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default in respect of, any Material Contract. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar Law affecting the rights of creditors generally and rules of Law governing specific performance, injunctive relief and other equitable remedies. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any Subsidiary or to the Knowledge of the Company, with respect to any other contracting party, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract. Neither the Company nor any Subsidiary has received any notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract. None of the Company or any Subsidiary has any Liability for renegotiation of Government Contracts. The Company has heretofore made available to Parent in the Data Room (1) correct and complete copies of each written Material Contract and (2) summaries of each oral Material Contract, together with any and all material amendments and supplements thereto and “side letters” and similar documentation relating thereto.

3.11 Employee Benefit Plans and Employee Matters.

(a) Schedule 3.11(a) of the Company Disclosure Letter lists all (A) employee benefit plans within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA; and (B) stock option plans, stock purchase plans, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; in each case whether written, unwritten or otherwise, funded or unfunded, that is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate, under which any Employee (of any dependent thereof) is eligible to receive benefit or otherwise participate, and/or with respect to which the Company or any ERISA Affiliate of the Company has or may have any Liability or obligation (each, a “Company Employee Plan”). Neither the Company nor any of its Subsidiaries has made any commitment (whether written or oral) to establish or enter into any new Company Employee Plan or to modify the terms of any Company Employee Plan.

(b) The Company has delivered or made available to Parent: (i) an accurate and complete copy of all material documents setting forth the terms of each Company Employee Plan, including all amendments thereto and all related trust documents; (ii) a complete and accurate copy of the annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code, with respect to such Company Employee Plan for the three most recent plan years; (iii) if such Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of such Company Employee Plan’s assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, with respect to such Company Employee Plan; (v) if such Company Employee Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof; (vi) accurate and complete copies of all material Contracts relating to such Company Employee Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; (vii) all material written materials provided to Employees or participants relating to such Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company or any ERISA Affiliate of the Company; (viii) all material correspondence, if any, to or from any Governmental Entity relating to such Company Employee Plan; (ix) all insurance policies, if any, in the possession of the Company or any ERISA Affiliate pertaining to fiduciary liability insurance covering the fiduciaries for such Company Employee Plan; (x) if such Company Employee Plan is intended to be qualified under Section 401(a) of the Code, all discrimination tests, if any, required under the Code for such Company Employee Plan for the three most recent plan years; and (xi) if such Company Employee Plan is intended to be qualified under Section 401(a) of the Code, the most recent IRS determination letter (or opinion or notification letter, if applicable) received with respect to such Company Employee Plan.

(c) Any Company Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, including all amendments, or has applied (or has time remaining in which to apply) to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or has been established under a standardized prototype plan for which an IRS opinion or notification letter has been obtained by the plan sponsor and is valid as to the adopting employer, and there is not any event, condition or circumstance that could result in disqualification under the Code.

(d) Each Company Employee Plan has been administered in all material respects in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company and each ERISA Affiliate has, in all material respects, performed all material obligations required to be performed by it under, is not in material default under or in material violation of, and, to the Company’s knowledge, no material default or violation by any other party to, any of the Company Employee Plans has occurred. There has been no “prohibited transaction” within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Employee Plans. No suit, administrative proceeding, action, audit, investigation, litigation or claim is pending or reasonably anticipated, or to the Knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan or against the assets of any Company Employee Plan, including any audit or inquiry by any Governmental Entity, including, without limitation, the IRS or United States Department of Labor.

(e) None of the Company Employee Plans promises or provides medical or other retiree welfare benefits to any Person for any reason following their termination of employment or service other than as required under COBRA or similar state Law, and the Company and its Subsidiaries have not ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits post-termination, except to the extent required by statute.

(f) All contributions required to be made by the Company or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan year (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business consistent with past practice after the Company Balance Sheet Date as a result of the operations of the Company after the Company Balance Sheet Date). There has been no amendment to, interpretation or announcement (whether or not written) by the Company or other ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan that would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent full fiscal year included in the Financial Statements. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Parent and/or the Surviving Corporation and/or any of their Affiliates (other than ordinary and reasonable administrative expenses typically incurred in a termination event).

(g) Neither the Company nor any ERISA Affiliates has ever maintained, established, sponsored, participated in, had any Liability with respect to or had any obligation to contribute to any: (i) plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section 3(37) of ERISA; (iii) “multiple employer plan” (within the meaning of Section 413(c) of the Code); or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Company Employee Plan has ever held employer real property or employer securities as a plan asset, within the meaning of ERISA.

(h) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides group health benefits to Employees (including any such plan pursuant to which a stop loss policy or Contract applies).

(i) Schedule 3.11(i) of the Company Disclosure Letter lists each Company Employee Plan that is sponsored, adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any Liability, for the benefit of Employees who perform services primarily outside the United States (each such plan, an “International Employee Plan”), including the applicable jurisdiction. Each International Employee Plan

(i) is and has been adopted, administered and maintained in all material respects in compliance with the terms of such International Employee Plan and the provisions of the Laws of each jurisdiction in which such International Employee Plan is maintained, to the extent those Laws are applicable to such International Employee Plan, (ii) if intended to qualify for special Tax treatment, meets all requirements for such treatment, and (iii) if intended to be funded and/or book-reserved is fully funded and/or book-reserved, as appropriate, based on reasonable actuarial assumptions. No International Employee Plan has unfunded Liabilities that will not be offset by insurance or that are not accrued on the financial statements of the Company in accordance with GAAP. No International Employee Plan provides for any form of defined benefit or final salary pension for any employee.

(j) The Company is in compliance in all material respects with all applicable Law respecting employment, including, but not limited to: discrimination in employment, terms and conditions of employment, the WARN Act (or similar state Law), leaves of absence, disability accommodation, immigration, employee benefits, worker classification (including the proper classification of workers as independent contractors and consultants, and employees as exempt or non-exempt), wages, hours, occupational safety and health, and employment practices. The Company is not and has not engaged in any unfair labor practice. The Company is not a party to or bound by any collective bargaining agreement, works council arrangement, or other labor union Contract and nor is it liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing, nor has the Company experienced any union organization attempts, material labor disputes or material work stoppage or material slowdowns due to labor disagreements. The Company has paid in full to all current and former Employees, independent contractors, and consultants all wages, salaries, commissions, bonuses, benefits, and other compensation that are due and owing to such Persons.

(k) The Company is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for current or former Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against the Company under any workers’ compensation plan or policy or for long-term disability. The Company does not have any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. There are no controversies pending or, to the Knowledge of the Company, threatened, between the Company and any of its current or former Employees, independent contractors or consultants, which controversies have or would reasonably be expected to result in any Action before any Governmental Entity or material Liability.

(l) The Company has provided to Parent true, correct and complete copies of each of the following: (i) all forms of offer letters, (ii) all forms of employment, severance, retention, or change of control agreements, (iii) all forms of independent contractor agreements for individual independent contractors or consultants, (iv) all forms of confidentiality, non-competition or inventions agreements used with Company Employees and Employees of each Subsidiary, (v) the most current management organization chart(s), (vi) all forms of bonus plans and any form award agreement thereunder, and a schedule of bonus commitments made to Employees of the Company or any Subsidiary, (vii) any commission plan or other incentive compensative agreement, and a schedule of the actual or estimated commission payments owed but unpaid to each eligible Employee, and (viii) any such document in clauses (i)-(vii) that deviate materially from the form document.

(m) The Company has provided Parent a list, true, correct and complete as of the Agreement Date, identifying all officers and employees of the Company and each Subsidiary, and showing each such individual’s name, employing entity, position, status as exempt/non-exempt, city/country of employment, date of hire, notice period for termination, as applicable, any leave of absence status, annual remuneration, commission, and bonus, or other incentive compensation opportunities for the current fiscal year and the most recently completed fiscal year (including for employees in jurisdictions outside of the United States, holiday and sick pay entitlements). The Company has provided Parent a list, true, correct and complete as of the Agreement Date, identifying all of its independent contractors or consultants and advisory board members, and, for each, (i) such individual’s compensation, (ii) such individual’s initial date of engagement, (iii) whether such engagement has been terminated by written notice by either party thereto and (iv) the notice or termination provisions applicable to the services provided by such individual.

(n) No Employee is in violation of any term of any employment agreement, non-competition agreement or any restrictive covenant to a former employer or other entity relating to the right of any such Person to be employed by or perform services to the Company or the applicable Subsidiary.

(o) Except as set forth on Schedule 3.11(n) of the Company Disclosure Letter, the employment of each of the Employees of the Company and each of the Subsidiaries is “at will” and neither Company nor any Subsidiary has any obligation to provide any particular form or period of notice prior to terminating the employment of any Employee.

(p) As of the Agreement Date, except as set forth on Schedule 3.11(o) of the Company Disclosure Letter, no Employee has given notice to the Company or any Subsidiary to terminate his or her employment with the Company or any Subsidiary and, to the Knowledge of the Company, no Employee intends to terminate his or her employment with the Company or any Subsidiary. No employee of the Company or any Subsidiary has been dismissed in the 12 months immediately preceding the Agreement Date. There are no performance improvements or disciplinary actions contemplated or pending against any of the Employees.

(q) Except as set forth on Schedule 3.11(q), neither the execution, delivery or performance of this Agreement, nor the consummation of the Transactions will, individually or in combination with the occurrence of some other event (whether contingent or otherwise), (i) result in any payment or benefit (including severance, change of control payment, golden parachute, bonus, or otherwise) becoming due or payable, or required to be provided, to any Employee, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any Employee, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) increase the amount of compensation due to any Person or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any Subsidiary to any Person.

(r) Each Company Employee Plan that is a group health plan are in material compliance with the Patient Protection and Affordable Care Act, the Health Care and Education Reconciliation Act of 2010 and subsequent agency guidance (collectively, the “2010 Health Care Law”). To the Knowledge of the Company, the design and operation of each Company Employee Plan that is a group health plan has not resulted in the incurrence of any penalty or excise tax under Code Section 4980H to the Company pursuant to the 2010 Health Care Law. To the Knowledge of the Company, there is nothing that would create a reporting obligation or excise tax under 4980D of the Code.

3.12 Foreign Corrupt Practices. Neither the Company, any Subsidiary, nor any director, officer, Affiliate or Employee of the Company (in their capacities as such or relating to their employment, services or relationship with the Company), has (i) taken any action directly or indirectly in furtherance of an offer, payment, promise to pay, or authorization or approval of any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of what form, whether in money, property, or services (A) to obtain favorable treatment for business or Contracts secured, (B) to pay for favorable treatment for business or Contracts secured, (C) to obtain special concessions or for special concessions already obtained; (D) to improperly influence or induce any act or decision, (E) to secure any improper advantage, or (F) in violation of applicable Law (including the Foreign Corrupt

Practices Act) or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company. The Company and each Subsidiary has established adequate internal controls and procedures to promote and achieve compliance with the Foreign Corrupt Practices Act and with the representation and warranty contained in the first sentence of this Section 3.12 and has made available to Parent all such documentation.

3.13 Litigation. As of the Agreement Date, there is no Action to which the Company or any Subsidiary is a party pending before any Governmental Entity, or, to the Knowledge of the Company, threatened against the Company or any Subsidiary or any of its respective assets or any of its respective Employees (in their capacities as such). To the Knowledge of the Company, there is not any reasonable basis for any such Action. There is no Order against the Company, any Subsidiary, any of their assets or any of their directors, officers or Employees (in their capacities as such). To the Company’s Knowledge, there is no reasonable basis for any Person to assert a claim against the Company, any Subsidiary or any of their assets or directors, officers or Employees (in their capacities as such or relating to their employment, services or relationship with the Company or a Subsidiary) based upon: (a) the Company entering into this Agreement, any of the Transactions or the agreements contemplated by this Agreement, including a claim that such director, officer or employee breached a fiduciary duty in connection therewith, (b) any confidentiality or similar agreement entered into by the Company regarding its assets or (c) any claim that the Company has agreed to sell or dispose of any of its assets to any party other than Parent, whether by way of merger, consolidation, sale of assets or otherwise. Neither the Company nor any Subsidiary has (x) as of the Agreement Date, any Action pending against any other Person, and (y) following the Agreement Date until the Closing, any lawsuit against any other Person except for any lawsuit which the Company or any Subsidiary would be entitled to initiate and pursue pursuant to the terms of Section 5.2(t).

3.14 Insurance. Schedule 3.14 of the Company Disclosure Letter lists as of the Agreement Date all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, or Employees (in such capacities as Employees) of the Company and each Subsidiary, including the type of coverage, the carrier, the policy limits of coverage, the term and the annual premiums of such policies. There are and have been no claims in the last five years for which an insurance carrier has denied or threatened to deny coverage. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company and each Subsidiary are otherwise in material compliance with the terms of such policies and bonds.

3.15 Environmental, Health and Safety Matters. The Company and each Subsidiary are in compliance with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of its business or assets or properties. As of the Agreement Date, there are no pending or, to the Knowledge of the Company, threatened allegations by any Person that the properties or assets of the Company or any Subsidiary are not, or that its business has not been conducted, in compliance with all Environmental, Health and Safety Requirements. Neither the Company nor any Subsidiary has retained or assumed any Liability of any other Person under any Environmental, Health and Safety Requirements. There are no past or present facts, circumstances of conditions that would reasonably be expected to give rise to any Liability of the Company or any Subsidiary with respect to Environmental, Health and Safety Requirements.

3.16 Customers and Suppliers.

(a) Neither the Company nor any Subsidiary has any outstanding material disputes concerning its products and/or services with any customer or distributor who, in the year ended January 31, 2018 or the five months ended June 30, 2018 (each, a “Measurement Period”), was one of the 25 largest sources of revenues for the Company, based on amounts paid or payable with respect to such periods (each, a “Significant Customer”), and, to the Knowledge of the Company as of the Agreement Date, there is no material dissatisfaction on the part of any Significant Customer. Each Significant Customer is listed on Schedule 3.16(a) of the Company Disclosure Letter. Neither the Company nor any Subsidiary has received any information from (A) any Significant Customer, as of the Agreement Date, or (B) following the Agreement Date and prior to the Closing, Significant Customers comprising in the aggregate greater than 5% of revenues of the Company in either of the Measurement Periods, in either case that such Significant Customer(s) shall not continue as a customer or customers of the Company (or the Surviving Corporation or Parent) after the Closing or that such Significant Customer(s) intends to terminate or materially modify existing Contracts with the Company or any Subsidiary (or the Surviving Corporation or Parent).

(b) Neither the Company nor any Subsidiary has any outstanding material disputes concerning products and/or services provided by any supplier or partner who either, (i) in the year ended January 31, 2018 or the five months ended June 30, 2018, was one of the 25 largest suppliers of products and/or services to or partner of the Company or any Subsidiary, based on amounts paid or payable with respect to such periods or (ii) provided products, services or support with respect to the development, hosting or maintenance of the Company Products (each, a “Significant Supplier”), there is no material dissatisfaction as of the Agreement Date on the part of the Company with respect to any Significant Supplier and, to the Knowledge of the Company, there is no material dissatisfaction on the part of any Significant Supplier with respect to the Company. Each Significant Supplier is listed on Schedule 3.16(b) of the Company Disclosure Letter. As of the Agreement Date, neither the Company nor any Subsidiary has received any information from any Significant Supplier that such supplier shall not continue as a supplier to the Company (or the Surviving Corporation or Parent) after the Closing or that such Significant Supplier intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Parent). Each of the Company and its Subsidiaries has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on its business and, to the Knowledge of the Company, there is no reason why the Company and its Subsidiaries will not continue to have such access on commercially reasonable terms.

3.17 Interested Party Transactions. None of the officers and directors of the Company or any Subsidiary and, to the Knowledge of the Company, none of the other Employees of the Company or any Subsidiary, nor any Company Stockholders, nor any immediate family members of any of the foregoing, (i) has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any Subsidiary (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded), (ii) is a party to, or to the Knowledge of the Company, otherwise directly or indirectly interested in, any Contract to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or its assets is bound, except for normal compensation for services as an officer, director or employee thereof or (iii) to the Knowledge of the Company, has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the Company’s business, except for the rights of Company Stockholders under Law. There are no other amounts for borrowed money outstanding pursuant to loans from the Company or any Subsidiary to any Company Employee, other than those amounts set forth on Schedule 3.17 of the Company Disclosure Letter.

3.18 Books and Records. The Company has provided to Parent true, correct and complete copies of (a) all documents identified on the Company Disclosure Letter, (b) the Charter Documents, and (c) all of the organizational documents of each Subsidiary, each as currently in effect. The minute books of the Company and each Subsidiary provided to Parent contain a true, correct and complete summary, in all material respects, of all meetings of directors of the Company and each Subsidiary and of the Company Stockholders or actions by written consent since the time of incorporation of the Company through the Agreement Date, and reflect all transactions referred to in such minutes accurately in all material respects. The books, records and accounts of the Company and each Subsidiary (i) are true, correct and complete in all material respects, (ii) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (iii) are stated in reasonable detail and accurately and fairly reflect all of the transactions and dispositions of the assets and properties of the Company and its Subsidiaries and (iv) accurately and fairly reflect the basis for the Financial Statements.

3.19 Transaction Fees. Except for Union Square Advisors LLC, no broker, finder, financial advisor, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission in connection with the origin, negotiation or execution of this Agreement or in connection with the Transactions on behalf of the Company or any Subsidiary.

3.20 Export Control Laws. Each of the Company and each Subsidiary has conducted its export transactions in accordance in all respects with applicable provisions of United States export and re-export controls, including the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations and other controls administered by the United States Department of Commerce and/or the United States Department of State and all other applicable import/export controls in other countries in which the Company or any Subsidiary conducts business. Without limiting the foregoing: (a) the Company has obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (i) the export, import and re-export of the Company Products and (ii) releases of the Company Products (collectively, “Export Approvals”), (b) the Company is in compliance with the terms of all applicable Export Approvals, (c) there are no pending or, to the Knowledge of the Company, threatened claims against the Company or any Subsidiary with respect to such Export Approvals, (d) there are no actions, conditions or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any future claims and (e) no Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, except for such Export Approvals that can be obtained expeditiously and without material cost.

3.21 Stockholder Notice. None of the Stockholder Notice and any amendment or supplement thereto (other than any of the information supplied or to be supplied by Parent for inclusion therein) will contain, as of the date or the mailing of such document, any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:

4.1 Organization and Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

4.2 Authority and Enforceability.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub, respectively, in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Law affecting the rights of creditors generally and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the articles or certificate of incorporation, as applicable, or bylaws or other equivalent organizational or governing documents of Parent and Merger Sub, in each case as amended to date, (ii) assuming the making of all filings as may be required under the HSR Act the expiration or termination of the applicable waiting period, applicable Law, or (iii) any Contract material to Parent or Merger Sub, except in the case of (ii) or (iii) where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Parent’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.

4.3 Legal Proceedings. There is no Action pending against Parent or Merger Sub and, to the knowledge of Parent, no such Action has been threatened against Parent or Merger Sub, and Parent and Merger Sub are not subject to any Order that, individually or in the aggregate, has had, or would reasonably be expected to have a material adverse effect on Parent or Merger Sub or their respective ability to consummate the Merger and the other Transactions.

4.4 Financial Capability. Parent and Merger Sub have available sufficient cash or other sources of immediately available funds to pay all amounts payable pursuant to this Agreement if, as and when due, and Parent and Merger Sub’s obligations hereunder are not subject to any conditions regarding Parent and Merger Sub’s ability to obtain financing.

4.5 Transaction Fees. No broker, finder, financial advisor, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission in connection with the origin, negotiation or execution of this Agreement or in connection with the Transactions on behalf of Parent or Merger Sub.

ARTICLE V

CONDUCT OF COMPANY BUSINESS

5.1 Conduct of Company Business. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, and subject to applicable Law, the Company shall:

(a) except as expressly set forth on Schedule 5.1 of the Company Disclosure Letter, conduct the business solely in the ordinary course consistent with past practice (except to the extent expressly provided otherwise herein or as consented to in writing by Parent) and in compliance with applicable Law;

(b) (i) pay and perform all of its undisputed debts and other obligations (including Taxes) when due, (ii) use reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practice, (iii) sell the Company’s products and services consistent with past practice as to license, service and maintenance terms, incentive programs and revenue recognition and other terms and (iv) use its reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees (other than termination for cause, provided that the Company shall have provided reasonable notice to Parent prior to such termination) and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it;

(c) assure that each of its Contracts entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party thereto in connection with, or terminate as a result of the consummation of, the Transactions, and shall give reasonable advance notice to Parent prior to allowing any Material Contract or right thereunder to lapse or terminate by its terms;

(d) promptly notify Parent of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; and

(e) promptly notify Parent of any notice or other communication from any Governmental Entity (i) relating to the Transactions, (ii) indicating that a Company Authorization is or about to be revoked or (iii) indicating that a Company Authorization is required in any jurisdiction in which such Company Authorization has not been obtained, which revocation or failure to obtain has had or would reasonably be expected to be material to Parent (following the Effective Time) or the Company.

5.2 Restrictions on Conduct of the Business. Without limiting the generality or effect of the provisions of Section 5.1 and subject to applicable Law, except as expressly set forth on Schedule 5.2 of the Company Disclosure Letter, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall not cause or permit any of the following (except to the extent expressly provided otherwise herein or as consented to in advance in writing by Parent):

(a) Charter Documents. Except for the Charter Amendment, amend its certificate of incorporation or bylaws or equivalent organizational or governing documents;

(b) Merger, Reorganization. Merge or consolidate itself with any other Person or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

(c) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or other property) in respect of any of its Equity Interests, or split, combine or reclassify any of its Equity Interests or issue or authorize the issuance of any Equity Interests or other securities in respect of, in lieu of or in substitution for its Equity Interests, or repurchase or otherwise acquire, directly or indirectly, any of its Equity Interests except for purchases from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service and issuances in connection with the exercise of Company Options that are outstanding as of the Agreement Date;

(d) Material Contracts. (i) Enter into, amend, renew or modify any (A) Contract that would (if entered into, amended, renewed or modified prior to the Agreement Date) constitute a Material Contract, except that the Company may enter into Contracts with customers so long as such Contracts would not (if entered into, amended, renewed or modified prior to the Agreement Date) constitute a Material Contract described in Section 3.10(a)(vi), and are entered into in the Company’s ordinary course of business consistent with past practice, (B) other material Contract other than Contracts with customers described in clause (A) above, or (C) Contract requiring a novation or consent in connection with the Merger or the other Transactions, (ii) violate, terminate, or waive any of the terms of any of its Material Contracts, or (iii) enter into, amend, renew, modify or terminate any Contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would be reasonably likely to (A) adversely affect the Company (or, following consummation of the Merger, Parent or any of its Affiliates) in any material respect, (B) impair the ability of the Company or the Stockholders’ Representative to perform their respective obligations under this Agreement or (C) prevent or materially delay or impair the consummation of the Merger and the other Transactions;

(e) Issuance of Equity Interests. Issue, deliver, grant or sell or authorize or propose the issuance, delivery, grant or sale of, or purchase or propose the purchase of, any Company Voting Debt or any Equity Interests, or enter into or authorize or propose to enter into any Contracts of any character obligating it to issue any Equity Interests, other than: (i) the issuance of shares of Company Common Stock pursuant to the exercise of Company Options that are outstanding as of the Agreement Date, (ii) the issuance of shares of Company Capital Stock pursuant to the exercise of Company Warrants (so long as such exercise is no later than five Business Days prior to Closing) and (ii) the repurchase of any shares of Company Capital Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service;

(f) Employees; Consultants; Independent Contractors; Company Board. (i) Hire, or offer to hire, any additional officers or other employees, or any consultants or independent contractors (other than any such Person who has a total annualized base salary or base compensation of less than $150,000 and otherwise in the ordinary course of business consistent with past practice), (ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities or terms and conditions of employment of any employee of the Company (other than any such Person who has a total annualized base salary or base compensation of less than $150,000 and otherwise in the ordinary course of business consistent with past practice), (iii) enter into, amend or extend the term of any employment or consulting agreement, bonus arrangement, severance agreement, retention bonus, or change of control agreement with, or Company Option held by, any officer, employee, consultant or independent contractor, (iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by Law) or (v) add any new members to the Company Board;

(g) Loans and Investments. Make any loans or advances (other than routine expense advances to employees of the Company consistent with past practice) to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances;

(h) Intellectual Property; Privacy. Except for entering into Standard Inbound IP Licenses in which the aggregate payments from the Company under the Contract are less than $50,000, and except for Standard Outbound IP Licenses, transfer or license from any Person any rights to any Intellectual Property, transfer or license to any Person any rights to any Company Intellectual Property, or transfer or provide a copy of any Company Source Code to any Person (including any current or former employee or consultant of the Company or any contractor or commercial partner of the Company) (other than providing access to Company Source Code to current employees and consultants of the Company involved in the development of the Company Products on a need to know basis in the ordinary course of business consistent with past practice); materially amend or replace any Company Privacy Policy;

(i) Patents. Take any action regarding a patent, patent application or other Intellectual Property right, other than filing continuations for existing patent applications or completing or renewing registrations of existing patents, domain names, trademarks or service marks in the ordinary course of business consistent with past practice;

(j) Dispositions. Sell, lease, license or otherwise dispose of or encumber (other than Permitted Encumbrances) any of its material properties or material assets, other than sales and non-exclusive licenses of Company Products in the ordinary course of business consistent with its past practice, or enter into any Contract with respect to the foregoing;

(k) Product Releases. Unless the Company has provided reasonable prior written notice to Parent (in which case Parent’s consent shall not be required), issue, deliver, or provide any material new releases of any material Company Products to any Person;

(l) Leases. Enter into any operating lease in excess of $25,000 or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(m) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(n) Payment of Obligations. (i) Pay, discharge or satisfy (A) any Liability to any Person who is an officer, director or stockholder of the Company, other than compensation due for services as an officer or director, or (B) any claim or Liability arising other than in the ordinary course of business consistent with past practice, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements and Third Party Expenses, (ii) defer payment of any accounts payable other than in the ordinary course of business consistent with past practice, or (iii) give any discount, accommodation or other concession other than in the ordinary course of business consistent with past practice, in order to accelerate or induce the collection of any receivable;

(o) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of $25,000 individually or $50,000 in the aggregate;

(p) Insurance. Materially change the amount of, or terminate, any insurance coverage;

(q) Termination or Waiver. Cancel, release or intentionally waive any claims or rights held by the Company;

(r) Employee Benefit Plans; Pay Increases. (i) Adopt, terminate or amend any Company Employee Plan or any compensation benefit plan, including any stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA, applicable Law or as necessary to maintain the qualified status of such plan under the Code, (ii) materially amend any deferred compensation plan within the meaning of Section 409A of the Code and the regulations thereunder, (iii) pay any bonus or other incentive compensation to any employee or non-employee director or consultant, or (iv) increase the salaries, wage rates or fees of its employees or consultants (other than, with respect to clauses (iii) and (iv), pursuant to preexisting plans, policies or Contracts that have been disclosed to Parent and are set forth on Schedule 5.2(r) of the Company Disclosure Letter);

(s) Severance Arrangements. Grant or pay, or enter into any Contract providing for the granting of any severance, change of control benefits, retention or termination pay, or the acceleration of vesting or other benefits, to any Person (other than payments or acceleration made pursuant to preexisting plans, policies or Contracts that have been disclosed to Parent and are set forth on Schedule 5.2(s) of the Company Disclosure Letter);

(t) Lawsuits; Settlements. (i) Commence a lawsuit other than (A) for the routine collection of bills, (B) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that the it consults with Parent prior to the filing of such a suit) or (C) for a breach of this Agreement or (ii) settle or agree to settle any pending or threatened lawsuit or other dispute;

(u) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to its business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;

(v) Taxes. Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any federal, state, or foreign income Tax Return or any other material Tax Return without the consent of Parent prior to filing, file any amendment to any Tax Return, enter into any Tax sharing or similar agreement, enter into any closing agreement or similar agreement, assume any Liability or the Taxes of any other Person (whether by Contract or otherwise), settle any claim or assessment in respect of Taxes, enter into any closing agreement or similar agreement, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, surrender any right to a claim of refund of Taxes, take any action that is reasonably likely to result in the Company or any of its Subsidiaries having nexus or otherwise being subject to Tax in any jurisdiction in which it has not filed Tax Returns as of the Agreement Date, enter into intercompany transactions giving rise to deferred gain or loss of any kind or take any other similar action outside the ordinary course of business relating to the filing of any Tax Return or the payment of any Tax if such similar action would have the effect of increasing the Tax Liability of Parent or its Affiliates for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date;

(w) Accounting. Change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Parent;

(x) Real Property. Enter into any agreement for the purchase, sale or lease of any real property;

(y) Encumbrances. Place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its properties;

(z) Warranties, Discounts. Materially change the manner in which it provides warranties, discounts or credits to customers, other than in the ordinary course of business;

(aa) Interested Party Transactions. Enter into any Contract that, if entered prior to the Agreement Date, would be required to be listed on Schedule 3.17 of the Company Disclosure Letter; and

(bb) Other. Take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (aa).

5.3 No Control of the Company’s Business. Parent and Merger Sub acknowledge and agree that: (i) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing, (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent shall be required with respect to any matter set forth in Section 5.2 or elsewhere in this Agreement to the extent that the requirement of such consent could violate any applicable law.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Company Board Recommendation, Stockholder Approval and Stockholder Notice.

(a) Neither the Company Board nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Company Board that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger.

(b) Within ten (10) Business Days following the date of this Agreement, the Company shall prepare, with the cooperation of Parent, and mail to each Company Stockholder (other than the Company Stockholders who previously executed the Company Stockholder Consent), a notice (as it may be amended or supplemented from time to time, the “Stockholder Notice”) comprising (i) the notice contemplated by Section 228(e) of Delaware Law of the taking of a corporate action without a meeting by less than a unanimous written consent, (ii) the notice contemplated by Section 262(d)(2) of Delaware Law, together with a copy of Section 262 of Delaware Law and (iii) an information statement to the Company Stockholders. The Stockholder Notice shall include (x) a statement to the effect that the Company Board had unanimously recommended that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger, and (y) such other information as Parent and the Company may agree is required or advisable under Delaware Law to be included therein. Following the mailing of the Stockholder Notice, no amendment or supplement to the Stockholder Notice shall be made by the Company without the approval of Parent. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business, financial statements and affairs as, in the reasonable judgment of Parent or its counsel, may be required or advisable to be included under Delaware Law in the Stockholder Notice or in any amendment or supplement thereto, and Parent and the Company agree to cause their respective Representatives to cooperate in the preparation of the Stockholder Notice and any amendment or supplement thereto.

(c) Prior to the Effective Time, the Company shall notify the Company Security Holders (other than the Company Stockholders so notified pursuant to Section 6.1(b)) of the Transaction, to the extent required by the terms and conditions of this Agreement, the Charter Documents, any Laws, or any agreement or instruments governing the Company Securities (other than the Company Capital Stock).

6.2 No Solicitation.

(a) During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company will not, nor will it authorize or permit any of its Representatives to, directly or indirectly, (i) solicit, willingly encourage others to solicit, or willingly encourage, facilitate or accept any discussions, proposals or offers that constitute, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, or (v) submit any Acquisition Proposal to the vote of any stockholders of the Company. The Company will, and will cause its Representatives to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and (B) immediately revoke or withdraw access of any Person (other than Parent and its Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company in connection with an Acquisition Proposal and request from each Person (other than Parent and its Representatives) the prompt return or destruction of all non-public information with respect to the Company previously provided to such Person in connection with an Acquisition Proposal. If any of the Company’s Representatives, whether in his, her or its capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 6.2 not to authorize or permit such Representative to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 6.2.

(b) The Company shall promptly (but in any event, within the shorter of one (1) Business Day and 36 hours) notify Parent in writing after receipt by the Company (or, to the Knowledge of the Company, by any of its Representatives), of (i) any Acquisition Proposal, or (ii) any request for non-public information relating to the Company or for access to any of the properties, books or records of the Company by any Person or Persons other than Parent and its Representatives reasonably expected to be in connection with a potential Acquisition Proposal. Such notice shall describe the material terms and conditions of such Acquisition Proposal. The Company shall keep Parent fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto. The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company Board at which the Company Board is reasonably expected to discuss any Acquisition Proposal.

6.3 Confidentiality; Public Disclosure.

(a) The parties hereto acknowledge that Parent and the Company have previously executed that certain Confidentiality Agreement dated April 25, 2018, by and between the Company and Parent (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms. Each party hereto agrees that it and its Representatives shall hold the terms of this Agreement, and the fact of this Agreement’s existence, in strict confidence. At no time shall the Company or its Representatives hereto disclose any of the terms of this Agreement (including the economic terms) or any non-public information about a party hereto to any other Person without the prior written consent of Parent. Notwithstanding anything to the contrary in the foregoing, a party hereto shall be permitted to disclose any and all terms (i) to any Person, to the extent that Parent or Merger Sub has previously publicly disclosed such terms, (ii) to its financial, tax and legal advisors (each of whom is subject to a similar obligation of confidentiality), and (iii) to any Governmental Entity or administrative agency to the extent necessary or advisable in compliance with applicable Law (including in connection with the making of any filings required under the HSR Act and to respond to requests for information or documents made by a Governmental Entity in connection with its investigation of the Transactions described herein) and the rules of the primary exchange on which such party is then listed. The Stockholders’ Representative hereby agrees to be bound by the terms and conditions of the Confidentiality Agreement to the same extent as though the Stockholders’ Representative were a party thereto. With respect to the Stockholders’ Representative, as used in the Confidentiality Agreement, the term “Confidential Information” shall also include information relating to the Merger or this Agreement received by the Stockholders’ Representative after the Closing or relating to the period after the Closing.

(b) The Company shall not, and the Company shall cause each of its Representatives not to issue any press release or other public communications relating to the terms of this Agreement or the Transactions or use Parent’s name or refer to Parent directly or indirectly in connection with Parent’s relationship with the Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Parent, unless required by applicable Law, including in connection with the making of any filings required under the HSR Act and to respond to requests for information or documents made by a Governmental Entity in connection with its investigation of the Transactions described herein (after such party’s outside legal counsel determines such disclosure is required), except as reasonably necessary for the Company to obtain the Company Stockholder Approval and the other consents and approvals of the Company Stockholders and other third parties contemplated by this Agreement, or except as consistent with and to the extent of previous public disclosures by Parent or Merger Sub relating to terms of this Agreement or the Transactions. Notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, Parent may be permitted to make such public communications regarding this Agreement or the Transactions as Parent may determine is reasonable and appropriate, subject, in the case of such communications prior to Closing, other than in its periodic filings required under the rules of the SEC, to prior consultation with the Company (prior to Closing) to the extent practicable.

6.4 Reasonable Best Efforts.

(a) Each of the parties hereto agrees to use its reasonable best efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including the satisfaction of the respective conditions set forth in Section 2.2, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other Transactions.

(b) Without limiting the generality of the foregoing, each of Parent and the Company shall, as soon as practicable, make initial filings required under the HSR Act within 10 Business Days after the Agreement Date. Any fees for filings required under the HSR Act shall be paid 50% by Parent and 50% by the Company at the time such fees are due. The parties hereto shall promptly supply one another with any information that may be required in order to make such filings or obtain such consents and approvals. Each party hereto shall (i) consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any foreign or other antitrust law, (ii) coordinate with one another in preparing and exchanging such materials and (iii) promptly provide one another (and its counsel) with copies of all filings, presentations or submissions made by such party to any Governmental Entity in connection with this Agreement. In addition, any party may, as it deems advisable and necessary, reasonably designate any confidential and competitively sensitive material provided to the other parties under this Section 5.6 as “Outside Counsel Only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Entity regarding the transactions contemplated by this Agreement shall include representatives of Parent and the Company.

(c) Each of Parent and the Company shall use its respective reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under any applicable antitrust or competition laws, including responding promptly to and complying with any requests for information relating to this Agreement from any Governmental Entity charged with enforcing, applying, administering or investigating the any antitrust or competition laws.

(d) Notwithstanding anything to the contrary herein (i) Parent shall not have any obligation to litigate or contest any such Action or Order resulting therefrom and (ii) Parent shall be under no obligation to make proposals, execute or carry out agreements or submit to Orders providing for (A) the sale, license, divestiture, or other disposition or holding separate of any assets of Parent or the Company or any of their respective Affiliates, (B) the imposition of any limitation or restriction on the ability of Parent or any of its Affiliates to freely conduct their business or, following the Closing, the business of the Company, or (C) any limitation or regulation on the ability of Parent or any of its Affiliates to exercise full rights of ownership of the Company. In no event is the Company required to agree to or to actually take any action involving the sale, license, divestiture, or other disposition or holding separate of any of its assets or the entering into, amending, or termination of any contacts or other conduct remedies that is not contingent upon the Closing.

6.5 Third-Party Consents; Notices.

(a) The Company shall, upon Parent’s request, use commercially reasonable efforts to obtain prior to the Closing, and deliver to Parent at or prior to the Closing, all consents, waivers and approvals under each Contract listed or described on Schedule 2.2(b)(ix)(A)) (and any Contract entered into after the Agreement Date that would have been required to be listed or described on Schedule 3.2(b)(ii)(C) of the Disclosure Schedule if entered into prior to the Agreement Date) (as applicable).

(b) The Company shall give all notices and other information required to be given to the employees of the Company, any collective bargaining unit representing any group of employees of the Company, and any applicable government authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other applicable Law in connection with the Transactions.

6.6 Actions. The Company shall (i) notify Parent in writing promptly after learning of any Action initiated by or against it, or known by the Company to be threatened against the Company, or any of its directors, officers or employees or current or former Company Stockholders in their capacity as such (a “New Litigation Claim”), (ii) notify Parent of ongoing material developments in any New Litigation Claim or any litigation claim pending against the Company as of the Agreement Date and (iii) consult in good faith with Parent regarding the conduct of the defense of any New Litigation Claim.

6.7 Access to Information.

(a) During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, and subject to compliance with applicable Law, (i) the Company shall afford Parent and its Representatives reasonable access during business hours to (A) the Company’s properties, personnel, books, Contracts and records and (B) all other information concerning the business, properties and personnel of the Company as Parent may reasonably request and (ii) the Company shall provide to Parent and its Representatives true, correct and complete copies of the Company’s (A) internal financial statements, (B) Tax Returns, Tax elections and all other records and work papers relating to Taxes, (C) a schedule of any deferred intercompany gain or loss with respect to transactions to which the Company has been a party, and (D) receipts received for any Taxes paid to foreign Tax Authorities.

(b) Subject to compliance with applicable Law, from the Agreement Date until the earlier of the termination of this Agreement and the Closing, the Company shall confer from time to time as requested by Parent with one or more Representatives of Parent to discuss any material changes or developments in the operational matters of the Company and the general status of the ongoing operations of the Company.

(c) No information obtained by Parent during the pendency of the Transactions in any investigation pursuant to this Section 6.7 shall affect or be deemed to modify any representation, warranty, covenant, agreement, obligation or condition set forth herein.

6.8 Closing Spreadsheet. The Company shall prepare and deliver to Parent a spreadsheet (the “Closing Spreadsheet”) at least five (5) Business Days prior to the Closing and reasonably satisfactory to Parent, which Closing Spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified therein), as of immediately prior to the Closing:

(a) the names of all the Company Security Holders and their respective addresses and, where available, email addresses;

(b) the number and class of shares of Company Capital Stock held by each of the Company Stockholders, including the respective certificate numbers and stockholder name exactly as shown on such certificate, the date of acquisition of all shares of Company Capital Stock held by such Stockholder and, with respect to any shares of Company Capital Stock issued on or after January 1, 2011 that are “covered securities” within the meaning of Treasury Regulations §1.6045-1(a)(15), the cost basis of such shares;

(c) the number of shares of Company Capital Stock subject to, and the exercise price per share in effect for, each Company Option and Company Warrant;

(d) the vesting status and schedule with respect to Company Options;

(e) for each Company Option that was exercised, the Tax status of each such Company Option under Section 422 of the Code, the date of such exercise and the applicable exercise price;

(f) whether any Taxes are required to be withheld from any portion of the Total Merger Consideration payable to each Company Security Holder on account of the performance of services;

(g) the calculation of Total Merger Consideration, the Aggregate Exercise Price Amount, Per Share Common Consideration, Per Share Series A Consideration, Per Shares Series B Consideration, Per Share Series C Consideration, Per Share Series D Consideration, Per Share Series D-1 Consideration, Per Share Series D-2 Consideration, Per Share Series D-3 Consideration, Per Share Series D-4 Consideration, Per Share Series E Consideration, Closing Working Capital, the Total Outstanding Shares, and the Total Outstanding Securities;

(h) the Persons to whom Closing Indebtedness is owed and their respective payoff amounts and wire transfer instructions;

(i) the Persons to whom Closing Third Party Expenses are owed and their respective payoff amounts and wire transfer instructions; and

(j) the amount of cash payable to each Company Security Holder in accordance with the terms of this Agreement in exchange for the Company Securities held by such Person, including, with respect to each Company Security Holder, such holder’s aggregate (1) Per Share Common Consideration, Per Share Series A Consideration, Per Shares Series B Consideration, Per Share Series C Consideration, Per Share Series D Consideration, Per Share Series D-1 Consideration, Per Share Series D-2 Consideration, Per Share Series D-3 Consideration, Per Share Series D-4 Consideration, Per Share Series E Consideration (each, as and if applicable), (2) Vested Company Option Cash Out Amount, (3) amount of Warrant Consideration, (4) amount contributed to the Escrow Amount, (5) amount contributed to the Expense Fund, and (6) for any Company Security Holder that is a Company Employee Borrower, the Offset Amount; and

(k) with respect to each Company Indemnitor, that Company Indemnitor’s Pro Rata Portion.

6.9 Expenses. Whether or not the Merger is consummated, except as otherwise set forth herein, each of the Company and Parent shall bear its own, and its respective legal, auditors’, financial advisors’ and other representatives’ fees and other expenses incurred with respect to this Agreement and the Transactions.

6.10 Termination of Benefit Plans. Effective as of the day immediately preceding the Closing Date, the Company shall terminate all Company Employee Plans that are “employee benefit plans” within the meaning of ERISA, including any Company Employee Plans intended to include a Section 401(k) arrangement (unless Parent provides written notice to the Company no later than five Business Days prior to the Closing Date that such 401(k) plans shall not be terminated). The Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company Board. The form and substance of such resolutions shall be subject to reasonable review and approval by Parent. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require. In the event that termination of the Company’s 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent.

6.11 Corporate Matters(a) . The Company shall retain at its Chicago office, and make available to Parent, all original minute books containing the records of all proceedings, consents, actions and meetings of the board of directors, committees of the boards of directors and the stockholders of the Company and the stock ledgers, journals and other records reflecting all stock issuances and transfers.

6.12 Tax Matters.

(a) Cooperation. Each of Parent, the Stockholders’ Representative and the Company shall cooperate fully, as and to the extent reasonably requested by any of the others, in connection with the filing of Tax Returns and any Action with respect to Taxes. Such cooperation shall include the retention and (upon request therefor) the provision of records and information reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Company, and the Stockholders’ Representative agree to (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods plus ninety (90) days, and to abide by all record retention agreements entered into with any Tax Authority, and (ii) use commercially reasonable efforts to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, Parent and the Stockholders’ Representative, as the case may be, shall allow the other party to take possession of such books and records; provided, however, neither Parent nor any of its Affiliates (which will include the Surviving Corporation following the Closing) shall have any obligations or responsibilities with respect to such matters addressed in clause (i) of this sentence (other than with respect to agreements entered into with a Governmental Entity) beyond those set forth under Parent’s general policy on records retention. The Company shall use reasonable best efforts to cause each Company Security Holder to further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).

(b) Pre-Closing Tax Returns. Parent shall prepare and timely file or cause to be prepared and timely filed (taking into account all extensions properly obtained) all Tax Returns of the Company first due after the Closing Date that include any Pre-Closing Tax Period and are indicated on Schedule 3.7(b) of the Company Disclosure Letter (such Tax Returns, the “Parent Prepared Returns”). Parent shall prepare Parent Prepared Returns for any taxable period that ends on or before the Closing Date in a manner consistent with the past practice of the Company, to the extent consistent with applicable Law and shall timely pay any Taxes shown thereon (subject to its indemnification rights pursuant to this Agreement). At least twenty days prior to the due date for any Parent Prepared Return, taking into account any extension, Parent shall provide the Stockholders’ Representative with a draft copy of such Tax Return for review and comments; provided, that no delay or failure on the part of Parent in delivering any such Parent Prepared Return shall cause any Indemnified Party to forfeit any indemnification rights under Article VIII except to the extent that the Company Indemnitors are materially prejudiced by such delay or failure. Parent shall, in good faith, consider any reasonable changes to any Parent Prepared Return suggested by the Stockholders’ Representative.

(c) Transfer Taxes. All transfer, sales, use, stamp, conveyance, real property transfer, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including, without limitation, notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne fifty percent by the Company Security Holders and fifty percent by Parent. The party responsible by applicable law for filing any Tax Return relating to Transfer Taxes shall be responsible for filing such Tax Return and the other party shall cooperate with the filing party in the filing of any such Tax Returns with respect to Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such Tax Returns.

(d) Parent will not, and will not cause the Surviving Corporation or its Subsidiaries to, take any of the following actions with respect to Taxes or Tax Returns of the Company or its Subsidiaries in each case for any Pre-Closing Tax Period: (i) amend any previously filed Tax Return of the Company or its Subsidiaries, or (ii) change any Tax election with respect to the Company or its Subsidiaries, in each case, unless (1) any such action is necessary to make such Tax Returns true, correct and complete in all material respects (provided that prior to taking such action pursuant to this clause (1), Parent shall first consult with the Stockholders’ Representative and consider in good faith the Stockholders’ Representative’s input as to whether such action is necessary to make such Tax Returns true, correct and complete in all material respects), (2) such action will not form the basis of, or increase, an indemnification claim against the Company Indemnitors, or (3) Parent shall obtain the written consent of the Stockholders’ Representative (such consent not to be unreasonably withheld, conditioned or delayed) prior to taking such action.

6.13 Parachute Payment Waivers. The Company shall obtain and deliver to Parent prior to the initiation of the requisite stockholder approval procedure under Section 6.14, a Parachute Payment Waiver from each Person who the Company reasonably believes could be, with respect to the Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite stockholder approval procedure under Section 6.14, and who might otherwise have, receive or have the right or entitlement to receive a Section 280G Payment (as defined below) to the extent the value thereof exceeds three times such Person’s “base amount” determined in accordance with Section 280G of the Code and the regulations promulgated thereunder, unless the 280G Stockholder Approval (as define below) is obtained pursuant to Section 6.14.

6.14 280G Stockholder Solicitation. At least five Business Days prior to the Closing Date, the Company shall submit to the Company Stockholders, for approval by such Company Stockholders holding the number of shares of stock required by the terms of Section 280G(b)(5)(B) of the Code, a written consent in favor of a proposal to render the parachute payment provisions of Section 280G of the Code and the regulations thereunder inapplicable to all Section 280G Payments. “Section 280G Payments” means any payments and/or benefits provided pursuant to Company Employee Plans or other plans, programs, arrangements or Contracts that might reasonably be expected to result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that causes the payments and/or benefits to not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code. Such stockholder approval and consent materials shall be subject to prior reasonable review by Parent. Any such stockholder approval shall be sought by the Company in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations. Prior to the Closing, the Company shall deliver to Parent written notification and documentation satisfactory to Parent that (i) a vote of the holders of Company Capital Stock was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the “280G Stockholder Approval”) or (ii) that the 280G Stockholder Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the Parachute Payment Waivers that were executed by the affected individuals prior to the solicitation of the vote of the holders of Company Capital Stock pursuant to this Section 6.14.

6.15 Director and Officer Indemnification.

(a) Prior to the Closing, the Company shall purchase, at the Company Stockholders’ expense, an extended reporting period endorsement (the “Company D&O Tail Policy”) under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers on terms reasonably acceptable to Parent that shall provide such directors and officers with coverage for six (6) years following the Effective Time and that provides at least the same coverage in scope and amount as the existing coverage and have other terms not materially less favorable in the aggregate to the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company. The cost of any Company D&O Tail Policy shall be considered a Third Party Expense for purposes of this Agreement. At or prior to the Closing, the Company shall provide a copy of the Company D&O Tail Policy to Parent, along with written confirmation from the insurance provider that the Company D&O Tail Policy will be bound at Closing.

(b) From and after the Effective Time, and until the sixth anniversary of the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company to Persons who on or prior to the Effective Time are or were directors and/or officers of the Company (the “Company Indemnified Parties”) pursuant to any indemnification provisions under the Charter Documents and pursuant to any indemnification agreements between the Company and such Company Indemnified Parties that are listed on Schedule 6.15(a) of the Company Disclosure Letter; provided, however, that (i) the foregoing obligations shall be subject to any limitation imposed by applicable Laws, and (ii) no Company Indemnified Party shall have any right of contribution, indemnification or right of advancement from Parent, Surviving Corporation, or their respective successors with respect to any Losses claimed by any of the Indemnified Parties against such Company Indemnified Party in his or her capacity as a Company Indemnitor pursuant to this Agreement.

(c) If the Surviving Corporation (or any of its successors or assigns) (a) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (b) transfers all or substantially all of its properties and assets to any other Person (including by dissolution, liquidation, assignment for the benefit of creditors or similar action), then, and in each such case, Parent will use commercially reasonable efforts, which for the avoidance of doubt shall not include any cost or expense, to cause proper provision to be made so that such other Person fully assumes the obligations set forth in this Section 6.15.

(d) The provisions of this Section 6.15 shall survive the Closing. This Section 6.15 shall be for the irrevocable benefit of, and shall be enforceable by, each of the Company Indemnified Parties and his or her respective heirs, executors, administrators, estates, successors and assigns, and each such Person shall be an express intended third party beneficiary of this Agreement for such purposes.

6.16 Employee Matters.

(a) For a period of twelve (12) months following the Closing Date, Parent shall provide, or shall cause to be provided to, each Continuing Employee with an annual base salary or wage level, as applicable and annual cash incentive opportunity that, in the aggregate, are at least as favorable as provided by Parent to similarly situated employees of Parent.

(b) Parent agrees that all Continuing Employees shall either (i) be eligible to continue to participate in the Surviving Corporation’s health and welfare benefit plans (to the same extent such Continuing Employees were eligible to participate under the Company’s health and welfare benefit plans immediately prior to the Effective Time) or (ii) if Parent or the Surviving Corporation terminates any such Company Employee Plan that is a health or welfare benefit plan, then the Continuing Employees shall be eligible to participate in Parent or the Surviving Corporation’s health and welfare benefit plans to the extent that coverage under such plans is replacing comparable coverage under a Company Employee Plan in which such Continuing Employee participated immediately prior to the Effective Time or to the extent as similarly situated employees of Parent, as applicable. To the extent that service is relevant for eligibility to participate in, but not for purpose of benefit accrual under, any health or welfare benefit plan of Parent and/or the Surviving Corporation, then Parent shall use its commercially reasonable efforts to waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees, to the extent that such conditions, exclusions and waiting periods would not apply under a similar Company Employee Plan in which such employees participated prior to the Effective Time. All Continuing Employees shall be given credit for all service with the Company or the Subsidiary (including with a predecessor) performed at any time prior to the Closing Date for purposes of eligibility to participate (but not vesting or benefits accrual) under all employee benefit plans, programs, policies and arrangements and employment policies maintained by Parent in which they become participants to the extent such service was taken into account under the analogous Company Employee Plan immediately prior to the Closing Date; provided, that no such prior service shall be taken into account to the extent it would result in the duplication of benefits to any Continuing Employee or in violation of ERISA.

(c) The provisions of this Section 6.16 are solely for the benefit of the parties to this Agreement, and no provision of this Section 6.16 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of the Agreement or have the right to enforce the provisions hereof. Nothing in this Section 6.16 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, the Surviving Corporation or any other Affiliate of the Surviving Corporation and the employment of each Continuing Employee shall be “at will” employment. Nothing in this Agreement shall be deemed to limit the right of Parent to change or modify the terms and conditions of employment for any Continuing Employee, or to amend or terminate any employee benefit plan of Parent at any time.

6.17 Charter Amendment. Promptly following Parent’s public announcement of the execution of this Agreement, but in no event later than one (1) Business Day prior to the mailing of the Stockholder Notice, the Company shall file the Charter Amendment with the Delaware Secretary of State.

6.18 Subsidiary Wind-Down. Prior to the Closing, the Company shall take commercially reasonable efforts to (A) approve the dissolution and liquidation of the Subsidiary in Romania (the “Romanian Subsidiary”) through a shareholders’ resolution in accordance with applicable Law (the “Romanian Subsidiary Resolutions”), (B) submit the Romanian Subsidiary Resolutions with the Commercial Registry in Romania and published the Romanian Subsidiary Resolutions in the Official Gazette of Romania, and (C) commence the orderly wind-down of all operations conducted by the Romanian Subsidiary, provided however that the Company shall not be required to expend more than nominal amounts prior to the Closing in connection with such actions, and such amounts shall not constitute Closing Third Party Expenses or impact the calculation of Closing Working Capital.

6.19 Performance Stock Units. Following the Closing, Parent shall grant performance-vested restricted stock units covering Parent Common Stock (each a “PSU Award”) with an aggregate grant date value of up to $25,000,000 (measured in reference to the Parent Stock Price) (the “PSU Incentive Pool”) to Continuing Employees in accordance with allocations mutually determined in writing by Parent and the Company prior to the Closing. The PSU Awards will be granted under Parent’s 2018 Equity Incentive Plan and pursuant to Parent’s standard form of restricted stock unit award agreement. If an individual to receive PSU Awards pursuant to the mutually agreed upon allocations described in the foregoing sentence does not become a Continuing Employee, the portion of the PSU Incentive Pool allocated to such individual will be forfeited and Parent shall have no obligation to reallocate such amount to any other Continuing Employee.

6.20 Product Matters. Prior to Closing: (a) the Company shall take the actions listed under Part A of Schedule 2.2(b)(xviii), and (b) the Company shall commence, and shall use its commercially reasonable efforts to progress, the items listed under Part B of Schedule 2.2(b)(xviii).

ARTICLE VII

TERMINATION

7.1 Termination. Except as provided in Section 7.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing only:

(a) by mutual agreement of the Company and Parent;

(b) by Parent or the Company if the Closing Date shall not have occurred by September 30, 2018 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

(c) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Sections 2.2(b)(i) and 2.2(b)(ii) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within thirty (30) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Sections 2.2(a) and 2.2(b) for the benefit of Parent are incapable of being satisfied on or before the End Date; or

(d) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Sections 2.2(c)(i) and 2.2(c)(ii) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within thirty (30) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Sections 2.2(a) and 2.2(c) for the benefit of the Company are incapable of being satisfied on or before the End Date.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any willful breaches of this Agreement, Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 6.3 (Confidentiality; Public Disclosure), 6.9 (Expenses), Article X (General Provisions) and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VII.

ARTICLE VIII

POST-CLOSING INDEMNIFICATION

8.1 Survival of Representations and Warranties.

(a) Company Representations and Warranties. The representations and warranties of the Company set forth in this Agreement or in the Officer’s Certificate shall survive until 11:59 p.m. (New York time) on the date that is eighteen (18) months following the Closing Date; provided, however, that in the event of fraud or intentional misrepresentation with respect to a representation or warranty, such representation or warranty shall survive indefinitely; provided, further, that (i) the Fundamental Representations shall survive the Closing and continue in full force and effect until the expiration of the statute of limitations applicable to the subject matter of such representations or warranties and not general breach of contracts claims, and (ii) the Tax Representations shall survive the Closing and shall continue in full force and effect until the date that is 30 days after the statute of limitations applicable to the subject matter of such representations and warranties and not general breach of contract claims; provided, further, that with respect to any inaccuracy or breach of any representation or warranty of the Company with respect which a claim is made hereunder prior to the Expiration Date, such representation or warranty shall survive as to such claim until such claim has been fully and finally resolved. The date on which a representation or warranty expires is referred to as the “Expiration Date,” and no new claim, except for fraud, for a breach of any representation or warranty contained in this Agreement may be made after such date. For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties under applicable Law. The expiration of any representation and warranty of the Company shall not affect any indemnification claim for breaches of representations or warranties of the Company with respect to the matters set forth in a corresponding written Indemnification Claim Notice if a written Indemnification Claim Notice with respect to such indemnification claim is delivered in accordance with Section 8.4 below prior to the Expiration Date of such representation and warranty.

(b) Parent and Merger Sub Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall terminate at the Effective Time.

(c) Covenants. The covenants or agreements contained in this Agreement (i) that contemplate performance on or before the Closing will continue in full force and effect after the Closing until 11:59 p.m. (New York time) on the date that is eighteen (18) months following the Closing Date and (ii) that contemplate performance after the Closing will continue in full force and effect after the Closing in accordance with their terms until fully performed (the applicable date of expiration of any covenant in this Agreement being a “Covenant Termination Date”). No new claim for a breach of any covenant contained in this Agreement may be made after the expiration of the Covenant Termination Date of such covenant.

(d) Special Indemnities. Except for fraud, no claim for Closing Working Capital, Closing Working Capital Adjustment, or Closing Cash pursuant to clauses (v) or (vi) of Section 8.2(a) may be made after the resolution of the matters as set forth in Section 1.4. No claim pursuant to clause (iv) of Section 8.2(a) may be made after the expiration of the applicable statute of limitations with respect to such matters. No claim pursuant to clause (ix) of Section 8.2(a) may be made after 30 days after the expiration of the statute of limitations applicable to the subject matter of such matters and not general breach of contract claims. No claim pursuant to clause (x) of Section 8.2(a) may be made after the date that is eighteen (18) months following the Closing Date. The expiration of any claim period set forth in this Section 8.1(d) shall not affect any indemnification claim with respect to the matters set forth in a corresponding written Indemnification Claim Notice if a written Indemnification Claim Notice with respect to such indemnification claim is delivered in accordance with Section 8.4 below prior to any such expiration date.

8.2 Indemnification.

(a) From and after and by virtue of the Merger, the Company Indemnitors shall (i) jointly, to the extent of the funds then available in the Escrow Fund, and (ii) as to any amounts exceeding the funds then available in the Escrow Fund, severally, and not jointly, in accordance with each Company Indemnitor’s Pro Rata Portion, indemnify and hold harmless Parent and its directors, officers, employees, affiliates (including the Surviving Corporation), agents and other representatives (the “Indemnified Parties”), from and against all Losses paid, incurred, suffered or sustained by the Indemnified Parties, or any of them (regardless of whether or not such Losses relate to any third party claims), resulting from or arising out of any of the following:

(i) any breach of or inaccuracy in, or failure to be true, as of the date of this Agreement or as of the Effective Time as if made as of the Effective Time (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct on and as of such specified date or dates), a representation or warranty of the Company (other than the Fundamental Representations or Tax Representations) contained in this Agreement or the Related Agreements;

(ii) any breach of or inaccuracy in, or failure to be true, as of the date of this Agreement or as of the Effective Time as if made as of the Effective Time (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct on and as of such specified date or dates), any Fundamental Representation and Tax Representation;

(iii) any failure by the Company to perform or comply with any of its covenants or agreements set forth in this Agreement or the Related Agreements;

(iv) regardless of the disclosure of any matter set forth in the Company Disclosure Letter, (A) any inaccuracy in any information, or breach of any representation or warranty, set forth in the Closing Spreadsheet or (B) any claim by or on behalf of any Person that such Person is entitled to receive, in respect of such Company Securities, any amounts in excess of the amounts indicated on the Closing Spreadsheet in connection with the Transaction;

(v) regardless of the disclosure of any matter set forth in the Company Disclosure Letter, any Closing Third Party Expenses or Closing Indebtedness, in each case, to the extent not included in the calculation of Total Merger Consideration;

(vi) any Post-Closing Deficit owed pursuant to Section 1.4(e);

(vii) any fraud (which, for purposes of this Agreement, shall mean intentional fraud (i.e. with scienter)) or intentional misrepresentation on the part of the Company or any of its Representatives in connection with this Agreement or the Related Agreements;

(viii) any payment in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement, and any other Losses paid, incurred, suffered or sustained in respect of any Dissenting Shares, including all attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding in respect of Dissenting Shares;

(ix) regardless of the disclosure of any matter set forth in the Company Disclosure Letter, any Pre-Closing Taxes (but only to the extent in excess of the amount of such Taxes included in the Estimated Closing Statement) and excluding such Taxes to the extent such Taxes were included in the Post-Closing Statement and actually reduced the Total Merger Consideration; and

(x) regardless of the disclosure of any matter set forth in the Company Disclosure Letter, the Specified Matters.

(b) Notwithstanding anything herein to the contrary, for purposes of Sections 8.2(a)(i) and 8.2(a)(ii), a breach of a representation or warranty shall be determined without regard to any qualification based on materiality, Company Material Adverse Effect or similar qualifier contained in such representation or warranty; provided, however, that, in no event shall (A) “Material Contract” be read to mean “Contract” or (B) the term “Company Material Adverse Effect” be read out of Section 3.6(f)(ii). The rights of the Indemnified Parties to indemnification, compensation or reimbursement, payment of Losses or any other remedy under this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by the Company or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, compensation or reimbursement, payment of Losses, or any other remedy based on any such representation, warranty, covenant or agreement. Other than with respect to any claim for fraud, no Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder. Nothing in this Agreement shall limit the right of Parent or any other Indemnified Party to pursue remedies under any Related Agreement (other than certificates) against the parties thereto.

(c) This Article VIII and Section 1.4 shall be the sole and exclusive remedies of the Indemnified Parties (as defined below) from and after the Effective Time for any claims arising under this Agreement, including claims of any inaccuracy in or breach of any representation, warranty or covenant in this Agreement; provided, however, that (i) this Section 8.2(c) shall not be deemed a waiver by any party of any right to specific performance or injunctive relief and (ii) nothing in this Agreement shall limit the liability of a Company Indemnitor (and this Article VIII shall not be the sole and exclusive remedy for such Indemnified Party) in connection with a claim based on fraud committed by such Company Indemnitor.

8.3 Limitations on Indemnification.

(a) Except in the case of fraud or intentional misrepresentation, the Indemnified Parties, as a group, may not recover any Losses pursuant to an indemnification claim under Section 8.2(a)(i) unless and until the Indemnified Parties, as a group, shall have paid, incurred, suffered or sustained at least $1,500,000 in Losses in the aggregate (the “Deductible Amount”), in which case the Indemnified Parties shall be entitled to recover only those Losses in excess of the Deductible Amount that are paid, incurred, suffered or sustained by the Indemnified Parties as a group.

(b) Subject to Section 8.3(c), except in the case of fraud or intentional misrepresentation, (i) the Company Indemnitors’ indemnity obligations for Losses under Sections 8.1(a)(i)-(vi), (viii)-(x) will be limited, in the aggregate, to an amount equal to the Escrow Amount, plus any interest earned thereon, less any amounts previously paid out of the Escrow Fund to satisfy the Losses claimed under Sections 8.1(a)(i)-(vi), (viii)-(x) (and for a particular Company Indemnitor, to its Pro Rata Portion thereof) (the “Cap”). For the avoidance of doubt, the Cap shall apply even after the expiration of the Escrow Period.

(c) Subject to Section 8.3(c) and except in the case of fraud or intentional misrepresentation, the Indemnified Parties’ sole and exclusive sources of recovery for indemnification claims under Section 8.2(a)(i) shall be recourse against (i) the cash held in the Escrow Fund and (ii) the R&W Policy.

(d) Subject to the limitations set forth in Section 8.3, the Indemnified Parties shall (i) be entitled to bring indemnification claims directly against the Company Stockholders in their roles as Company Indemnitors and (ii) be permitted to recover Losses directly from the Company Stockholders for indemnification claims pursuant to Sections 8.2(a)(ii) through 8.2(a)(x), and Section 8.2(a)(i) only with respect to claims for fraud or intentional misrepresentation, if and only to the extent that (x) the Escrow Fund is no longer available and (y) such claim has not been satisfied from the R&W Policy (after compliance with Section 8.3(f)), it being agreed that the Indemnified Parties shall look first to the Escrow Fund (to the extent that the R&W Policy does not cover the Loss in accordance with its terms, including because the retention amount has not been satisfied) and then to the R&W Policy; provided, that in each case of clause (i) and (ii), if the subject matter of such indemnification claim is expressly excluded from coverage pursuant to and as set forth in the R&W Policy, the Indemnified Parties shall have no obligation to look to the R&W Policy for recovery of Losses but rather shall look first to the Escrow Fund and thereafter directly to the Company Indemnitors for recovery of Losses to the extent otherwise permitted under this Article VIII. In no event shall the liability of any Company Indemnitor for any indemnification claim under Section 8.2(a) exceed the Merger Consideration actually received by such Company Indemnitor (including any funds from the Escrow Fund), unless such indemnity claim is being made in respect of fraud and such Company Indemnitor committed such fraud (in which event there shall be no limitation on the liability of such Company Indemnitor hereunder or under applicable Law except to the extent imposed under applicable Law).

(e) Any amount of Losses will be calculated: (i) without regard to any punitive, exemplary, special, incidental, or consequential damages unless (x) any such punitive, exemplary, special, incidental, or consequential damages are actually awarded to a third party (provided that all such anticipated Losses may be preliminarily included by an Indemnified Party in an Indemnification Claim Notice), or (y) in the case of special, incidental or consequential damages only, any such special or consequential damages would have been reasonably foreseeable; (ii) such that costs and expenses incurred in investigating, defending or resolving any applicable claim under this Article VIII shall constitute Losses if and solely to the extent that such underlying claim is indemnifiable hereunder; and (iii) with respect to Losses incurred in respect of any representation in Section 3.7, only to the extent in excess of the amount of such Taxes that were included in the Estimated Closing Statement, and excluding such Taxes to the extent such Taxes were included in the Post-Closing Statement and actually reduced the Total Merger Consideration.

(f) The amount of any Losses that are subject to indemnification under this Article VIII shall be calculated net of the amount of any insurance proceeds, indemnification payments or reimbursements actually received by the Indemnified Parties from third parties (other than the Company Indemnitors) in respect of such Losses (net of any costs or expenses incurred in obtaining such insurance, indemnification or reimbursement, including any increases in insurance premiums or retro-premium adjustments resulting from such recovery). Except for claims under this Article VIII related to fraud or intentional misrepresentations, for all indemnification claims under Section 8.2(a)(i), (ii) and (ix), Parent agrees to first use commercially reasonable efforts to seek recovery under the R&W Policy before seeking indemnification directly from the Company Indemnitors for any Losses; provided further that the Indemnified Parties may provide the Stockholders’ Representative with notice of an indemnification claim at any time for purposes of tolling the expiration of rights to indemnification under Section 8.1. In the event that an insurance recovery is received by any Indemnified Party with respect to any Losses for which any such Person has been indemnified and which Losses such Person had received from the Company Indemnitors hereunder, then a refund equal to the aggregate amount of the recovery (net of costs and expenses incurred in recovering such amounts, and net of any resulting insurance premiums with respect to insurance policies other than the R&W Policy) payable in respect of (i) Employee Company Options held by Specified Optionholders shall be paid to the Surviving Corporation for further payment to such Specified Optionholders through the Surviving Corporation’s payroll processing system net of applicable Tax withholding and deductions and (ii) Company Capital Stock and Company Warrants shall be made to the Payment Agent for distribution to the applicable Company Indemnitors, in each case, in accordance with each such Company Indemnitor’s respective Pro Rata Portion. Nothing in this Agreement shall require Parent or any Indemnified Party to seek recovery of Losses under an insurance policy, except with respect to the R&W Policy as set forth in this Section 8.3(f).

(g) Any Losses for indemnification under this Agreement shall be determined without duplication of recovery due to the facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement, or being indemnifiable pursuant to more than one clause of Section 8.2(a).

(h) Except for the representations and warranties contained in this Agreement (including the Company Disclosure Letter, schedules and exhibits to this Agreement), each of Parent and Merger Sub acknowledges that neither the Company nor any of its Affiliates, nor any other Person, made or shall be deemed to have made (and Parent and Merger Sub have not relied on and shall not rely on) any representation or warranty to Parent or Merger Sub, express or implied, at Law or in equity, on behalf of the Company. Any claims Parent or Merger Sub may have for breach of representation or warranty shall be based solely on the representations and warranties of the Company expressly set forth in this Agreement (including the Company Disclosure Letter, schedules and exhibits to this Agreement) and the certificates and other documents contemplated hereby.

(i) Notwithstanding any other provision of this Agreement, the Company Indemnitors shall not have any liability or indemnification obligation for any Taxes of the Company or its Subsidiaries (i) resulting from any election made under Section 338 of the Code with respect to the Merger, (ii) resulting from any action taken by the Company at the direction of Parent on the Closing Date after the Closing except as specifically contemplated by this Agreement or (iii) the ability of Parent, the Surviving Corporation or any of their affiliates to utilize any net operating losses, Tax credits, Tax basis, or other Tax attribute of the Company or its Subsidiaries in any Tax period or portion thereof (including any Straddle Tax Period) beginning on or after the Closing Date.

8.4 Indemnification Claim Procedures.

(a) Subject to the limitations set forth in Section 8.1, if an Indemnified Party wishes to make an indemnification claim under this Article VIII, including for a Third Party Claim (as defined below) such Indemnified Party shall deliver a written notice (an “Indemnification Claim Notice”) to the Stockholders’ Representative (with a copy to the Escrow Agent, if the Escrow Period has not expired) (or in the event an Indemnified Party elects to pursue such indemnification claim directly against an Company Indemnitor, to such Company Indemnitor directly) (i) stating that an Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain Losses, and (ii) describing (A) the amount of claimed Losses in reasonable detail (to the extent known and reasonably quantifiable by Parent), and (B) the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related. Parent may update an Indemnification Claim Notice from time to time to reflect any change in circumstances following the date thereof.

(b) If the Stockholders’ Representative on behalf of the Company Indemnitors (or the Company Indemnitor in the event that indemnification is being sought hereunder directly from such Company Indemnitor) shall not object in writing within the ten (10) Business Day period after receipt of an Indemnification Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable indemnification claim (an “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Stockholders’ Representative on behalf of the Company Indemnitors (or the applicable Company Indemnitor) that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice. In such event, Parent and the Stockholders’ Representative shall promptly (but in any event within three (3) Business Days of the resolution of such Indemnification Claim Notice) deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to immediately release to Parent from the Escrow Fund cash with an aggregate value equal to the Losses set forth in such Indemnification Claim Notice.

(c) In the event that the Stockholders’ Representative shall timely deliver an Indemnification Claim Objection Notice in accordance with Section 8.4(b), (or in the event that indemnification is being sought hereunder directly from an Company Indemnitor, if such Company Indemnitor shall object to any claim or claims made in any Indemnification Claim Notice to recover claims directly from such Company Indemnitor within ten (10) Business Days after delivery of such Indemnification Claim Notice), the Stockholders’ Representative (or such objecting Company Indemnitor) and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders’ Representative (or such objecting Company Indemnitor) and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of an indemnification claim to be recovered from the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to conclusively rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof. In such event, the Escrow Agent shall promptly release to Parent from the Escrow Fund cash with an aggregate value equal to the

Losses set forth in such Indemnification Claim Notice. Should the amount held in the Escrow Fund, if any, be insufficient to satisfy in whole the amount to be paid to an Indemnified Party in accordance with such memorandum, then, subject to the limitations set forth in this Article VIII, each Company Indemnitor shall, within ten (10) Business Days following the date of such memorandum, pay to the Indemnified Party, such Company Indemnitor’s Pro Rata Portion of such shortfall in cash.

(d) If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Indemnification Claim Objection Notice, Parent may file suit with respect to the matter in any court having jurisdiction.

8.5 Third Party Claims. In the event Parent becomes aware of a third party claim (a “Third Party Claim”) which Parent reasonably believes may result in a claim for indemnification pursuant to this Article VIII, Parent shall promptly notify the Stockholders’ Representative of such claim with an Indemnification Claim Notice (a “Third Party Notice”), and shall provide a copy of such Third Party Notice to the Escrow Agent, if the Escrow Period has not expired and funds remain in the Escrow Fund, and the Third Party Notice shall be accompanied by copies of any documentation submitted by the third party making such Third Party Claim, if any; provided, that no delay or failure on the part of Parent in delivering a Third Party Notice shall cause any Indemnified Party to forfeit any indemnification rights under this Article VIII except to the extent that the Company Indemnitors are materially prejudiced by such delay or failure. Upon receipt of a Third Party Notice, the Stockholders’ Representative shall be entitled (on behalf of the Company Indemnitors and at their expense), or, in the event indemnification is being sought hereunder from fewer than all the Company Indemnitors, the applicable Company Indemnitors shall be entitled, at their expense, to participate in, but not to control, determine or conduct, the defense of such Third Party Claim. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim and the Stockholders’ Representative (or, in the event indemnification is being sought hereunder from fewer than all the Company Indemnitors, such applicable Company Indemnitor) shall not be entitled to control any negotiation of settlement, adjustment or compromise with respect to any such Third Party Claim; provided, however, that except with the consent of the Stockholders’ Representative (such consent not to be unreasonably withheld, conditioned or delayed), no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter; provided further, however, that the consent of the Stockholders’ Representative with respect to any settlement of any such Third Party Claim shall be deemed to have been given unless the Stockholders’ Representative shall have objected within twenty (20) days after a written request for such consent by Parent. In the event that the Stockholders’ Representative has consented to any such settlement, adjustment or compromise, the Company Indemnitors or the consenting Company Indemnitors, as applicable, shall have no power or authority to object under any provision of this Article VIII to the amount of such settlement, adjustment or compromise.

ARTICLE IX

STOCKHOLDERS’ REPRESENTATIVE

9.1 Appointment and Authority of Stockholders’ Representative.

(a) By virtue of the execution and delivery of a Joinder Agreement, and the adoption of this Agreement and approval of the Merger by the Company Stockholders, each of the Company Indemnitors shall be deemed to have agreed to appoint TF Corporate Services LLC as his, her or its agent and attorney-in-fact, as the Stockholders’ Representative for and on behalf of the Company Indemnitors to give and receive notices and communications in respect of indemnification claims under this Agreement, any Related Agreement or any of the transactions and other matters contemplated hereby and thereby, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of any indemnification claims hereunder by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any such indemnification claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any such indemnification claim by any Indemnified Party hereunder against any Company Indemnitor or by any such Company Indemnitor against any Indemnified Party or any dispute between any such Indemnified Party and any such Company Indemnitor, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Company Indemnitors from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that in no case shall the Stockholders’ Representative be a Key Employee or any other current or former Employee of Parent or its Affiliates, and provided further that the Stockholders’ Representative may not be removed unless holders of a majority interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, a vacancy in the position of Stockholders’ Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholders’ Representative. Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from the Company Indemnitors. For the avoidance of doubt, in no event may the Stockholders’ Representative take any action which would increase the liabilities or obligations of any Company Indemnitor beyond what is contemplated by this Agreement or any Related Agreement, without the prior written consent of such Company Indemnitor. Parent, Merger Sub and their Affiliates consent to the appointment of the Stockholders’ Representative and acknowledge that each is aware that Thomas Ferguson and Ferguson Corporate Law Ltd. (collectively, “Ferguson”), who are associated with the Stockholders’ Representative have provided legal services to the Company.

(b) Exculpation and Indemnification of Company Stockholders’ Representative. The Stockholders’ Representative shall not be liable for any act done or omitted hereunder as Stockholders’ Representative while acting in good faith and in the exercise of reasonable judgment. The Company Indemnitors on whose behalf the Escrow Amount was contributed to the Escrow Fund shall jointly and severally indemnify the Stockholders’ Representative and hold the Stockholders’ Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of the Stockholders’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholders’ Representative (“Stockholders’ Representative Expenses”). Following the Expiration Date, the resolution of all indemnification claims made under this Agreement and the satisfaction of all such indemnification claims, the Stockholders’ Representative shall have the right to recover Stockholders’ Representative Expenses from the funds then remaining in the Escrow Fund, if any, prior to any distribution to the Company Indemnitors, and prior to any such distribution, shall deliver to the Escrow Agent a certificate setting forth the Stockholders’ Representative Expenses actually incurred. A decision, act, consent or instruction of the Stockholders’ Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 10.3 or Section 10.4, shall constitute a decision of the Company Indemnitors and shall be final, conclusive and binding upon the Company Indemnitors; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholders’ Representative as being the decision, act, consent or instruction of the Company Indemnitors. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders’ Representative.

(c) Expense Cash.

(i) The Expense Cash shall be deposited with the Stockholders’ Representative, to constitute an expense fund (the “Expense Fund”) and to be governed by the provisions set forth herein. The Expense Cash shall be available to reimburse the Stockholders’ Representative for any Stockholders’ Representative Expenses reasonably and actually incurred by the Stockholders’ Representative, or to satisfy any claims against the Company Indemnitors hereunder if the Stockholders’ Representative shall determine there are sufficient funds for such purpose, and shall be released to the Company Indemnitors and the Stockholders’ Representative, as the case may be, pursuant to the terms of this Section 9.1. As soon as reasonably determined by the Stockholders’ Representative that the Expense Cash is no longer required to be withheld, the Stockholders’ Representative shall deposit the remaining balance of the Expense Cash (if any) with the Payment Agent for further distribution to the Company Stockholders for the portion payable in respect of Company Capital Stock; provided, that, if there are any pending but unresolved indemnification claims of any Indemnified Parties, then all amounts shall remain in escrow and remain available for release to the Stockholders’ Representative until all indemnification claims have been finally resolved and the Stockholders’ Representative has been reimbursed in full for all Stockholders’ Representative Expenses reasonably and actually incurred and thereafter any remaining Expense Cash shall be released to the respective Company Indemnitors (by the Surviving Corporation or the Payment Agent, as applicable) in proportion to their respective Pro Rata Portions. In the event such Stockholders’ Representative Expenses exceed the remaining amount of Expense Cash, the Stockholders’ Representative shall be entitled to recover such expenses following the expiration of each Escrow Period from the Escrow Amounts otherwise distributable to or for the benefit of the Company Indemnitors only at the time of distribution of such amounts (and not distributed or distributable to an Indemnified Party or subject to a pending indemnification claim of an Indemnified Party) pursuant to the terms hereof and of the Escrow Agreement, and such recovery will be made from the Company Indemnitors according to their respective Pro Rata Portions. No provision of this Agreement or the Escrow Agreement shall require the Stockholders’ Representative to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges under this Agreement or the Escrow Agreement. For clarity, no Indemnified Party shall have any liability with respect to the Expense Cash, including with respect to the distribution, investment, holding and disposition thereof.

(ii) The Stockholders’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Cash other than as a result of its gross negligence or willful misconduct. The Stockholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Cash, and has no tax reporting or income distribution obligations. The Company Indemnitors will not receive any interest on the Expense Cash and assign to the Stockholders’ Representative any such interest. The Stockholders’ Representative may contribute funds to the Expense Cash from any consideration otherwise distributable to the Company Indemnitors.

(iii) For income Tax purposes, the Expense Cash shall be treated as having been received and voluntarily set aside by the Company Indemnitors on the Closing Date, and any Tax withholding required with respect to a Company Indemnitor’s deemed receipt of its Pro Rata Portion of the Expense Cash on the Closing Date shall be satisfied from such Company Indemnitor’s share of Total Merger Consideration received at Closing pursuant to Section 2.3(b)(i).

(d) The Stockholders’ Representative shall be entitled to the reasonable assistance of the Company’s former officers and employees for purposes of performing its duties and exercising its rights hereunder; provided, that, the Stockholders’ Representative shall treat confidentially and not use or disclose the terms of this Agreement or any nonpublic information from or about the Surviving Corporation to anyone (except to the Company Stockholders’ or the Stockholders’ Representative’s employees, attorneys, accountants, financial advisors or authorized representatives on a need to know basis, in each case who agree to treat such information confidentially); provided, however, that neither Parent nor the Surviving Corporation shall be obligated to provide such access or information if it determines, in its reasonable judgment, that doing so would jeopardize the protection of attorney-client privilege. The Stockholders’ Representative shall enter into a separate customary confidentiality agreement prior to being provided access to such information if requested by Parent.

(e) The powers, immunities and rights to indemnification granted to the Stockholders’ Representative hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Company Indemnitor and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Company Indemnitor of the whole or any fraction of his, her or its interest in the Escrow Funds. The Stockholders’ Representative shall be entitled to: (i) rely upon the Closing Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Company Indemnitor or other party.

(f) Each Company Indemnitor, by acceptance of consideration under this Agreement and/or completion and execution of a Letter of Transmittal, acknowledges and accepts the terms and conditions set forth in that certain engagement letter dated as of the date hereof (the “Engagement Letter”), by and among certain Company Indemnitors (constituting in excess of a majority of the Company Capital Stock) named therein and the Stockholders’ Representative.

ARTICLE X

GENERAL PROVISIONS

10.1 Certain Interpretations. When a reference is made in this Agreement to an Annex, Exhibit or Schedule, such reference shall be to an Annex, Schedule or Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.2 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (i) upon receipt when delivered by hand, (ii) upon transmission, if sent by facsimile or electronic mail transmission (in each case with receipt verified by electronic confirmation), or (iii) one (1) Business Day after being sent by courier or express delivery service, provided that in each case the notice or other communication is sent to the address, facsimile telephone number or electronic mail address set forth beneath the name of such party below (or to such other address, facsimile telephone number or electronic mail address as such party shall have specified in a written notice given to the other parties hereto):

(a)	if to Parent or Merger Sub, to:

DocuSign, Inc.

221 Main Street, Suite 1000

San Francisco, CA 94105

Attention: Reggie Davis

Email: reggie.davis@docusign.com

Telephone No.: (415) 489-4940

with a copy (which shall not constitute notice) to:

Cooley LLP

101 California Street, 5th Floor

San Francisco, California 94111

Attention: Jamie Leigh, Eric Jensen

Email: jleigh@cooley.com; ejensen@cooley.com

(b)	if to the Company (prior to the Closing), to:

SpringCM Inc.

180 N. LaSalle St.

Chicago, Illinois 60601

Attention: Greg Buchholz; Dan Dal Degan

Email: gbuchholz@springcm.com; ddd@springcm.com

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

1200 Seaport Blvd.

Redwood City, CA 94063

Attention: John Dietz; John Olson

Email: jdietz@gunder.com; jolson@gunder.com

(c)	if to the Stockholders’ Representative, to:

TF Corporate Services LLC

PO Box 1012

Libertyville, IL 60048

Attention: Thom Ferguson

Email: thom@fergusoncorplaw.com

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

1200 Seaport Blvd.

Redwood City, CA 94063

Attention: John Dietz; John Olson

Email: jdietz@gunder.com; jolson@gunder.com

10.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 10.3, the Company Security Holders are deemed to have agreed that any amendment of this Agreement signed by the Stockholders’ Representative shall be binding upon and effective against the Company Security Holders whether or not they have signed such amendment.

10.4 Extension and Waiver. Parent, on the one hand, and the Company (prior to the Closing) and the Stockholders’ Representative (after the Closing), on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 10.4, the Company Stockholders are deemed to have agreed that any extension or waiver signed by the Stockholders’ Representative shall be binding upon and effective against all Company Security Holders whether or not they have signed such extension or waiver.

10.5 Assignment. This Agreement shall not be assigned by operation of Law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

10.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.7 Specific Performance and Other Remedies.

(a) The parties to this Agreement agree that, in the event of any breach or threatened breach by the other party or parties hereto, any Company Stockholder or the Stockholders’ Representative of any covenant, obligation or other agreement set forth in this Agreement, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to seek a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related Action.

(b) Any and all remedies herein expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

(c) The liability of any Person under Article VIII will be in addition to, and not exclusive of, any other Liability that such Person may have at Law or in equity based on such Person’s fraudulent acts or omissions. Notwithstanding anything to the contrary contained in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in Article VIII, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at Law or in equity against a Person based on such Person’s fraudulent acts or omissions, nor will any such provisions limit, or be deemed to limit (i) the amounts of recovery sought or awarded in any such claim for fraud, (ii) the time period during which a claim for fraud may be brought or (iii) the recourse which any such party may seek against another Person with respect to a claim for such Person’s fraud.

10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction).

10.9 Exclusive Jurisdiction; Waiver of Jury Trial.

(a) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED FIRST, IN THE COURT OF CHANCERY WITHIN NEW CASTLE COUNTY IN THE STATE OF DELAWARE (AND ANY APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY) AND TO THE EXTENT SUCH COURT OF CHANCERY (OR APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY) LACKS JURISDICTION OVER THE MATTER, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED WITHIN NEW CASTLE COUNTY IN THE STATE OF DELAWARE (OR APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9(b).

10.10 Entire Agreement. This Agreement, the Exhibits, Annexes and Schedules hereto, the Company Disclosure Letter, the Related Agreements, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter of this Agreement, and are not intended to confer upon any other person any rights or remedies hereunder.

10.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in DocuSign and/or .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

10.12 Consent to Representation; Conflict of Interest. If the Stockholders’ Representative so desires, acting on behalf of the Company Security Holders and without the need for any consent or waiver by Company, Parent, or Merger Sub, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP (“Gunderson”) and/or Ferguson shall be permitted to represent the Company Security Holders after the Closing in connection with any matter, including anything related to the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Gunderson and/or Ferguson shall be permitted to represent the Company Security Holders, any of their agents and Affiliates, or any one or more of them, and TF Corporate Services LLC shall be permitted to serve as Stockholders’ Representative, in connection with any negotiation, transaction, or dispute (including any litigation, arbitration, or other adversary proceeding) with Parent, the Company, or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholders’ Representative have caused this Agreement to be executed as of the date first written above.

DOCUSIGN, INC.

By:	/s/ Daniel Springer
Name: Daniel Springer
Title: Chief Executive Officer

SPARROW MERGER SUB, INC.

By:	/s/ Reggie Davis
Name: Reggie Davis
Title: President

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholders’ Representative have caused this Agreement to be executed as of the date first written above.

SPRINGCM INC.

By:	/s/ Dan Dal Degan
Name: Dan Dal Degan
Title: Chief Executive Officer

TF CORPORATE SERVICES LLC

By:	/s/ Thomas Ferguson
Name: Thomas Ferguson
Title: President

ANNEX A

CERTAIN DEFINED TERMS

“2010 Health Care Law” is defined in Section 3.11(o).

“Accounting Firm” is defined in Section 1.4(d).

“Acquisition Proposal” shall mean, with respect to the Company, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Parent), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving an Acquisition Transaction.

“Acquisition Transaction” shall mean (i) the purchase, issuance, grant, or disposition of any capital stock or other securities of the Company, or of all or any part of the material assets of the Company (excluding issuances pursuant to equity incentives previously granted under the Plan, or in the normal course in connection with the issuance of equity to existing or new employees, and excluding sales of Company Products in the ordinary course of business) or (ii) any merger, consolidation, business combination or similar transaction involving the Company, in each case other than with Parent or its Affiliates.

“Action” shall mean any action, suit, complaint, litigation, investigation, audit, proceeding, arbitration or other similar dispute.

“Affiliate” of any Person shall mean another Person that directly or indirectly through one of more intermediaries controls, is controlled by or is under common control with, such first Person.

“Aggregate Loan Repayment Amount” is defined in Section 1.6.

“Aggregate Exercise Price Amount” shall mean an amount equal to (a) the aggregate exercise price of all Vested Company Options cancelled and converted into the right to receive the Vested Company Option Cash Out Amount pursuant to Section 1.3(c)(i), plus (b) the aggregate exercise price of all Company Warrants cancelled and converted into the right to receive the Warrant Consideration pursuant to Section 1.3(d).

“Aggregate Liquidation Preference” shall mean an amount equal to (i) the Aggregate Series A Liquidation Preference, plus (ii) the Aggregate Series B Liquidation Preference, plus (iii) the Aggregate Series D-3 Liquidation Preference, plus (iv) the Aggregate Series D-4 Liquidation Preference, plus (v) the Aggregate Series E Liquidation Preference.

“Aggregate Series A Liquidation Preference” means the aggregate amount of the Per Share Series A Consideration multiplied by each outstanding share of Company Series A Preferred Stock immediately prior to the Effective Time.

“Aggregate Series B Liquidation Preference” means the aggregate amount of the Per Share Series B Consideration multiplied by each outstanding share of Company Series B Preferred Stock immediately prior to the Effective Time.

“Aggregate Series D-3 Liquidation Preference” means the aggregate amount of the Per Share Series D-3 Consideration multiplied by each outstanding share of Company Series D-3 Preferred Stock immediately prior to the Effective Time.

“Aggregate Series D-4 Liquidation Preference” means the aggregate amount of the Per Share Series D-4 Consideration multiplied by each outstanding share of Company Series D-4 Preferred Stock immediately prior to the Effective Time.

“Aggregate Series E Liquidation Preference” means the aggregate amount of the Per Share Series E Consideration multiplied by each outstanding share of Company Series E Preferred Stock immediately prior to the Effective Time.

“Agreement” is defined in the Preamble.

“Agreement Date” is defined in the Preamble.

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in San Francisco, California or Chicago, Illinois are authorized or obligated by Law or executive order to close.

“Cancelled Shares” is defined in Section 1.3(b)(xii).

“Cap” is defined in Section 8.3(b).

“Certificate of Incorporation” is defined in Section 3.1(b).

“Certificate of Merger” is defined in Section 1.1(a).

“Charter Documents” is defined in Section 3.1(b).

“Closing” is defined in Section 2.1.

“Closing Cash” shall mean the cash (excluding restricted cash), cash equivalents and marketable securities of the Company, reduced by outstanding checks issued by the Company, and increased by checks received by the Company but not yet cleared, as of immediately prior to the Effective Time; provided that only checks that have cleared as of the date of delivery of the Post-Closing Statement pursuant to Section 1.4 shall be included in Closing Cash in connection with determining the final Post-Closing Statement pursuant to Section 1.4.

“Closing Date” is defined in Section 2.1.

“Closing Indebtedness” shall mean the aggregate amount of all outstanding Indebtedness (including principal and accrued and unpaid interest) of the Company as of immediately prior to the Effective Time, including any penalties or premiums that would be associated with the full repayment and retirement of such Indebtedness (whether prior to or following the Effective Time).

“Closing Payroll Taxes” means Transaction Payroll Taxes to the extent such Taxes are not Post-Closing Payroll Taxes.

“Closing Spreadsheet” is defined in Section 6.8.

“Closing Third Party Expenses” shall mean unpaid Third Party Expenses of the Company as of immediately prior to the Effective Time.

“Closing Working Capital” shall mean, as of immediately prior to the Closing, an amount (whether positive or negative) equal to (i) the current assets of the Company (excluding Closing Cash, Tax assets, deferred professional services costs and deferred commissions of the Company) less (ii) the current Liabilities of the Company (other than deferred revenue (including deferred professional services revenue), deferred tax liabilities established to reflect timing differences between book and Tax income, Third Party Expenses, and Indebtedness), in each case, as calculated in accordance with GAAP as consistently applied by the Company for pre-Closing periods and, where consistent with GAAP, the same accounting principles, practices, procedures, policies and methods employed in preparation of the Company’s Financial Statements. For the avoidance of doubt, a sample working capital statement calculating the Closing Working Capital as of the Company Balance Sheet Date is set forth on Schedule A (the “Sample Working Capital Statement”). For clarity, the Company Security Holders will not be liable to Parent or any of Parent’s Affiliates for any errors, omissions or inaccuracies in the Sample Working Capital Statement that are corrected in the Closing Spreadsheet.

“Closing Working Capital Adjustment” shall mean (a) the amount (expressed as a negative number) by which the Closing Working Capital is less than the lowest number in the Target Working Capital Range, if the amount of Closing Working Capital is less than the lowest number in the Target Working Capital Range, (b) the amount (expressed as a positive number) by which the amount of Closing Working Capital is greater than the highest number in the Target Working Capital Range, if the amount of Closing Working Capital is greater than the highest number in the Target Working Capital Range, and (c) zero dollars ($0) if the Closing Working Capital is equal to the lowest number, highest number, or within the range of numbers of the Target Working Capital Range.

“COBRA” shall mean the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and Sections 601 through 608 of ERISA, and any similar and applicable state or local statute, and, in each case, any official guidance promulgated thereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble.

“Company 401(k) Plan” is defined in Section 6.10.

“Company Authorizations” is defined in Section 3.4(b).

“Company Balance Sheet” is defined in Section 3.6(b).

“Company Balance Sheet Date” is defined in Section 3.6(b).

“Company Board” is defined in Section 1.3(c)(iii).

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Closing Financial Certificate” shall mean a certificate executed by the Chief Financial Officer of the Company dated as of the Closing Date, certifying, as of the Closing, to each item set forth on the Pre-Closing WC Statement, the Estimated Closing Statement and the Closing Spreadsheet.

“Company Common Stock” shall mean shares of common stock, par value $0.001 per share, of the Company issued and outstanding immediately prior to the Effective Time.

“Company Common Stock Warrant” shall mean a warrant issued by the Company for shares of Company Common Stock, which warrant is outstanding prior to the Effective Time.

“Company D&O Tail Policy” is defined in Section 6.15(a).

“Company Disclosure Letter” is defined in the Preamble to Article III.

“Company Employee Plan” is defined in Section 3.11(a).

“Company Indemnified Parties” is defined in Section 6.15(a).

“Company Indemnitors” shall mean the Company Stockholders, the holders of Company Warrants (other than Company Warrantholders whose only Company Warrants are Out-of-the-Money Warrants), and the Specified Optionholders.

“Company Knowledge” or “Knowledge of the Company” (or any derivation thereof) shall mean, with respect to the Company, the actual knowledge of the individuals listed on Exhibit F, and the knowledge the aforementioned individuals would have after reasonable inquiry of his or her direct reports with operational responsibility for the fact or matter in question.

“Company Material Adverse Effect” shall mean any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, that is or would reasonably likely to be materially adverse to the business, assets (including intangible assets), liabilities, financial condition or results of operations of the Company taken as a whole, other than any Effect arising out of, resulting from or attributable to (a) changes generally affecting the U.S. or global economy, financial or securities markets; (b) any outbreak or escalation of war or any act of terrorism or any escalation or material worsening thereof; (c) any change in operating, business, regulatory or other conditions in the industry in which the Company operates; (d) any adoption, implementation, repeal, modification, reinterpretation or proposal of any Law, regulation or policy by any Governmental Entity, or any panel or advisory body empowered or appointed thereby, in each case, after the date hereof; (e) the taking of any specific action, or refraining from taking any specific action, in each case at the specific written request of Parent; (f) the announcement or pendency of any of the transactions contemplated by this Agreement; (g) natural disasters or other similar force majeure events, (h) any failure to meet financial projections, estimates or forecasts for any period (provided, that the underlying cause of such failure may, to the extent applicable, be taken into account), or (i) the taking of any action by Parent or any of its Affiliates in bad faith or that is a breach of this Agreement; provided, however, that any change and effect referred to in clauses (a), (b), (c), or (d), immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur only to the extent that such Effect has a disproportionate effect on the Company as compared to other participants in the industries in which the Company conducts its business.

“Company Option Holder” shall mean a holder of one or more Company Options.

“Company Options” shall mean all issued and outstanding options to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person, including, but not limited to, stock options granted under the Plan.

“Company Preferred Stock” shall mean, collectively, the Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock, the Company Series D Preferred Stock, the Company Series D-1 Preferred Stock, the Company Series D-2 Preferred Stock, the Company Series D-3 Preferred Stock, the Company Series D-4 Preferred Stock, and the Company Series E Preferred stock.

“Company Preferred Stock Warrant” shall mean a warrant issued by the Company for shares of Company Preferred Stock that is outstanding prior to the Effective Time.

“Company Restricted Stock” means Company Capital Stock that is unvested or is subject to repurchase option, risk of forfeiture or other condition on title or ownership under any applicable restricted stock purchase agreement or other Contract with the Company.

“Company Securities” shall mean, collectively, the Company Capital Stock, Company Options, and Company Warrants.

“Company Security Holders” shall mean the Company Stockholders, Company Option Holders, and Company Warrantholders.

“Company Series A Preferred Stock” shall mean the Series A-1 Preferred Stock, par value $0.001 per share, of the Company.

“Company Series B Preferred Stock” shall mean the Series B Preferred Stock, par value $0.001 per share, of the Company.

“Company Series C Preferred Stock” shall mean the Series C Preferred Stock, par value $0.001 per share, of the Company.

“Company Series D Preferred Stock” shall mean the Series D Preferred Stock, par value $0.001 per share, of the Company.

“Company Series D Preferred Warrant” shall mean a warrant issued by the Company for shares of Company Series D Preferred Stock, which warrant is outstanding prior to the Effective Time.

“Company Series D-1 Preferred Stock” shall mean the Series D-1 Preferred Stock, par value $0.001 per share, of the Company.

“Company Series D-1 Preferred Warrant” shall mean a warrant issued by the Company for shares of Company Series D-1 Preferred Stock, which warrant is outstanding prior to the Effective Time.

“Company Series D-2 Preferred Stock” shall mean the Series D-2 Preferred Stock, par value $0.001 per share, of the Company.

“Company Series D-3 Preferred Stock” shall mean the Series D-3 Preferred Stock, par value $0.001 per share, of the Company.

“Company Series D-4 Preferred Stock” shall mean the Series D-4 Preferred Stock, par value $0.001 per share, of the Company.

“Company Series D-4 Preferred Warrant” shall mean a warrant issued by the Company for shares of Company Series D-4 Preferred Stock, which warrant is outstanding prior to the Effective Time.

“Company Series E Preferred Stock” shall mean the Series E Preferred Stock, par value $0.001 per share, of the Company.

“Company Series E Preferred Warrant” shall mean a warrant issued by the Company for shares of Company Series E Preferred Stock, which warrant is outstanding prior to the Effective Time.

“Company Stockholders” shall mean (i) with respect to any time before the Effective Time, collectively, the holders of record of shares of Company Capital Stock outstanding as of such time and (ii) with respect to any time at or after the Effective Time, collectively, the holders of record of shares of Company Capital Stock outstanding as of immediately prior to the Effective Time.

“Company Stockholder Approval” is defined in the Recitals.

“Company Stock Certificate” is defined in Section 2.3(d)(ii).

“Company Stockholder Consent” is defined in the Recitals.

“Company Voting Debt” is defined in Section 3.5(e).

“Company Warrantholder” is defined in Section 1.3(d)(i).

“Company Warrants” means the Company Common Stock Warrants and the Company Preferred Stock Warrants.

“Confidential Information” is defined in Section 3.9(i).

“Confidentiality Agreement” is defined in Section 6.3(a).

“Continuing Employee” means each Company Employee who remains or becomes an employee of the Surviving Corporation or becomes an employee of Parent or any of its subsidiaries immediately following the Effective Time.

“Contract” shall mean any contract, mortgage, indenture, lease, license, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise or license.

“Deductible Amount” is defined in Section 8.3(a).

“Delaware Law” shall mean the General Corporation Law of the State of Delaware.

“Dispute Statement” is defined in Section 1.4(c).

“Dissenting Shares” is defined in Section 1.3(b)(xiii).

“Escrow Amount” shall mean an amount equal to $8,000,000.

“Effective Time” is defined in Section 1.1(a).

“Employee” shall mean any current or former employee, consultant, independent contractor, advisor or director of the Company or any Subsidiary.

“Employee Company Option” shall mean any Company Option granted to the Company Option Holder in the holder’s capacity as, or that had vesting tied to the holder’s performance of services as, an employee of the Company (or a Subsidiary or other Affiliate of the Company) for applicable employment Tax purposes.

“Encumbrance” shall mean, with respect to any asset, any mortgage, easement, encroachment, equitable interest, right of way, deed of trust, lien (statutory or other), pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, community property interest, adverse claim of title, ownership or right to use, right of first refusal, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” is defined in Section 7.1(b).

“Engagement Letter” is defined in Section 9.1(f).

“Environmental, Health and Safety Requirements” shall mean all applicable Law concerning or relating to worker/occupational health and safety, or pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now in effect.

“Equity Interests” shall mean, with respect to any Person, any capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right or entitlement to acquire any such capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other Person under common control with the Company that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Escrow Agent” shall mean the escrow agent designated under the Escrow Agreement or another institution reasonably acceptable to Parent and the Stockholders’ Representative, and any successor escrow agent appointed pursuant to the Escrow Agreement.

“Escrow Agreement” is defined in Section 2.2(a)(iv).

“Escrow Fund” is defined in Section 2.3(b)(ii).

“Escrow Period” is defined in Section 2.3(b)(ii)(B).

“Estimated Closing Cash” is defined in Section 1.4(a).

“Estimated Closing Statement” is defined in Section 1.4(a).

“Estimated Closing Working Capital” is defined in Section 1.4(a).

“Estimated Working Capital Adjustment” is defined in Section 1.4(a).

“Exchange Documents” is defined in Section 2.3(d)(ii).

“Expense Cash” shall mean an amount equal to $150,000.

“Expense Fund” is defined in Section 9.1(c)(i).

“Expiration Date” is defined in Section 8.1(a).

“Export Approvals” is defined in Section 3.20.

“Ferguson” is defined in Section 9.1(a).

“Financial Statements” is defined in Section 3.6(a).

“Foreign Subsidiary” shall mean any Subsidiary of the Company that is not a “United States person” as that term is defined in Section 7701(a)(30) of the Code.

“Fundamental Representations” shall mean those representations and warranties set forth in Section 3.1 (Organization, Good Standing, Power and Subsidiaries), Section 3.2 (other than Section 3.2(b)(ii)(C) (Authority and Enforceability), Section 3.5 (Company Capital Structure), and Section 3.19 (Transaction Fees).

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Government Contract” is defined in Section 3.10(a)(xxvi).

“Governmental Entity” shall mean any court, tribunal, or arbitral or judicial body (including any grand jury), administrative agency or commission or other federal, state, county, local or other foreign governmental, legislative, administrative, or quasi-governmental authority, instrumentality, agency or commission.

“Gunderson” is defined in Section 10.12.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person shall mean, without duplication: (i) all Liabilities of such Person for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes (convertible or otherwise) or similar instruments, and all Liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (ii) all Liabilities of such Person for the deferred purchase price of property or services, which are required to be classified and accounted for under GAAP as Liabilities (other than deferred rent); (iii) all Liabilities of such Person in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are, and to the extent, required to be classified and accounted for under

GAAP as capital leases; (iv) all Liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i), (ii) or (iii) above to the extent of the obligation secured; (v) all accrued interest, fees and prepayment penalties on the items described in clauses (i) through (iv) above, and (vi) all guarantees by such Person of any Liabilities of a third party of a nature similar to the types of Liabilities described in clauses (i), (ii), (iii), (iv) or (v) above, to the extent of the obligation guaranteed.

“Indemnification Claim Notice” is defined in Section 8.4(a).

“Indemnification Claim Objection Notice” is defined in Section 8.4(b)

“Indemnified Parties” is defined in Section 8.2(a).

“International Employee Plan” is defined in Section 3.11(i).

“Invoice” is defined in Section (xii).

“IRS” shall mean the United States Internal Revenue Service.

“Joinder Agreements” is defined in Section 2.2(b)(v).

“Key Employees” shall mean the Company Employees listed as the “Key Employees” on Schedule B.

“Key Employee Offer Letter” is defined in the Recitals.

“Law” shall mean any applicable U.S. or non-U.S. supranational, international, federal, state, local or other constitution, Law, statute, ordinance, rule, regulation, directive, published administrative position, policy or principle of common law issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

“Letter of Transmittal” is defined in Section 2.3(d)(i).

“Liabilities” (and, with correlative meaning, “Liability”) shall mean all debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, asserted or unasserted, known or unknown, whenever or however arising, including those arising under applicable Law or any Action or Order of a Governmental Entity and those arising under any Contract, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

“Long Term Customer Contracts” is defined in Section 3.10(a)(xxvii).

“Loss” and “Losses” shall mean any debts, obligations and other Liabilities (whether absolute or contingent, liquidated or unliquidated, due or to become due, accrued or not accrued), losses, damages, Taxes, deficiencies, judgments, assessments, fines, fees, penalties, expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors, consultants and other experts, and other expenses of litigation, and any and all damages payable to third parties.

“made available” shall mean that the Company has posted such materials to the virtual data room for “Project Sapphire” managed by the Company at https://www.dfsvenue.com and made available to Parent and its representatives during the negotiation of this Agreement (the “Data Room”), but only if so posted and made available in the folder directly related to such document’s subject matter, on or prior to the date that is two (2) Business Days prior to the date of this Agreement.

“Material Contract” is defined in Section 3.10(a).

“Merger” is defined in the Recitals.

“Merger Consideration” shall mean all cash amounts payable to Company Security Holders (upon the terms set forth in Section 1.3 and throughout this Agreement (including the escrow provisions set forth in Article VIII)).

“Merger Sub” is defined in the Preamble.

“New Litigation Claim” is defined in Section 6.6.

“Non-Competition and Non-Solicitation Agreements” shall mean the Non-Competition and Non-Solicitation Agreements executed and delivered concurrently herewith by the Key Employees.

“Non-Employee Company Option” shall mean each Company Option that is not an Employee Company Option.

“Non-Employee Company Option Holder” shall mean each holder of a Non-Employee Company Option.

“Offer Letter” shall mean an offer letter for at-will employment with Parent or the Surviving Corporation.

“Officer’s Certificate” is defined in Section 2.2(b)(xv)(A).

“Option Cancellation Agreement” is defined in Section 1.3(c)(i).

“Order” shall mean any order, judgment, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Parachute Payment Waiver” is defined in Section 2.2(b)(vi).

“Parent” is defined in the Preamble.

“Parent Prepared Returns” is defined in Section 6.12(b).

“Parent Stock Price” means the 15 trading day volume weighted average stock price of Parent ending five days prior to (and including) the Closing Date.

“Payment Agent” shall mean Continental Stock Transfer & Trust Company or another Person selected by Parent.

“Payoff Letter” is defined in Section (xii).

“Per Share Common Consideration” shall mean an amount in cash equal to (a) the Total Merger Consideration, plus the Aggregate Exercise Price Amount, plus the Aggregate Loan Repayment Amount, minus the Aggregate Liquidation Preference, divided by (b) the Total Outstanding Securities.

“Per Share Series A Consideration” shall mean an amount in cash equal to $0.42620, plus all accrued or declared but unpaid dividends as of immediately prior to the Effective Time on a share of Company Series A Preferred Stock.

“Per Share Series B Consideration” shall mean an amount in cash equal to $0.42620, plus all accrued or declared but unpaid dividends as of immediately prior to the Effective Time on a share of Company Series B Preferred Stock.

“Per Share Series C Consideration” shall mean the amount equal to (a) the number of shares of Company Common Stock for each share of Company Series C Preferred Stock on an as-converted to Company Common Stock basis pursuant to the Charter Documents, multiplied by (b) the Per Share Common Consideration.

“Per Share Series D Consideration” shall mean the amount equal to (a) the number of shares of Company Common Stock for each share of Company Series D Preferred Stock on an as-converted to Company Common Stock basis pursuant to the Charter Documents, multiplied by (b) the Per Share Common Consideration.

“Per Share Series D-1 Consideration” shall mean the amount equal to (a) the number of shares of Company Common Stock for each share of Company Series D-1 Preferred Stock on an as-converted to Company Common Stock basis pursuant to the Charter Documents, multiplied by (b) the Per Share Common Consideration.

“Per Share Series D-2 Consideration” shall mean the amount equal to (a) the number of shares of Company Common Stock for each share of Company Series D-2 Preferred Stock on an as-converted to Company Common Stock basis pursuant to the Charter Documents, multiplied by (b) the Per Share Common Consideration.

“Per Share Series D-3 Consideration” shall mean an amount in cash equal to $0.6036, plus all accrued or declared but unpaid dividends as of immediately prior to the Effective Time on a share of Company Series D-3 Preferred Stock.

“Per Share Series D-4 Consideration” shall mean an amount in cash equal to $0.375, plus all accrued or declared but unpaid dividends as of immediately prior to the Effective Time on a share of Company Series D-4 Preferred Stock.

“Per Share Series E Consideration” shall mean an amount in cash equal to $0.50, plus all accrued or declared but unpaid dividends as of immediately prior to the Effective Time on a share of Company Series E Preferred Stock.

“Permitted Encumbrances” shall mean: (i) statutory liens for Taxes (x) not yet due and payable or (y) being contested in good faith by any appropriate proceedings for which adequate reserves have been established on the Company Balance Sheet in accordance with GAAP as consistently applied by the Company for pre-Closing periods, (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (v) liens in favor of customs and revenue authorities arising as a matter of applicable Law to secure payments of customs duties in connection with the importation of goods, (vi) non-exclusive licenses of Company-Owned Intellectual Property by the Company in the ordinary course of business consistent with past practice, and (vii) contractual restrictions on licenses to Third-Party Intellectual Property contained in the applicable written license agreement therefor.

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Plan” shall mean each of the Company’s 2007 Long-Term Incentive Plan, as amended (the “2007 Plan”), and the 2014 Stock Plan, as amended (the “2014 Plan”).

“Post-Closing General Statement” is defined in Section 1.4(b).

“Post-Closing Payroll Taxes” means Transaction Payroll Taxes to the extent such Taxes relate to any release of the Escrow Fund in respect of Employee Company Options held by any Specified Optionholder. For the avoidance of doubt, Post-Closing Payroll Taxes will (i) not be included within the calculation of Total Merger Consideration, (ii) not be included within the Taxes for which the Company Indemnitors must provide indemnification pursuant to Article VIII, (iii) not reduce the amount of Total Merger Consideration payable to the Company Indemnitors or other holders of Company Options and (iv) be borne solely by Parent or the Surviving Corporation.

“Post-Closing Statements” is defined in Section 1.4(b).

“Post-Closing WC Statement” is defined in Section 1.4(b).

“Pre-Closing Taxes” shall mean any and all Taxes (i) of the Company relating or attributable to any Pre-Closing Tax Period, including any Taxes that are not yet due and payable, (ii) of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law or regulation, (iii) of any Person (other than the Company) imposed on the Company and as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing, (iv) that represent the Company Security Holders’ share of Transfer Taxes pursuant to Section 6.12(c), and (v) arising in connection with any payment required pursuant to, or arising as a result of the transactions contemplated by this Agreement or any Related Agreement, including any Closing Payroll Taxes (but excluding, for the avoidance of doubt, any Post-Closing Payroll Taxes). For this purpose, in the case of Taxes based on income, sales, proceeds, profits, receipts, wages, compensation or similar items and all other Taxes that are not imposed on a periodic basis, the amount of such Taxes that have accrued through the Closing Date for a Straddle Tax Period shall be deemed to be the amount that would be payable if the taxable year or period ended at the end of the day on the Closing Date based on an interim closing of the books (and in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or non-U.S. Law), as if the taxable period of such partnership or other “flowthrough” entity or “controlled foreign corporation” ended as of the end of the Closing Date), except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions, other than with respect to property placed in service after the Closing), shall be allocated on a per diem basis. In the case of any other Taxes that are imposed on a periodic basis for a Straddle Tax Period, the amount of such Taxes that have accrued through the Closing Date shall be the amount of such Taxes for the relevant period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which shall be the number of calendar days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of calendar days in the entire period.

“Pre-Closing Tax Period” shall mean any taxable period or portion thereof ending on or prior to the Closing Date, including the portion of any Straddle Tax Period ending on and including the Closing Date.

“Pre-Closing WC Statement” is defined in Section 1.4(a).

“Pro Rata Portion” shall mean, with respect to each Company Indemnitor, the quotient obtained by dividing (a) the amount of Total Merger Consideration payable to such Company Indemnitor in respect of (i) such Company Indemnitor’s shares of Company Capital Stock and Company Warrants and (ii) with respect to a Specified Optionholder only, such Specified Optionholder’s Vested Company Options, by (b) the amount of Total Merger Consideration payable to (i) all Company Indemnitors in respect of shares of Company Capital Stock and Company Warrants and (ii) all Specified Optionholders’ Vested Company Options.

“PSU Award” is defined in Section 6.18.

“PSU Incentive Pool” is defined in Section 6.18.

“Related Agreements” shall mean the Escrow Agreement, the Joinder Agreements, the Parachute Payment Waivers, the Non-Competition and Non-Solicitation Agreements, the Key Employee Offer Letters and all other agreements and certificates entered into by the Company or any of the Company Security Holders in connection with the transactions contemplated herein.

“Representatives” shall mean, with respect to a Person, such Person’s officers, directors, Affiliates, stockholders or employees, or any investment banker, attorney, accountant, auditor or other advisor or representative retained by any of them.

“Resolution Period” is defined in Section 1.4(d).

“Review Period” is defined in Section 1.4(c).

“R&W Policy” means that certain representation and warranty insurance policy for the benefit of Parent obtained in connection with this Agreement.

“R&W Policy Premium” means the premiums (including broker fees), taxes, and underwriting fee related to the R&W Policy.

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 280G Approval” is defined in Section 6.14.

“Section 280G Payments” is defined in Section 6.14.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Significant Customer” is defined in Section 3.16(a).

“Significant Supplier” is defined in Section 3.16(b).

“Specified Matters” means the matters listed on Schedule C

“Specified Optionholder” means the persons listed on Schedule A-1.

“Specified Warrants” shall mean the Company Warrants set forth on Schedule D.

“Stockholder Notice” is defined in Section 6.1(b).

“Straddle Tax Period” shall mean any taxable period beginning on or before and ending after the Closing Date.

“Stock” shall mean the Company Common Stock, the Company Preferred Stock and any other shares of capital stock, if any, of the Company, taken together.

“Stockholders’ Representative” is defined in the Preamble.

“Stockholders’ Representative Expenses” is defined in Section 9.1(b).

“Subsidiary” shall mean any corporation, partnership, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or purports to own, beneficially or of record securities or other interests representing more than 50% of the outstanding equity, voting power, or financial interests of such Person or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Surviving Corporation” is defined in Section 1.1(a).

“Target Working Capital Range” means $671,846 to negative $328,154.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Representation” means any representation or warranty in Section 3.7.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any amendment thereof or attachment thereto.

“Third Party Claim” is defined in Section 8.5.

“Third Party Expenses” shall mean all fees and expenses, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (including holders of Company Capital Stock, Company Warrants and Company Options) incurred by or on behalf of the Company in connection with the negotiation, consummation and/or effectuation of the terms and conditions of this Agreement and the Transactions, including, without limitation, (i) any payments made or anticipated to be made by the Company as a brokerage or finders’ fee, agents’ commission or any similar charge, in connection with the Merger, (ii) any bonus, severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the consummation of the Transactions, but excluding any payments with “double-trigger” provisions that are incurred following the Closing as a result of any action by Parent or its affiliates (including the Surviving Corporation) following the Closing) of the Company that become due and payable in connection with the consummation of the Transactions; (iii) any Liability of the Company under deferred compensation plans, phantom equity plans, severance or bonus plans, or similar arrangements made payable in whole or in part as a result of the Transactions; (iv) the cost of the Company D&O Tail Policy; (v) the R&W Policy Premium, and (vi) Closing Payroll Taxes, except to the extent the inclusion of such Taxes in Closing Working Capital actually reduces the Total Merger Consideration.

“Total Merger Consideration” shall mean an amount in cash equal to (i) $220,000,000, plus (ii) the Closing Cash, minus (iii) Closing Indebtedness, minus (iv) Closing Third Party Expenses, minus (v) the absolute value of the amount, if any, by which Closing Working Capital is less than the lowest number in the Target Working Capital Range, and plus (vi) the amount, if any, by which the Closing Working Capital is greater than the highest number in the Target Working Capital Range.

“Total Outstanding Securities” shall mean (without duplication), (i) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, but excluding all Cancelled Shares, plus (ii) the aggregate number of shares of Company Series C Preferred Stock, Company Series D Preferred Stock, Company Series D-1 Preferred Stock, and Company Series D-2 Preferred Stock, in each case as issued and outstanding immediately prior to the Effective Time, and on an as-converted to Company Common Stock basis, plus (iii) the maximum aggregate number of shares of Company Common Stock issuable upon full exercise of all Vested Company Options (excluding Vested Company Options that are not “in-the-money”) issued and outstanding immediately prior to the Effective Time, plus (iv) the maximum aggregate number of shares of Company Capital Stock issuable upon full exercise of all Company Warrants (excluding Out-of-the-Money Warrants) issued and outstanding immediately prior to the Effective Time, and on an as-converted to Company Common Stock basis.

“Total Outstanding Shares” shall mean (without duplication) the aggregate number of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time, on an as converted to Company Common Stock basis.

“Transaction Payroll Taxes” shall mean the employer portion of payroll or employment Taxes incurred in connection with any bonuses, cashouts of Company Options, exercises of Company Options or cash converted awards or other compensatory payments made in connection with the Transactions, whether payable by Parent, the Company or any of their Affiliates and regardless of when paid or accrued.

“Transactions” is defined in the Recitals.

“Transfer Taxes” is defined in Section 6.12(c).

“Unvested Company Option” shall mean any Company Option (or portion thereof) that is unvested immediately prior to the Effective Time, and does not vest as a result of the occurrence of the Merger at the Effective Time.

“Vested Company Option” shall mean any Company Option (or portion thereof) that is vested and outstanding immediately prior to the Effective Time, after taking into account any Company Option (or portion thereof) that, as a result of the Merger, will accelerate in full and no longer be subject to any further vesting, right of repurchase, risk of forfeiture or other such conditions.

“Vested Company Option Cash Out Amount” is defined in Section 1.3(c)(i).

“WARN Act” shall mean Worker Adjustment Retraining Notification Act of 1988, as amended.